UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

AMICAS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
Common Stock, par value $.001 per share, together with the associated rights to purchase Series B Preferred Stock (the “Common Stock”)

(2)	Aggregate number of securities to which transaction applies:
36,465,023 shares of Common Stock and options to purchase 7,907,046 shares of Common Stock.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The maximum aggregate value was determined based upon the sum of (A) 36,216,123 shares of Common Stock multiplied by $5.35 per share and (B) options to purchase 7,907,046 shares of Common Stock multiplied by $2.81 (which is the difference between $5.35 and the weighted average exercise price of $2.54 per share). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0000713 by the sum of the numbers in the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:
$217,268,266

(5)	Total fee paid:
$15,491

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

AMICAS, Inc.
20 Guest Street, Suite 400
Boston, Massachusetts 02135

January 15, 2010

Dear Stockholder:

The board of directors of AMICAS, Inc., a Delaware corporation, has approved a merger agreement providing for the acquisition of AMICAS by Project Alta Holdings Corp., an entity controlled by a private equity fund associated with Thoma Bravo, LLC. If the merger contemplated by the merger agreement is completed, you will be entitled to receive $5.35 in cash, without interest and less any applicable withholding tax, for each share of AMICAS Common Stock owned by you.

At a special meeting of our stockholders, you will be asked to vote on a proposal to adopt the merger agreement. The special meeting will be held on February 19, 2010 at 9:00 a.m. local time, at the Company’s offices at 20 Guest Street, Suite 400, Boston, Massachusetts 02135. Notice of the special meeting and the related proxy statement are enclosed.

The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and the merger agreement carefully. You may also obtain more information about AMICAS from documents we have filed with the Securities and Exchange Commission.

Our board of directors has unanimously determined that the merger agreement is advisable, fair to and in the best interests of AMICAS and its stockholders and recommends that you vote “FOR” the adoption of the merger agreement.

Your vote is very important.  We cannot complete the merger unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of AMICAS Common Stock entitled to vote thereon. The failure of any stockholder to vote on the proposal to adopt the merger agreement will have the same effect as a vote against the adoption of the merger agreement.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy in the accompanying reply envelope.  If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

Thank you in advance for your cooperation and continued support.

Sincerely,

Stephen N. Kahane, M.D., M.S.
CEO and Chairman

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The proxy statement is dated January 15, 2010, and is first being mailed to stockholders on or about January 19, 2010.

AMICAS, Inc.
20 Guest Street, Suite 400
Boston, Massachusetts 02135

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On February 19, 2010

Dear Stockholder:

A special meeting of stockholders of AMICAS, Inc., a Delaware corporation (the “Company”), will be held on February 19, 2010, at 9:00 a.m. local time, at the Company’s offices at 20 Guest Street, Suite 400, Boston, Massachusetts 02135 for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of December 24, 2009, by and among Project Alta Holdings Corp., a Delaware corporation (“Newco”), Project Alta Merger Corp., a Delaware corporation and a wholly owned subsidiary of Newco (“Merger Sub”), and the Company, as it may be amended from time to time (the “Merger Agreement”). A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”) and each outstanding share of the Company’s Common Stock (other than shares owned by the Company, Newco or Merger Sub) will be converted into the right to receive $5.35 in cash, without interest and less any applicable withholding tax.

2. To consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate to solicit additional proxies, if there are insufficient votes at the time of the meeting to approve the proposal to adopt the Merger Agreement.

In addition, the Company will transact any other business that may properly come before the special meeting, or any adjournment or postponement thereof, by or at the direction of the board of directors of the Company.

Only stockholders of record as of the close of business on January 15, 2010 are entitled to notice of and to vote at the special meeting or at any adjournment or postponement of the special meeting. All stockholders of record are cordially invited to attend the special meeting in person.

The adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of the Company’s Common Stock entitled to vote thereon. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy prior to the special meeting to ensure that your shares will be represented at the special meeting if you are unable to attend. If you fail to attend the special meeting in person or by proxy, your shares will not be counted for purposes of determining whether a quorum is present at the meeting and it will have the same effect as a vote against the adoption of the Merger Agreement, but will not affect the outcome of the vote regarding the proposal to adjourn the special meeting. If you are a stockholder of record, voting in person at the meeting will revoke any proxy previously submitted.

Attendance at the special meeting is limited to stockholders. If you hold shares in “street name” (that is, through a bank, broker or other nominee) and would like to attend the special meeting, you will need to bring an account statement or other acceptable evidence of ownership of the Company’s Common Stock as of the close of business on January 15, 2010, the Record Date. In addition, if you would like to attend the special meeting and vote in person, in order to vote, you must contact the person in whose name your shares are registered, obtain a proxy from that person and bring it to the special meeting. The use of cell phones, PDAs, pagers, recording and photographic equipment, camera phones and/or computers is not permitted in the meeting rooms at the special meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY IN THE ACCOMPANYING REPLY ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

By Order of the Board of Directors,

Craig Newfield
General Counsel & Secretary

Boston, Massachusetts
January 19, 2010

References to “AMICAS,” the “Company,” “we,” “our” or “us” in this proxy statement refer to AMICAS, Inc. and its subsidiaries unless otherwise indicated by context.

ii

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. See “Where You Can Find More Information” beginning on page 56.

The Parties to the Merger (Page 13)

AMICAS

AMICAS, Inc.
20 Guest Street, Suite 400
Boston, Massachusetts 02135
(617) 779-7878

AMICAS is the leading independent provider of image and information management solutions for image-intensive specialties in health care. AMICAS offers a comprehensive suite of image and information management solutions that are designed to drive productivity and quality improvements for image-intensive specialties across the continuum of care. AMICAS solutions are installed at thousands of facilities across the United States — ranging from the largest integrated delivery networks (“IDN’s”) to independent imaging centers. AMICAS’ solution suite includes radiology picture archiving and communication system (“PACS”), cardiology PACS, radiology information systems, cardiovascular information management systems, revenue cycle management solutions, workflow, and enterprise content management tools designed to manage integration of the imaging component into the electronic medical record. AMICAS is focused on two primary markets: ambulatory imaging businesses and acute care facilities. AMICAS provides a complete, end-to-end solution for imaging centers, ambulatory care facilities, and radiology practices. Hospitals are provided with a comprehensive image management solution for cardiology, radiology and enterprise imaging that complements existing EMR strategies to enhance clinical, operational, and administrative functions.

We were incorporated in Delaware in November 1996 as InfoCure Corporation. On November 25, 2003, we acquired one hundred percent (100%) of the outstanding capital stock of Amicas PACS Corp. (“Amicas PACS”), a developer of Web-based diagnostic image management software solutions. The addition of Amicas PACS provided us with the ability to offer radiology groups and imaging center customers a comprehensive information and image management solution that incorporates the key components of a complete radiology data management system (i.e., image management, workflow management and financial management). The acquisition was completed to position us to achieve our goal of establishing a leadership position in the growing PACS market. PACS allows radiologists to access, archive and distribute diagnostic images for interpretation as well as to enable fundamental workflow changes, including support for flexible teleradiology service delivery that can support growth initiatives and result in improvements in operating efficiency. The AMICAS PACS solution also supports radiologists and other groups to distribute images and digital information to their customers — the referring physicians.

On April 2, 2009 we completed the acquisition of Emageon Inc., a leading provider of technology solutions for hospitals and healthcare networks offering cardiology IT and enterprise content management solutions that were complementary to ours. Under the terms of the merger agreement, we acquired all of the outstanding shares of Emageon common stock for $1.82 per share in cash. AMICAS’ acquisition of Emageon enabled us to become the largest independent image and information management vendor, offering one of the most comprehensive solutions on the market, including radiology PACS, cardiology PACS, radiology information systems, cardiology information systems, revenue cycle management systems, referring physician tools, business intelligence tools, and electronic medical record-enabling enterprise content management capabilities, including enterprise image management.

For more information about AMICAS, please visit our website at www.amicas.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. See also “Where You Can Find More

Information” beginning on page 56. The Company’s Common Stock is publicly traded on the NASDAQ under the symbol “AMCS”.

Newco

Project Alta Holdings Corp.
 c/o Thoma Bravo, LLC
600 Montgomery Street, 32nd Floor
San Francisco, CA 94111
(415) 263-3660

Project Alta Holdings Corp., which we refer to as Newco, is a Delaware corporation that was formed solely for the purpose of acquiring AMICAS and has not engaged in any business except for activities incidental to its formation and as contemplated by the Merger Agreement.

Newco is, and upon the consummation of the Merger will be, owned by a private equity fund associated with Thoma Bravo, LLC.

Merger Sub

Project Alta Merger Corp.
 c/o Thoma Bravo, LLC
600 Montgomery Street, 32nd Floor
San Francisco, CA 94111
(415) 263-3660

Project Alta Merger Corp., which we refer to as Merger Sub, is a Delaware corporation that was organized solely for the purpose of completing the proposed Merger. Merger Sub is a wholly owned subsidiary of Newco and has not engaged in any business except for activities incidental to its formation and as contemplated by the Merger Agreement. Upon the consummation of the proposed Merger, Merger Sub will cease to exist and AMICAS will continue as the Surviving Corporation.

The Merger (Page 16)

The Agreement and Plan of Merger, dated as of December 24, 2009, by and among Newco, Merger Sub and the Company, as it may be amended from time to time (the “Merger Agreement”), provides that Merger Sub will merge with and into the Company (the “Merger”). The Company will be the surviving corporation in the Merger (the “Surviving Corporation”) and will continue to do business as “AMICAS, Inc.” following the Merger. In the Merger, each outstanding share of the Company’s Common Stock (other than shares owned by the Company, Newco or Merger Sub) will be converted into the right to receive $5.35 in cash, without interest and less any applicable withholding tax, which amount we refer to in this proxy statement as the merger consideration.

Effects of the Merger

If the Merger is completed, you will be entitled to receive $5.35 in cash, without interest and less any applicable withholding taxes, for each share of the Company’s Common Stock owned by you. As a result of the Merger, AMICAS will cease to be an independent, publicly traded company. You will not own any shares of the Surviving Corporation.

The Special Meeting (Page 14)

Time, Place and Date (Page 14)

The special meeting will be held on February 19, 2010, starting at 9:00 a.m. local time, at the Company’s offices at 20 Guest Street, Suite 400, Boston, Massachusetts, 02135.

Purpose

You will be asked to consider and vote upon the adoption of the Merger Agreement, pursuant to which Merger Sub will merge with and into the Company.

Record Date and Quorum (Page 14)

You are entitled to vote at the special meeting, or any adjournment or postponement thereof, if you owned shares of the Company’s Common Stock at the close of business on January 15, 2010, the record date for the special meeting. You will have one vote for each share of the Company’s Common Stock that you owned on the record date. As of the record date there were 36,465,023 shares of the Company’s Common Stock outstanding and entitled to vote. At the special meeting, one-third of the number of shares of the Company’s Common Stock outstanding and entitled to vote thereat, present in person or by proxy, shall constitute a quorum.

Vote Required

The adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of the Company’s Common Stock entitled to vote thereon. We will only adjourn the special meeting pursuant to proposal number 2 if the proposal to adjourn the special meeting, if necessary or appropriate for the purpose of soliciting additional proxies, is approved by the affirmative vote of a majority of the number of shares of the Company’s Common Stock entitled to vote and present at the meeting.

Common Stock Ownership of Directors and Executive Officers

As of the record date, the directors and executive officers of the Company held 0.68% in the aggregate of the shares of the Company’s Common Stock entitled to vote at the special meeting. In the aggregate, these shares represent 1.36% of the voting power necessary to adopt the Merger Agreement at the special meeting.

Voting of Proxies

Any stockholder of record entitled to vote at the special meeting may authorize a proxy by telephone, the Internet or by returning the enclosed proxy card by mail, or may vote in person by appearing at the special meeting. If your shares of the Company’s Common Stock are held in “street name” by your broker, you should instruct your broker on how to vote your shares of the Company’s Common Stock using the instructions provided by your broker. If your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker chooses not to vote on a matter for which it does have discretionary voting authority, this is referred to as a “broker non-vote.” Brokers do not have discretionary voting authority to vote on the proposal to adopt the Merger Agreement or the proposal to adjourn the special meeting pursuant to proposal number 2. The effect of a broker non-vote with respect to the proposal to adopt the Merger Agreement is a vote against adoption of the Merger Agreement. The effect of a broker non-vote on the proposal to adjourn the special meeting pursuant to proposal number 2, if necessary or appropriate to solicit additional proxies, is a vote against the proposal to adjourn the meeting.

If you fail to submit a proxy or vote in person at the special meeting, or do not provide your broker with instructions, as applicable, your shares of Company Common Stock will not be voted. This will have the same effect as a vote against the proposal to adopt the Merger Agreement and will have no effect on the proposal to adjourn the special meeting pursuant to proposal number 2.

Revocability of Proxies

You may revoke your proxy and change your vote at any time before the polls close at the special meeting. You may do this by:

•	sending timely written notice to Craig Newfield our General Counsel and Secretary at AMICAS, Inc., 20 Guest Street, Suite 400, Boston, Massachusetts 02135;

•	signing, and returning to us in a timely manner, another proxy card with a later date, or re-voting via telephone or the Internet (only your latest vote will be counted);

•	voting in person at the special meeting. Please note that attending the special meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request it; or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Treatment of Stock Options, Restricted Stock and Employee Stock Purchase Plan (Page 40)

Stock Options

Except as directed by the Company in consultation with Newco, upon the consummation of the Merger, each then outstanding Company option, whether vested or unvested, shall be cancelled without consideration in accordance with the terms of the applicable stock option plan of the Company. Most outstanding stock options are already vested, and the Company’s 2006 Stock Incentive Plan, under which most of the unvested options were granted, does not provide for automatic vesting of unvested options upon a change in control of the Company. However, the board of directors has determined to accelerate the vesting of 50% of the unvested options under the Company’s 2006 Stock Incentive Plan, other than options by which their terms expressly do not accelerate, immediately prior to the closing of the Merger (such that they will vest) in connection with this transaction if this transaction is completed. Between now and the effective time of the Merger an option holder may exercise his or her stock options in accordance with the applicable stock option plan of the Company and the agreement pursuant to which such options were granted. If an option holder does exercise he or she will become a stockholder of AMICAS and receive the merger consideration. In addition, shortly before closing each option holder will be notified of the final date to exercise his or her stock options that will vest in connection with the Merger. The shares of Company Common Stock to be issued upon the exercise of stock options during this final exercise period will also be sold to Newco for $5.35 per share, with the proceeds paid to the option holder, without interest thereon, less applicable taxes required to be withheld with respect to these payments.

Restricted Stock

Upon the consummation of the Merger, all restrictions and repurchase rights on each share of the Company’s restricted Common Stock that is outstanding immediately prior thereto shall lapse and each share of restricted Common Stock shall be converted automatically into the right to receive $5.35 in cash, without interest and less any applicable withholding tax.

Employee Stock Purchase Plan

The final offering period under our 2007 Employee Stock Purchase Plan (the “ESPP”) will be completed on January 31, 2010. The ESPP will terminate prior to the effective time of the Merger.

Recommendation of Our Board of Directors (Page 22)

After careful consideration, our board of directors has determined that the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of AMICAS and its stockholders. This determination was made by a unanimous vote of all of the members of the Company’s board of directors. The board of director unanimously recommends that our stockholders vote “FOR” the adoption of the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate to solicit additional proxies. For a discussion of the material factors considered by the board of directors in reaching its conclusions, see “The Merger — Reasons for the Merger; Recommendation of Our Board of Directors” beginning on page 22.

Interests of the Company’s Directors and Executive Officers in the Merger (Page 32)

In considering the recommendation of the board of directors, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder, and that may present actual or potential conflicts of interest.

Opinion of Financial Advisor (Page 24)

Raymond James & Associates, Inc. (“Raymond James”) delivered a written opinion to our board of directors that, as of December 24, 2009, and based upon and subject to the qualifications, limitations and assumptions set forth therein, from a financial point of view, the merger consideration to be offered in the Merger to the holders of Company Common Stock (other than Newco and its affiliates) in the Merger was fair to such stockholders.

The full text of the written opinion of Raymond James, dated December 24, 2009, is attached as Annex B to this proxy statement. The written opinion of Raymond James sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Raymond James in rendering its opinion. Raymond James provided its opinion for the information and assistance of our board of directors in connection in its consideration of the transaction. The Raymond James opinion is not a recommendation as to how any holder of our shares of the Company’s Common Stock should vote with respect to the Merger.

Financing

Newco and Merger Sub estimate that the total amount of funds necessary to consummate the Merger and related transactions will be approximately $217 million, which Newco and Merger Sub expect will be funded by equity and debt financings, and to the extent available, cash of the Company. Notwithstanding the financing arrangements that Newco has in place, the consummation of the Merger is not subject to any financing conditions (although funding of the equity and debt financings is subject to the satisfaction of the conditions set forth in the commitment letters under which the financings will be provided). The following arrangements are in place for the financing of the Merger, including the payment of related transaction costs, charges, fees and expenses:

Equity Financing.  Newco and Merger Sub have received equity commitment letters (the “Equity Commitment Letters”) from Thoma Bravo Fund IX, L.P., HarbourVest 2007 Direct Associates L.P., HarbourVest Partners VIII-Buyout Fund L.P., Mesirow Financial Capital Partners IX, L.P. and Mesirow Financial Capital Partners X, L.P. (the “Sponsors”) to provide equity financing in an aggregate amount sufficient to fully finance the Merger and other transactions contemplated by the Merger Agreement.

Debt Financing.  Thoma Bravo LLC has received (i) a debt commitment letter from Wells Fargo Foothill, LLC and Bank of Montreal, pursuant to which, and subject to the conditions of that letter, Wells Fargo Foothill (on a several basis) has agreed to provide to the Company $42,500,000 and Bank of Montreal (on a several basis) has agreed to provide to the Company $30,000,000 of a $72,500,000 senior secured credit facility, and (ii) a debt commitment letter from HarbourVest Partners VIII-Buyout Fund L.P. and HarbourVest 2007 Direct Associates L.P. (each a “HarbourVest Fund”), pursuant to which, and subject to the conditions of that letter, each HarbourVest Fund (on a several basis) has agreed to provide the Company $12,500,000 of a $25,000,000 senior subordinated facility; provided, however, that the each HarbourVest Fund’s obligation to fund its respective $12,500,000 portion of such senior subordinated facility shall be reduced by the amount by which its respective aggregate equity investment pursuant to the Equity Commitment Letters plus its respective payments under its respective Guarantees in favor of the Company exceeds $10,000,000.

Regulatory Approvals

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules promulgated thereunder by the Federal Trade Commission (“FTC”), the Merger may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the Department of Justice (“DOJ”), and the applicable waiting period has expired or been terminated. AMICAS and Newco filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ on January 7, 2010.

Material U.S. Federal Income Tax Consequences (Page 38)

The conversion of shares of the Company’s Common Stock into the right to receive cash pursuant to the Merger Agreement generally will be a taxable transaction for U.S. federal income tax purposes. Stockholders who exchange their shares of the Company’s Common Stock in the Merger will generally recognize gain or loss in an amount equal to the difference, if any, between the cash received in the Merger and their adjusted tax basis in their shares of the Company’s Common Stock. You should consult your tax advisor for a complete analysis of the effect of the Merger on your federal, state and local and/or foreign taxes.

Conditions to the Merger (Page 47)

The obligations of each of AMICAS, Newco and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of certain conditions, which include but are not limited to the following conditions:

•	our stockholders have adopted the Merger Agreement;

•	the absence of legal restraints on the Merger;

•	the representations and warranties of each party are true and correct without reference to any qualification as to materiality or material adverse effect, such that the aggregate effect of any inaccuracies in such representations and warranties does not have a material adverse effect on such party;

•	the parties are in material compliance with all covenants to be complied with prior to the closing of the Merger, including the requirement that the Company has a minimum cash and cash equivalents balance of $42 million, excluding all costs and expenses incurred or arising in connection with the transactions contemplated by the Merger Agreement; and

•	no material adverse effect with respect to AMICAS has occurred subsequent to execution of the Merger Agreement that is continuing.

Solicitations of Other Offers and Restrictions on Solicitations of Other Offers (Page 48)

The Merger Agreement provides that, until 12:01 a.m. Eastern Standard Time (“EST”) on February 7, 2010 (referred to as the “No-Shop Period Start Date”) and subject to certain restrictions, we are permitted to:

•	solicit up to fifteen third party acquisition proposals, including by providing non-public information relating to the Company pursuant to an “Acceptable Confidentiality Agreement” (as more fully described below under “Solicitations of Other Offers and Restrictions on Solicitations of Other Offers” beginning on Page 48), provided that we must promptly make available to Newco and Merger Sub any material non-public information that we provided to another person that was not previously delivered to Newco and Merger Sub; and

•	respond to any number of unsolicited third party acquisition proposals.

We have agreed that, from and after the No-Shop Period Start Date, neither we, nor any of our affiliates or representatives will, other than in connection with the continuation of negotiations commenced prior to the No-Shop Period Start Date, initiate, solicit, propose, encourage or take action to facilitate the submission of any alternative proposal to the Merger or participate in any discussions or negotiations regarding any alternative proposal or furnish any non-public information to any third party if it is reasonably likely that the third party will use the information for purposes of evaluating or making an alternative proposal.

Notwithstanding these restrictions, at all times during the period commencing as of the No-Shop Period Start Date and continuing until the approval of the Merger by our stockholders, we may participate or engage in discussions or negotiations with, furnish non-public information to, or afford access to the business, properties, assets, books, records or other non-public information, or to the personnel, of the Company or any of its subsidiaries pursuant to an Acceptable Confidentiality Agreement to any person that has made an acquisition proposal that either constitutes a Superior Proposal (as described in “The Merger Agreement — Solicitations of Other Offers and Restrictions on Solicitations of Other Offers”) or would be reasonably likely to lead to a Superior Proposal.

Termination of the Merger Agreement (Page 51)

The Merger Agreement may be terminated under the following circumstances, subject to certain exceptions set forth in the Merger Agreement:

•	by the mutual agreement of us and Newco;

•	by either us or Newco if:

•	any governmental entity of competent jurisdiction has enacted a law that makes the Merger illegal in the United States or any State thereof, or has issued an order or injunction permanently prohibiting the Merger in the United States or any State thereof;

•	our stockholders do not adopt the Merger Agreement at the special meeting; or

•	the Merger has not been consummated prior to May 24, 2010;

•	by us if:

•	we terminate the Merger Agreement in order to enter into an acquisition agreement for a Superior Proposal and we pay the applicable termination fee;

•	there has been a breach by Newco of any representation, warranty, covenant or agreement contained in the Merger Agreement that would result in a failure of a condition to our obligation to close the Merger that has not been cured; or

•	if any Sponsor shall have breached any covenant or agreement under any Guarantee (as described in “Summary — Guarantees”) or any Equity Commitment Letter that would result in a failure of a condition to our obligation to close the Merger that has not been cured;

•	by Newco if:

•	our board of directors has withdrawn or adversely modified its approvals or recommendations of the Merger;

•	we have materially breached any of our non-solicitation obligations;

•	any member of our board of directors shall have made a written public statement that such director opposes the Merger, or required the inclusion in any filing made by us with the SEC a statement to the effect that such director opposes the Merger; or

•	there has been a breach by us of any representation, warranty, covenant or agreement contained in the Merger Agreement that would result in a failure of a condition to Newco’s obligation to close the Merger that has not been cured.

Termination Fees (Page 51)

Except as set forth below, all fees and expenses incurred in connection with the Merger Agreement will be paid by the party or parties incurring the expenses whether or not the Merger is consummated. If we terminate the Merger Agreement, or the Merger Agreement is terminated by Newco or Merger Sub under the conditions described in further detail below, we must pay a termination fee at the direction of Newco.

We are required to pay a termination fee of $4.3 million if the Merger Agreement is terminated by us prior to the No-Shop Period Start Date and we enter into a definitive agreement for a Superior Proposal or if our board of directors has withdrawn or adversely modified its approvals or recommendations of the Merger prior to the No-Shop Period Start Date.

Subject to certain limitations, we are required to pay a termination fee of $8.6 million if:

•	we terminate the Merger Agreement in order to enter into an acquisition agreement for a Superior Proposal at any time after the No-Shop Period Start Date;

•	Newco terminates the Merger Agreement because:

•	our board of directors has withdrawn or adversely modified its approvals or recommendations of the Merger;

•	there has been a material breach by us of our obligations with respect to the solicitation of other offers from the No-Shop Period Start Date to the effective time of the Merger; or

•	any member of our board of directors shall have made a written public statement that such director opposes the Merger, or required the inclusion in any filing made by us with the SEC a statement to the effect that such director opposes the Merger

or

we enter into an acquisition agreement with a party other than Newco within twelve (12) months following a termination of the Merger Agreement by Newco because:

•	our stockholders do not adopt the Merger Agreement at the special meeting;

•	the Merger has not been consummated prior to May 24, 2010; or

•	there has been a breach by us of any representation, warranty, covenant or agreement contained in the Merger Agreement that would result in a failure of a condition to Newco’s obligation to close the Merger that has not been cured.

Specific Performance (Page 53)

The Company, Newco and Merger Sub are each entitled to seek an injunction to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, in addition to any other legal or equitable remedy to which they are entitled.

Guarantees

In connection with the Merger Agreement, the Sponsors have entered into guarantees with respect to the obligations and liabilities of Newco and Merger Sub arising under, or in connection with the Merger Agreement.

Market Price of the Company’s Common Stock

Our common stock is listed on The NASDAQ Global Market under the symbol “AMCS.” On December 24, 2009, the last trading day prior to the public announcement of the Merger, our common stock closed at a price of $4.42 per share. On January 14, 2010, the last trading day prior to the date of this proxy statement, our common stock closed at a price of $5.50 per share.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are some questions that you, as a stockholder of AMICAS, may have regarding the Merger and the special meeting of AMICAS stockholders, and brief answers to such questions. We urge you to read carefully this entire proxy statement, because the information in this section does not provide all the information that may be important to you with respect to the adoption of the Merger Agreement. Additional important information is also contained in the appendices to this proxy statement.

As an AMICAS stockholder, what will I receive upon completion of the Merger?

If the Merger is completed, you will receive $5.35 in cash for each share of our Common Stock that you own immediately prior to the effective time of the Merger, unless you exercise and perfect your appraisal rights under Delaware law.

What do I need to do now?

After you carefully read this proxy statement in its entirety, including its appendices, consider how the Merger affects you and then vote or provide voting instructions as described in this proxy statement.

How does the AMICAS board of directors recommend I vote?

At a meeting held on December 24, 2009, the AMICAS board of directors determined that the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of AMICAS and its stockholders. This determination was made by a unanimous vote of all of the members of the AMICAS board of directors. Accordingly, the board of directors of AMICAS unanimously recommends that you vote “FOR” the adoption of the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate to solicit additional proxies, if there are not sufficient votes in favor of adoption of the Merger Agreement.

Who can vote and attend the special meeting?

All stockholders of record as of the close of business on January 15, 2010, the record date for the special meeting, are entitled to receive notice of and to attend and vote at the special meeting, or any postponement or adjournment thereof. If you want to attend the special meeting and your shares are held in an account at a brokerage firm, bank or other nominee, you must bring to the special meeting a proxy from the record holder (your broker, bank or nominee) of the shares authorizing you to vote at the special meeting.

How do I vote?

Whether you plan to attend the special meeting or not, we urge you to vote by proxy. Voting by proxy will not affect your right to attend the special meeting. Unless otherwise provided, the following instructions assume that your shares are registered directly in your name through our stock transfer agent, StockTrans, Inc., or you have stock certificates.

You may vote by mail.  You do this by completing and signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If you return a signed card but do not provide voting instructions, your shares will be voted “FOR” the adoption of the Merger Agreement and “FOR” any proposal by our board of directors to adjourn the special meeting pursuant to proposal number 2, if necessary or appropriate to solicit additional proxies, if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement. The failure to attend the special meeting in person or by proxy will count as a vote against the adoption of the Merger Agreement and will not affect the outcome of any proposal by our board of directors to adjourn the special meeting, but will reduce the number of votes required to approve the adjournment. If your shares are held in “street name” (held in the name of a bank, broker or other nominee), you must provide your bank, broker or other nominee with instructions regarding how to vote your shares, and receive directions from your bank, broker or other nominee explaining how to provide such nominee with your voting instructions.

You may vote via telephone or the Internet.  If your shares are held in street name, you must follow the instructions you receive from your bank, broker or other nominee to vote via telephone or the Internet.

You may vote in person at the special meeting.  Written ballots will be passed out to anyone who wants to vote at the special meeting. If you hold your shares in street name, you must request a broker’s proxy card from your broker or other nominee and bring it to the special meeting in order to vote at the special meeting. You will not be able to vote at the special meeting unless you have a proxy card from your broker.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts at the transfer agent and/or with brokers. Please vote in the manner described under “How do I vote?” for each account to ensure that all of your shares are voted.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the special meeting. You may do this by:

•	sending timely written notice to Mr. Craig Newfield, our General Counsel and Secretary, at AMICAS, Inc., 20 Guest Street, Suite 400, Boston, Massachusetts 02135;

•	signing, and returning to us in a timely manner, another proxy card with a later date, or re-voting via telephone or the Internet (only your latest vote will be counted);

•	voting in person at the special meeting. Please note that attending the special meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request it; or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Will my shares be voted if I do not sign and return my proxy card?

No. If your shares are registered in your name or if you have stock certificates, they will not be voted if you do not sign and return your proxy card by mail, or vote via telephone or the Internet or in person as described above under “How do I vote?”

If your shares are held in “street name”, your broker, bank or nominee will not be able to vote your shares without instructions from you. Therefore, you should instruct your broker, bank or nominee to vote your shares following the procedure provided by your broker, bank or nominee. Under the rules of the NYSE, brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approving non-routine matter, which includes the adoption of the Merger Agreement and the proposal to adjourn the special meeting pursuant to proposal number 2 and, as a result, absent specific instructions from a beneficial owner of shares, brokers are not empowered to vote those shares.

If you fail to submit a proxy or vote in person at the special meeting, or do not provide your broker with instructions, as applicable, your shares of Company Common Stock will not be voted. This will have the same effect as a vote against the proposal to adopt the Merger Agreement and will have no effect on the proposal to adjourn the special meeting pursuant to proposal number 2.

Is the Merger expected to be taxable to me for U.S. federal income tax purposes?

Generally, yes. The receipt of cash for each share of our Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, generally you will recognize gain or loss as a result of the Merger measured by the difference, if any, between the merger consideration received for each share and your adjusted tax basis in that share. Gain or loss will be determined separately for each block of shares (that is, shares acquired at the same cost in a single transaction).

You should read the section titled “The Merger — Material U.S. Federal Income Tax Consequences” beginning on page 38 for a more complete discussion of the U.S. federal income tax consequences of the Merger. Tax matters can be complicated, and the tax consequences of the Merger to you will depend on the facts of your own situation. You should consult your own tax advisor as to the tax consequences of the Merger to you.

Should I send in my AMICAS stock certificates now?

No. Promptly after the Merger is completed, each holder of record immediately prior to the effective time of the Merger will be sent a letter of transmittal and written instructions for exchanging share certificates for the cash merger consideration. These instructions will tell you how and where to send in your certificates or how to transfer ownership of book-entry shares, as applicable, for the cash merger consideration. You will receive your cash payment after the paying agent receives your stock certificates or a confirmation of a book-entry transfer by The Depository Trust Company, as applicable, and any other documents requested in the instructions. If your shares are held in “street name” by your brokerage firm, bank, trust or other nominee, you will receive instructions from your brokerage firm, bank, trust or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration. PLEASE DO NOT SEND YOUR CERTIFICATES IN NOW.

When do you expect the Merger to be completed?

We are working toward completing the Merger promptly. We currently expect the Merger to be completed in February 2010, subject to obtaining stockholder approval and satisfying all the other closing conditions contained in the Merger Agreement.

Am I entitled to appraisal rights?

Under the Delaware General Corporate Law (“DGCL”), holders of AMICAS common stock who do not vote in favor of adoption of the Merger Agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the Merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the adoption of the Merger Agreement and they comply with the DGCL procedures summarized in this proxy statement. For additional information about appraisal rights, see the section titled “The Merger — Appraisal Rights” beginning on page 35.

Is my vote confidential?

Only the inspectors of election and certain employees of AMICAS will have access to your proxy card. They will tabulate and certify the vote. Management will not know how you voted unless it is necessary to meet legal requirements. We will, however, forward to management any written comments you make on the proxy card or elsewhere. All comments will remain confidential unless you ask that your name be disclosed.

What are the costs of soliciting these proxies?

We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these directors and employees no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.

Who can help answer my questions?

If you would like additional copies, without charge, of this proxy statement or if you have questions about the Merger, including the procedures for voting your shares, you should contact:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders may call toll-free: (888) 750-5834
Banks and Brokers may call collect: (212) 750-5833

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, include forward-looking statements based on estimates and assumptions. There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings “Summary,” “Questions and Answers about the Special Meeting and the Merger,” “The Merger,” “Opinion of Financial Advisor,” “Regulatory Approvals,” and in statements containing words such as “believes,” “estimates,” “anticipates,” “continues,” “contemplates,” “expects,” “may,” “will,” “could,” “should” or “would” or other similar words or phrases. These statements, which are based on information currently available to us, are not guarantees of future performance and may involve risks and uncertainties that could cause our actual growth, results of operations, performance and business prospects, and opportunities to materially differ from those expressed in, or implied by, these statements. These forward-looking statements speak only as of the date on which the statements were made and we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statement included in this proxy statement or elsewhere. In addition to other factors and matters contained or incorporated in this document, these statements are subject to risks, uncertainties, and other factors, including, among others:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	the outcome of any legal proceedings that have been or may be instituted against AMICAS and others relating to the Merger Agreement;

•	the inability to complete the Merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummation of the Merger;

•	the failure of the Merger to close for any other reason;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger;

•	the effect of the announcement of the Merger on our customer relationships, operating results and our business generally;

•	the ability to recognize the benefits of the Merger;

•	the amount of the costs, fees, expenses and charges related to the Merger and the actual terms of certain financings that will be obtained for the Merger;

and other risks detailed in our current filings with the SEC, including our most recent filings on Forms 10-Q and 10-K. See “Where You Can Find More Information” beginning on page 56. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE PARTIES TO THE MERGER

AMICAS

AMICAS, Inc.
20 Guest Street, Suite 400
Boston, Massachusetts 02135
(617) 779-7878

AMICAS is the leading independent provider of image and information management solutions for image-intensive specialties in health care. AMICAS offers a comprehensive suite of image and information management solutions that are designed to drive productivity and quality improvements for image-intensive specialties across the continuum of care. AMICAS solutions are installed at thousands of facilities across the United States — ranging from the largest IDN’s to independent imaging centers. AMICAS’ solution suite includes radiology PACS, cardiology PACS, radiology information systems, cardiovascular information management systems, revenue cycle management solutions, workflow, and enterprise content management tools designed to manage integration of the imaging component into the electronic medical record. AMICAS is focused on two primary markets: ambulatory imaging businesses and acute care facilities. AMICAS provides a complete, end-to-end solution for imaging centers, ambulatory care facilities, and radiology practices. Hospitals are provided with a comprehensive image management solution for cardiology, radiology and enterprise imaging that complements existing EMR strategies to enhance clinical, operational, and administrative functions.

We were incorporated in Delaware in November 1996 as InfoCure Corporation. On November 25, 2003, we acquired one hundred percent (100%) of the outstanding capital stock of Amicas PACS, a developer of Web-based diagnostic image management software solutions. The addition of Amicas PACS provided us with the ability to offer radiology groups and imaging center customers a comprehensive information and image management solution that incorporates the key components of a complete radiology data management system (i.e., image management, workflow management and financial management). The acquisition was completed to position us to achieve our goal of establishing a leadership position in the growing PACS market. PACS allows radiologists to access, archive and distribute diagnostic images for interpretation as well as to enable fundamental workflow changes, including support for flexible teteradiology service delivery that can support growth initiatives and result in improvements in operating efficiency. The AMICAS PACS solution also supports radiologists and other groups to distribute images and digital information to their customers — the referring physicians.

On April 2, 2009 we completed the acquisition of Emageon Inc., a leading provider of technology solutions for hospitals and healthcare networks offering cardiology IT and enterprise content management solutions that were complementary to ours. Under the terms of the merger agreement, we acquired all of the outstanding shares of Emageon common stock for $1.82 per share in cash. AMICAS’ acquisition of Emageon enabled us to become the largest independent image and information management vendor, offering one of the most comprehensive solutions on the market, including radiology PACS, cardiology PACS, radiology information systems, cardiology information systems, revenue cycle management systems, referring physician tools, business intelligence tools, and electronic medical record-enabling enterprise content management capabilities, including enterprise image management.

Newco

Project Alta Holdings Corp.
c/o Thoma Bravo, LLC
600 Montgomery Street, 32nd Floor
San Francisco, CA 94111
(415) 263-3660

Project Alta Holdings Corp., which we refer to as Newco, is a Delaware corporation that was formed solely for the purpose of acquiring AMICAS and has not engaged in any business except for activities incidental to its formation and as contemplated by the Merger Agreement.

Newco is, and upon the consummation of the Merger will continue to be, owned by a private equity fund associated with Thoma Bravo, LLC.

Merger Sub

Project Alta Merger Corp.
c/o Thoma Bravo, LLC
600 Montgomery Street, 32nd Floor
San Francisco, CA 94111
(415) 263-3660

Project Alta Merger Corp., which we refer to as Merger Sub, is a Delaware corporation that was organized solely for the purpose of completing the proposed Merger. Merger Sub is a wholly owned subsidiary of Newco and has not engaged in any business except for activities incidental to its formation and as contemplated by the Merger Agreement. Upon the consummation of the proposed Merger, Merger Sub will cease to exist and AMICAS will continue as the Surviving Corporation.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on February 19, 2010, starting at 9:00 a.m. local time, at the Company’s offices at 20 Guest Street, Suite 400, Boston, Massachusetts 02135, or at any postponement or adjournment thereof. The purpose of the special meeting is for our stockholders to consider and vote upon adoption of the Merger Agreement and any proposal to adjourn the special meeting, if necessary or appropriate to solicit additional proxies. Our stockholders must adopt the Merger Agreement in order for the Merger to occur. If we do not receive the requisite vote of our stockholders to adopt the Merger Agreement, the Merger will not occur. A copy of the Merger Agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on January 19, 2010.

Record Date and Quorum

We have fixed the close of business on January 15, 2010 as the record date for the special meeting, and only holders of record of the Company’s Common Stock on the record date are entitled to vote at the special meeting and any adjournments or postponements thereof. On the record date, there were 36,465,023 shares of the Company’s Common Stock outstanding and entitled to vote. Each share of the Company’s Common Stock entitles its holder to one vote on all matters properly coming before the special meeting.

One-third of the number of shares of the Company’s Common Stock, outstanding and entitled to vote at the special meeting, present in person or by proxy, shall constitute a quorum for the purpose of considering the proposals. Shares of the Company’s Common Stock represented at the special meeting in person or by proxy, but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Vote Required for Approval

Adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of the Company’s Common Stock entitled to vote thereon. For the proposal to adopt the

Merger Agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the approval of the Merger.

We will only adjourn the special meeting pursuant to proposal number 2 if the proposal to adjourn the special meeting, if necessary or appropriate for the purpose of soliciting additional proxies, is approved by the affirmative vote of a majority of the number of shares of the Company’s Common Stock entitled to vote and present at the meeting. For any proposal to adjourn the special meeting, if necessary or appropriate, you may vote FOR, AGAINST or ABSTAIN. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” any proposal to adjourn the special meeting pursuant to proposal number 2, if necessary or appropriate for the purpose of soliciting additional proxies.

On December 24, 2009, the Company and selected stockholders (including Kevin C. Burns, Stephen J. Denelsky, Joseph D. Hill, Stephen N. Kahane, M.D., Stephen J. Lifshatz, Paul Merrild, Craig Newfield, David B. Shepherd, Frank E. Stearns, Jr., John J. Sviolka and Kang Wang), (referred to in this proxy statement as the selected stockholders), entered into a voting agreement pursuant to which the selected stockholders agreed to vote in favor of the adoption and approval of the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement. In addition, the selected stockholders agreed not to directly or indirectly transfer their respective shares of the Company’s Common Stock during the term of their respective voting agreement, subject to certain exceptions. As of January 15, 2010, the record date, the selected stockholders held and are entitled to vote, in the aggregate, 248,632 shares of the Company’s Common Stock, representing 0.68% of the outstanding Company’s Common Stock. The selected stockholders include all directors and executive officers of the Company, with the exception of Keith Stahlhut.

Proxies and Revocation

If you submit a proxy, your shares will be voted at the special meeting as you indicate on your proxy card or by such other method. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the Merger Agreement and “FOR” any proposal to adjourn the special meeting, if necessary or appropriate to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote. If your shares of the Company’s Common Stock are held in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted.

Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. You have the right to change or revoke your proxy at any time before the vote taken at the special meeting. You may do this by:

•	sending timely written notice to Mr. Craig Newfield, our General Counsel and Secretary, at AMICAS, Inc., 20 Guest Street, Suite 400, Boston, Massachusetts 02135;

•	signing, and returning to us in a timely manner, another proxy card with a later date or re-voting via telephone or the Internet (only your latest vote will be counted);or

•	voting in person at the special meeting. Please note that attending the special meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request it; or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Please do not send in your stock certificates with your proxy card.  When the Merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the merger consideration in exchange for your stock certificates.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice (if the adjournment is not for more than 30 days after the record date), other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. If a quorum is present, we will only adjourn the special meeting if the proposal to adjourn the special meeting, if necessary or appropriate for the purpose of soliciting additional proxies, is approved by the affirmative vote of the number of shares of the Company’s Common Stock entitled to vote and present at the meeting. Any signed proxies received by AMICAS in which no voting instructions are provided on such matter will be voted “FOR” any proposal to adjourn the special meeting pursuant to proposal number 2. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow AMICAS stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

This proxy solicitation is being made and paid for by AMICAS on behalf of its board of directors. In addition, we have retained Innisfree M&A Incorporated (“Innisfree”) to assist in the solicitation. We will pay Innisfree up to $30,000 plus reasonable out-of-pocket expenses for their assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of the Company’s Common Stock that the brokers and fiduciaries hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses. In addition, we will indemnify Innisfree against any losses arising out of that firm’s proxy soliciting services on our behalf.

Questions and Additional Information

If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call Innisfree toll-free at (888) 750-5834 (brokers and banks may call collect at (212) 750-5833).

Availability of Documents

The reports, opinions or appraisals referenced in this proxy statement will be made available for inspection and copying by any interested holder of the Company’s Common Stock by written or telephonic request directed to AMICAS, Inc., Investor Relations, 20 Guest Street, Boston, Massachusetts 02135, telephone (617) 779-7878 during the Company’s regular business hours or through the Company’s website at http://www.amicas.com/investorrelations/.

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Background of the Merger

Since our inception, our board of directors and management team have been regularly evaluating our business and operations, our long-term strategic goals and alternatives, and our prospects as an independent company. Our board of directors and management team have regularly reviewed and assessed trends and conditions impacting the Company and its industry, changes in the marketplace and applicable law, the competitive environment and the future prospects of the Company. As part of its ongoing review of the Company and its position in its industry, our board of directors also regularly reviews the strategic alternatives available to the Company, including, among other things, possible strategic combinations, acquisitions and divestitures.

Consistent with the board’s periodic review of its strategic alternatives, in late 2008 and early 2009, AMICAS negotiated and executed a definitive agreement to purchase Emageon, Inc. On April 2, 2009, AMICAS completed its acquisition of Emageon Inc., investing a substantial portion of the Company’s cash.

The Emageon acquisition substantially broadened the Company’s customer base and product footprint, and was the largest single strategic action taken by the Company in recent years. After the Emageon acquisition, AMICAS embarked upon significant actions to restructure and integrate Emageon to simplify and rationalize the activities and operations of the combined companies. In particular, these integration efforts allowed for substantial changes in AMICAS’s employee base, operations, marketing and sales, research and development, and general and administrative. As a result of the Emageon transaction and these subsequent restructuring and integration actions, AMICAS significantly revised its outlook, estimates and guidance. The increase in the Company’s overall size, revenues and profits brought about by this investment substantially changed the Company’s profile and visibility.

Historically and prior to the Emageon transaction, AMICAS had from time to time received unsolicited inquiries from third parties regarding the possible acquisition of the Company. AMICAS had rejected such inquiries in the past as the terms being proposed were determined to not be in the best interests of the AMICAS shareholders. After the Emageon transaction and the attendant change in the Company’s profile discussed above, during the summer of 2009, the Company continued to receive unsolicited inquiries. These inquiries (other than the inquiry from Thoma Bravo described below), expressed interest in a transaction to acquire AMICAS at prices ranging from $2.75 to $4.00 per share utilizing cash and in some cases securities of the proposed acquirer. In each case, although the board of directors was not engaged in the process of selling the Company, the Company pursued such inquiries and the board of directors determined after due inquiry and consideration that such transactions were not in the best interests of shareholders, both due to the prices offered and in certain cases the nature of the consideration offered, therefore and the board of directors ultimately rejected these inquiries.

On or about August 12, 2009, Mr. Seth Boro of Thoma Bravo, LLC called Dr. Kahane, the Chairman of our board of directors and our Chief Executive Officer, and verbally expressed Thoma Bravo’s interest in acquiring all of the shares of Company’s Common Stock for a price of $4.00 per share in an all cash, fully guaranteed transaction. On or about August 14, 2009, Dr. Kahane consulted with Mr. Stephen DeNelsky, the lead independent director of AMICAS, and, after consulting with other board members and on Mr. DeNelsky’s instruction, Dr. Kahane subsequently called Mr. Boro and rejected the $4.00 per share offer, while expressing a willingness to continue discussions on improved terms. Mr. DeNelsky also instructed Dr. Kahane at this time that, while no such discussions had yet taken place, it would be inappropriate for any future conversations or proposals with financial sponsors such as Thoma Bravo to include any direct or indirect discussions or negotiations regarding compensation or equity participation of Dr. Kahane or Company management following the consummation of any proposed transaction.

With approval of the board of directors, through the rest of August, Mr. DeNelsky and management continued discussions with Mr. Boro. In these discussions, Mr. Boro reiterated Thoma Bravo’s desire to acquire the Company, and his understanding that the price and other terms offered were inadequate. Ultimately, Mr. Boro did indicate a willingness to substantially increase the Thoma Bravo offer subject to the ability to do more detailed due diligence on AMICAS. In contrast to the other inquiries received by AMICAS at lower prices and in some cases for forms of consideration other than cash, the Thoma Bravo indicative offer for the Company was all cash with no financing contingency and with a strong indication that the offer would be raised to a price level that could be of interest to the board of directors. Accordingly, and with Mr. DeNelsky’s active participation, the Company began negotiation of a confidentiality agreement. On September 1, 2009, the parties executed a confidentiality agreement containing “standstill” provisions in which Thoma Bravo agreed that it would not act unilaterally to acquire five percent or more of the shares of the Company without the Company’s consent.

On September 1, 2009, Dr. Kahane and several members of the Company’s senior management team met with Mr. Boro, Mr. Orlando Bravo and other members of Thoma Bravo’s management team to provide Thoma Bravo with more information regarding the Company’s business. On September 9, 2009, after further due diligence, Thoma Bravo submitted a written offer to acquire the Company for $4.75 per share in an all cash transaction. At the insistence of the AMICAS board of directors (communicated to Thoma Bravo by Mr. DeNelsky and Dr. Kahane and Company counsel), the Thoma Bravo proposal was for a transaction that would be fully guaranteed by Thoma Bravo and subject to specific performance of Thoma Bravo’s obligations directly against its fund in the event of a breach of the Merger Agreement by Thoma Bravo. Thoma Bravo also proposed a thirty day exclusivity period, within which Thoma Bravo would conduct its confirmatory due diligence investigation, and the parties would negotiate a definitive agreement. On that date, September 9, 2009, the closing price of the Company’s Common Stock was $3.75 per share.

On September 11, 2009, the board of directors of AMICAS held a special meeting to consider the latest Thoma Bravo offer. Present at the meeting with Dr. Kahane, were Mr. Kevin Burns, Chief Financial Officer, and Mr. Craig Newfield, General Counsel (collectively, “Management”) and representatives of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., the Company’s corporate and securities counsel (“Mintz Levin”). At this meeting, the board of directors discussed the appropriate processes for discussions with Thoma Bravo. Among other things, in consultation with counsel, the board of directors determined that all directors other than Dr. Kahane (the “Independent Directors”) would deliberate without Management regarding the substantive decisions to be considered in connection with the proposal from Thoma Bravo, but that it would not be necessary to formally constitute a special committee of the board of directors. The board of directors also determined that Mr. DeNelsky would act as lead director (the “Lead Director”) and would engage in the substantive discussions between Thoma Bravo and AMICAS alongside Management and within the parameters set by the Independent Directors, such that Management would not negotiate the proposed transaction without Mr. DeNelsky. In addition, Mr. DeNelsky would both keep the directors informed, and provide instruction to Management, during the interim periods between board meetings as to all matters related to the Thoma Bravo offer. The board of directors confirmed its prior instructions to Management regarding the transaction under discussion, and again instructed Management that they should have no discussions with Thoma Bravo regarding management compensation or equity investment or participation with Thoma Bravo until instructed otherwise. Management confirmed that it had had no such discussions with Thoma Bravo.

At the September 11, 2009 special meeting, the board of directors next considered the substantive aspects of the most recent offer from Thoma Bravo and determined that it was deficient in several respects. First and foremost, the price of $4.75 was inadequate. The offer also contained a “go-shop” provision whereby the Company would have the right to solicit alternative acquisition proposals after a merger agreement was signed. However the board of directors rejected the go-shop proposal as inadequate. The board of directors instructed Management to so advise Thoma Bravo. The board of directors also determined that if the discussions proceeded, it would be appropriate for the Company to engage a financial advisor to advise it as to the financial aspects of potential transactions in light of the fact that subsequent higher offers would be of potential interest to the board of directors.

After the September 11, 2009 board of directors meeting, Company Management interviewed four investment banking firms with experience in the healthcare information technology industry and focus on transactions of the size potentially contemplated. Both Management and Mr. DeNelsky made reference calls in connection the selection of a financial advisor. The financial advisors interviewed were selected for an interview based on their experience and industry focus and in certain cases the recommendation of the board of directors.

On September 14, 2009, Thoma Bravo submitted a revised offer at a price of $5.00 per share, with all other terms substantially the same, and with a deadline for response of September 18, 2009. On September 15th, Management met and interviewed representatives of Raymond James to review that firm’s health care investment banking experience and credentials. On September 18th, the Company advised Thoma Bravo of the board of directors’ decision to engage a financial advisor, and Thoma Bravo accepted the Company’s request that the September 18th deadline be extended. Management continued discussions with the candidate financial advisors and sought proposals from them. On September 21st, representatives from Raymond James met again with the Company.

On September 22, 2009, the board of directors of AMICAS held a special meeting to consider the engagement of a financial advisor and to consider the most recent proposal from Thoma Bravo. The board of directors reviewed the credentials, experience and other information provided concerning the candidate investment banking firms, including the results of reference checks that had been performed by Mr. DeNelsky and Management. Representatives of Raymond James were invited to join a portion of the board of directors meeting to present their credentials, discuss the Thoma Bravo proposal on a preliminary basis and answer questions. The representatives of Raymond James presented Raymond James’s credentials and answered questions from the board of directors. At the request of the board of directors, the representatives of Raymond James discussed the Thoma Bravo proposal and answered questions from the board of directors concerning the proposal. After Raymond James left the meeting, the board of directors voted unanimously to engage Raymond James as the Company’s financial advisor. The board of directors determined that all future discussions with Thoma Bravo would be conducted through or with Raymond James in attendance, and that the Lead Director would be consulted in, and would be responsible for, giving director input in, consultation with the Independent Directors, that might be required during the interim periods between formal board of directors meetings, and Management was again instructed not to have substantive discussions of the terms and conditions of any proposed transactions without Mr. DeNelsky.

At the September 22, 2009 special meeting, the board of directors next considered the substantive aspects of the most recent offer from Thoma Bravo and determined that it was deficient in several respects. Based on the discussion with Raymond James, the board of directors determined that the price of $5.00 was inadequate. The latest offer’s “go-shop” provisions had not changed and were also deemed inadequate. The board of directors instructed Management to so advise Thoma Bravo.

On September 23, 2009, the Company and Raymond James signed a letter agreement containing the terms of Raymond James’ engagement. Dr. Kahane indicated to Mr. Bravo that all future discussions would be conducted through Raymond James and Mr. DeNelsky where the Company’s participation was necessary or desirable. Raymond James indicated that the proposal most recently submitted by Thoma Bravo was rejected by the board of directors as containing inadequate consideration.

Over the next several days Raymond James continued to discuss the proposed valuation with Thoma Bravo and its advisors. On September 28, 2009, Thoma Bravo requested the opportunity for direct discussions with Company management before it submitted any revised offer. With Mr. DeNelsky’s consent, and subject to compliance with the board of directors’ prior directives, on September 29, 2009 Thoma Bravo spoke with Dr. Kahane and Mr. Burns solely about the Company’s business and prospects and forecast. Later that day, Thoma Bravo submitted a revised proposal at a price of $5.10 per share. Raymond James and Mr. DeNelsky also discussed the proposed transaction that day.

Raymond James and Mr. Bravo had numerous discussions over the next several days regarding the Company’s operations, results, prospects and valuation. On October 5, 2009, Mr. Bravo orally indicated that Thoma Bravo would be willing to increase the proposed price to $5.18, and Raymond James indicated that would be viewed by the board of directors as inadequate.

On October 6, 2009, Thoma Bravo submitted a revised written proposal at a price of $5.30 per share, with all other terms consistent with prior offers. Based on that proposal, a board of directors meeting was scheduled for the next day. Also on October 6, 2009, Dr. Kahane received an unsolicited phone call from a potential strategic acquirer expressing an interest in engaging in discussions regarding a possible business combination. In light of the known exclusivity request from Thoma Bravo and in consultation with Raymond James and given the critical stage of the negotiations with Thoma Bravo, the Company deferred any discussion with the potential strategic acquirer.

On October 7, 2009, the board of directors met with Management and representatives of Mintz Levin and discussed the offer submitted by Thoma Bravo. In consultation with Mintz Levin, the board of directors at length considered the most effective method for insuring that it achieved the greatest value possible for Company shareholders, in light of the terms contained in the latest proposal from Thoma Bravo and the possibility of other bids for the Company. The board of directors authorized and instructed Company management to communicate its willingness to consider a 30-day exclusivity and due diligence period with Thoma Bravo based on a transaction price of $5.40 per share, and with the proviso that the definitive agreement would contain a 60-day “go-shop” period with a reduced customary break-up fee within which the

Company would be free to solicit competing proposals, following which a customary “fiduciary out” would be available with respect to continuing discussions or additional unsolicited proposals at a higher customary break-up fee. Raymond James communicated these terms to Thoma Bravo later in the day. On that date, the closing price of the Company’s Common Stock was $3.78 per share.

From October 8th through October 18, 2009, Raymond James and Thoma Bravo engaged in numerous discussions, and Raymond James worked directly with Mr. DeNelsky to keep Mr. DeNelsky fully informed as to the status of discussions.

On October 19, 2009, the board of directors met and formally reiterated its rejection of Thoma Bravo’s proposal of October 6, 2006 at a price of $5.30 per share. At or about this time, on Mintz Levin’s recommendation, the Company engaged Morris, Nichols, Arsht & Tunnell LLP (“Morris Nichols”) as Delaware counsel to advise the board of directors. Over the next several days, Raymond James, Mr. DeNelsky, Dr. Kahane, and Mintz Levin had numerous discussions and negotiations regarding the most recent Thoma Bravo proposal. During these discussions, with the concurrence of the Lead Director, Raymond James suggested the possibility of $5.35 as a compromise price between the current bid and ask prices of $5.30 and $5.40, indicating that the board of directors had not approved this suggestion. Thoma Bravo indicated that they were “encouraged” by this suggestion, but that they were concerned with the go-shop negotiation. Raymond James engaged in numerous discussions with Thoma Bravo, and Mintz Levin and Morris Nichols engaged in extensive negotiations with Kirkland & Ellis, LLP, counsel to Thoma Bravo (“Kirkland”), primarily over the go-shop terms and fiduciary out provisions.

On October 27, 2009, during its regular quarterly meeting, the board of directors considered the course of the ongoing discussions, and the nature of the go-shop and other terms under consideration. Following this meeting, the Lead Director advised Raymond James as to the board of directors’ guidance. Company management, Mintz Levin, Morris Nichols and Raymond James then proposed revisions to the October 6th offer reflecting the board of directors’ guidance and provided those revisions to Thoma Bravo. The terms of the proposed letter of intent were then extensively negotiated over the next several days, involving multiple interactions among Raymond James, Thoma Bravo, Kirkland, Mintz Levin, and Morris Nichols, and multiple revisions of the proposed letter of intent were exchanged by the parties and counsel.

On November 3, 2009, Thoma Bravo issued a revised proposal containing their statement of their best and final terms, including a price of $5.35 per share, a 30-day exclusive negotiation period and a 45-day go-shop to commence upon signing a definitive agreement with a reduced break-up fee. The board of directors held a special meeting later that day to consider this proposal, with Management, Raymond James and Mintz Levin in attendance. The Independent Directors also met separately with Mintz Levin without Management present. Counsel and Raymond James provided a summary of the terms of the proposed letter of intent, and counsel advised the board of directors concerning its fiduciary duties. The board of directors and the Independent Directors discussed the terms of the proposed letter of intent with counsel and Raymond James. The board of directors carefully considered the terms and conditions of the proposed letter of intent and all of its options as to how to proceed. After a detailed discussion, the full board of directors unanimously voted to accept the proposal, which was countersigned by the Company later in the day. On that date, the closing price of the Company’s Common Stock was $3.32 per share.

From November 5, 2009 through December 10, 2009, counsel for the parties exchanged drafts of the Merger Agreement and related documents, and negotiated their terms. The Company made data, documents and other information available to Thoma Bravo for due diligence purposes, and opened an on-line “data room” on November 11, 2009. The Lead Director remained fully engaged in the process, and the board of directors met several times and received updates and provided guidance on the issues under discussion including the terms of the deal protection provisions, guarantees of the purchase price from the acquiring funds, equity commitment letters from the acquiring funds, the option to seek specific performance of the agreements against the acquiring funds, the limitation of consummation risk as reflected in the conditions to closing and the terms of the material adverse change clause and the payment of break-up fees by the Company.

After extensive negotiation of the terms and conditions of the agreements, on December 10, 2009, the parties reached agreement on the terms of the Merger Agreement and related documents. The board of directors convened a special meeting that evening, with Management, Mintz Levin, Morris Nichols and Raymond James in attendance, to consider the transaction. Counsel then reviewed with the board of directors the Merger Agreement and related agreements which had been distributed to the board of directors and discussed all of the key terms and conditions of the agreements. After such discussion, Raymond James reviewed their financial analysis and draft fairness opinion, copies of which had been provided to the board of directors prior to the meeting, and Raymond James then provided a detailed discussion of its financial analysis. A discussion ensued. After the discussion, Raymond James delivered its opinion to our board to the effect that, as of such date, the consideration to be received by holders of AMICAS Common Stock (other than Newco and its affiliates) in the Merger was fair to such shareholders from a financial point of view. The board of directors then dismissed Management from the meeting, and the Independent Directors discussed the terms and conditions of the agreements, the Raymond James analysis and the fiduciary duties of the board of directors with Mintz Levin and Morris Nichols. After such discussion, Management was invited back to the meeting. After further discussion, the board of directors approved the transaction and authorized Management to execute the Merger Agreement and related agreements. Subsequent to the board meeting, however, Mr. Bravo advised Dr. Kahane that Thoma Bravo’s investment committee was not prepared to move forward at that time, referring to last-minute concerns regarding items discovered in due diligence. Dr. Kahane advised the Lead Director immediately, and the full board of directors was informed in a brief meeting held later in the morning. Mr. Newfield subsequently closed the data room, and gave notice of termination of the exclusivity period under the November 3, 2009 letter of intent.

From December 11, 2009 forward, the parties continued to discuss the transaction. On December 16, 2009, with the consent of the Lead Director, Dr. Kahane and Mr. Bravo met to discuss the events of December 10-11, 2009, and Mr. Bravo expressed continued interest in the transaction, albeit at a reduced price. Dr. Kahane informed the Lead Director and Raymond James regarding the content of this discussion, and on December 19, 2009 Raymond James, Thoma Bravo and Dr. Kahane had a further discussion regarding the possibility of moving forward, in which Thoma Bravo continued to seek a price reduction. On December 23, 2009, after consultation with the Lead Director, Raymond James, Dr. Kahane and Mr. Burns communicated to Thoma Bravo that the board of directors would only consider the transaction on the same price and on the same terms as contained in the Merger Agreement. The board of directors met with Management, Raymond James, Mintz Levin and Morris Nichols in attendance, and indicated that it would not be willing to reduce the price, or change the terms of the transaction. Subsequent to this meeting, Raymond James had several discussions with Thoma Bravo in which the board of directors’ views were communicated. Thoma Bravo subsequently indicated its willingness to proceed under the same price and terms as originally negotiated.

On the morning of December 24, 2009 the parties reached agreement on updated versions of the Merger Agreement and associated documents, which contained no substantive changes from the versions of December 10, 2009, and the board of directors convened a meeting with Management, Mintz Levin, Morris Nichols and Raymond James in attendance. Once again, counsel reviewed with the board of directors a discussion of the Merger Agreement and related agreements which had been distributed to the board of directors and noted that there had been no substantive changes to the agreements. After this discussion, Raymond James discussed with our board its financial analysis, and delivered its opinion to our board of directors that, as of such date, the consideration to be received by holders of AMICAS Common Stock (other than Newco and its affiliates) in the Merger was fair to such shareholders from a financial point of view. The board of directors then dismissed Management and Raymond James from the meeting, and the Independent Directors discussed the terms and conditions of the agreements, the Raymond James analysis and the fiduciary duties of the board of directors with Mintz Levin and Morris Nichols. After such discussion, Management and Raymond James were invited back to the meeting. After further discussion, the board of directors approved the transaction and authorized Management to execute the Merger Agreement and related agreements. Later that day, the Merger Agreement and related agreements were signed and delivered.

Under the Merger Agreement, the Company has a 45-day “go-shop” period from the execution of the Merger Agreement within which to solicit alternative acquisition proposals. The Company may consider any number of unsolicited proposals at any time until the date of the special meeting. From and after the date that the Merger Agreement was signed, Raymond James proactively contacted fifteen other parties that might be potentially interested in presenting an acquisition proposal to the Company. These parties were selected by Mr. DeNelsky, in consultation with Management and Raymond James, as being the parties most likely to have an interest in acquiring the Company, and included both strategic and financial potential acquirors. The Company will provide additional disclosure with respect to events, if any, that would require additional disclosure and that occurred after the execution of the Merger Agreement, either prior to or following the expiration of the go-shop period.

Reasons for the Merger; Recommendation of Our Board of Directors

Board of Directors.  After careful consideration, on December 24, 2009 the AMICAS board of directors unanimously (1) determined that the Merger Agreement, the terms thereof and the Merger and the other transactions contemplated thereby are fair to and in the best interests of AMICAS and the holders of AMICAS common stock and (2) approved and declared the advisability of the Merger Agreement. Accordingly, the AMICAS board of directors recommends that stockholders vote FOR the proposal to adopt the Merger Agreement and FOR any adjournment proposal by AMICAS’ board of directors.

Reasons for the Merger.  The material factors and potential benefits of the Merger considered by AMICAS’ board of directors, each of which support the determination and recommendation set forth above, include the following:

•	the recent and historical market prices of AMICAS common stock, including the market price of AMICAS common stock relative to those of other industry participants and general market indices, and the fact that the $5.35 per share cash merger consideration represents a premium of approximately 24% to the average closing price of AMICAS Common Stock during the 30 trading days ending on December 24, 2009, the last trading day before the announcement of the Merger Agreement, and a premium of approximately 38% based on the 90-day average price of AMICAS common stock as of such date;

•	the current volatile state of the economy and general uncertainty surrounding forecasted economic conditions in both the near-term and the long-term, globally as well as within the healthcare information technology industry;

•	the proposed changes in the laws, rules, and regulations governing healthcare in the United States, and the impact of such changes on the Company’s customer base and their respective reimbursement prospects, and the resulting potential impact on the Company’s revenues and prospects;

•	the increasing and disproportionate costs of operating as a small public company;

•	AMICAS’ historical performance relative to its operating plan and strategic goals;

•	the increased competition from much larger-scale competitors;

•	the cash consideration of $5.35 per share was likely the most favorable financial consideration that could be obtained from Parent and its affiliates, and further negotiation would have caused Parent and its affiliates to abandon the transaction;

•	the merger consideration is all cash, allowing AMICAS stockholders to immediately realize at the closing of the Merger a fair value in cash for their investment and certainty of value for their AMICAS shares;

•	the absence of a financing condition in the Merger Agreement, and the equity commitment letters and guarantees provided by Thoma Bravo and its co-investors for the full value of the transaction, which may be specifically enforced directly by AMICAS;

•	AMICAS’ right to compel Thoma Bravo and its co-investors to specifically perform and thus to consummate the transaction;

•	Thoma Bravo’s delivery of debt commitment letters from Wells Fargo Foothill, Bank of Montreal and the HarbourVest Funds;

•	the absence of any significant antitrust risk;

•	AMICAS’ entitlement to a 45-day post-signing “go-shop” period during which AMICAS is permitted to both solicit interest in and receive from third parties expressions of interest in alternative transactions involving AMICAS at lower break-up fees, and, after such 45-day period, permits AMICAS to continue discussions with persons who submit qualifying written indications of interest during the go-shop period and to respond to unsolicited qualifying written proposals under certain circumstances;

•	subject to compliance with the terms and conditions of the Merger Agreement, the AMICAS board of directors is permitted to change its recommendation to vote in favor of the proposal to adopt the Merger Agreement and, prior to the adoption of the Merger Agreement by stockholders, to terminate the Merger Agreement in order to enter into a definitive agreement with a competing bidder with respect to a Superior Proposal, upon the payment to Parent or Merger Sub of the following termination fees:

•	a $4.3 million termination fee (inclusive of expense reimbursement of up to $2.0 million) in the event that the Merger Agreement is terminated in connection with entry into an alternative definitive agreement during the go-shop period, or

•	an $8.6 million termination fee (inclusive of expense reimbursement of up to $2.0 million) in the event that the Merger Agreement is terminated in connection with entry into an alternative definitive agreement after the go-shop period;

•	AMICAS’ board of directors belief that the Merger was more favorable to AMICAS stockholders than the potential value that might result from other alternatives available, including continuing to operate in the ordinary course of business and the alternatives of pursuing other strategic initiatives;

•	AMICAS’ board of directors belief that prospective improvements in AMICAS’ operating performance and financial results are fairly compensated by the price in the proposed transaction, in light of the risks to the achievement of such improvements, including significant execution risks on a going forward basis;

•	the opinion and financial presentation dated December 24, 2009 of Raymond James to the board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the $5.35 per share merger consideration to be received by holders of AMICAS common stock (other than Newco and its affiliates), as more fully described below under “The Merger — Opinion of Financial Advisor” beginning on page 24;

•	the availability of statutory appraisal rights to holders of AMICAS common stock who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery; and

•	the board of directors’ prohibition of Dr. Kahane or any other member of Management discussing his or their compensation, equity participation or other aspects of their respective roles in the Company following the proposed transaction until after the go-shop period expires.

AMICAS’ board also considered certain material risks or potentially adverse factors in making its determination and recommendation, including the following:

•	the fact that the $5.35 price per share will represent the maximum price per share receivable by AMICAS stockholders unless the Merger Agreement is terminated in accordance with its terms, and that AMICAS will cease to be a public company and its stockholders will no longer participate in any future earnings or growth of AMICAS and therefore will not benefit from any appreciation in the

Company’s value, including any appreciation in value that could be realized as a result of improvements to operations;

•	the fact that gains from all-cash transactions are generally taxable to AMICAS stockholders for U.S. federal income tax purposes;

•	the fact that some of the Company’s directors and named executive officers, as stockholders, may have interests that may differ from those of AMICAS’ other stockholders (see “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 32 for more information);

•	the restrictions on the conduct of AMICAS’ business prior to the completion of the Merger, requiring AMICAS to conduct business only in the ordinary course, subject to specific limitations, which could delay or prevent the Company from undertaking business opportunities that may arise pending completion of the Merger and the length of time between signing and closing when these restrictions are in place;

•	the terms of the Merger Agreement that place limitations on AMICAS’ ability to consider competing proposals and to terminate the Merger Agreement and accept a Superior Proposal;

•	the requirement that AMICAS pay to Parent and Merger Sub a termination fee of up to $8.6 million inclusive of expense reimbursement of up to $2.0 million in the event that the Merger Agreement is terminated under certain circumstances; and

•	the possibility of disruption to AMICAS’ operations following the announcement of the Merger, and the resulting effect if the Merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effects on the Company’s business and its relationships with customers and suppliers.

The foregoing summarizes the material factors considered by the board of directors in its consideration of the Merger. After considering these factors, the board of directors concluded that the positive factors relating to the Merger Agreement and the Merger outweighed the potential negative factors. In view of the wide variety of factors considered by the board of directors and the complexity of these matters, the board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the board of directors may have assigned different weights to various factors. The board of directors approved and declared the advisability of the Merger Agreement based upon the totality of the information presented to and considered by it.

Our board of directors recommends that you vote “FOR” the adoption of the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of Financial Advisor

Pursuant to an engagement letter dated September 22, 2009, we retained Raymond James as our exclusive financial advisor in connection with the proposed Merger. At the meeting of our board of directors on December 24, 2009, Raymond James delivered to our board of directors its opinion that, as of such date and based upon, and subject to, various qualifications and assumptions described with respect to its opinion, the consideration to be received in the proposed Merger by holders of AMICAS Common Stock (other than the Parent and its affiliates) was fair, from a financial point of view, to such holders.

In selecting Raymond James as its exclusive financial advisor in connection with the proposed Merger, our board of directors considered, among other things, the fact that Raymond James is a reputable investment banking firm with substantial experience providing strategic advisory services to companies like AMICAS. Raymond James, as part of its investment banking business, is continuously engaged in the valuations of businesses and securities in connection with mergers and acquisitions, underwritings, private placements and other securities offerings and valuations for corporate and other purposes.

The full text of the written opinion of Raymond James, dated December 24, 2009, which sets forth assumptions made, matters considered, and limits on the scope of review undertaken, is attached as Annex B to this Proxy Statement. Raymond James’s opinion, which is addressed to our board of directors, is directed only to the fairness, from a financial point of view, to the holders of AMICAS Common Stock (other than the Parent and its affiliates), of the consideration to be received in the proposed Merger by such holders. Raymond James expressed no opinion on the relative merits of the Merger compared to any alternative that might be available to AMICAS or the terms of the Merger Agreement. Raymond James’s opinion does not constitute a recommendation to our board of directors or any holder of AMICAS Common Stock as to how to vote with respect to the proposed Merger or otherwise and does not address any other aspect of the proposed Merger or any related transaction. Raymond James’s opinion does not address the fairness of the proposed Merger to, or any consideration that may be received by, the holders of any other class of securities, creditors or constituencies of AMICAS, or the underlying decision by AMICAS or our board of directors to approve the Merger Agreement. Raymond James expressed no opinion as to the price at which AMICAS Common Stock or any other securities would trade at any future time. In addition, Raymond James did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by our officers, directors, or employees, or any class of such persons, in connection with or as a result of the Merger. Raymond James’s opinion was authorized for issuance by the Fairness Opinion Committee of Raymond James. The summary of the opinion of Raymond James set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Holders of AMICAS Common Stock are urged to read the Raymond James opinion in its entirety.

In arriving at its opinion, Raymond James, among other things:

•	reviewed the financial terms and conditions as stated in the Merger Agreement draft dated December 24, 2009;

•	reviewed the Company’s annual report filed on Form 10-K for the fiscal year ended December 31, 2008;

•	reviewed the Company’s quarterly reports filed on Form 10-Q for the quarters ended September 30, 2009, June 30, 2009, and March 31, 2009;

•	reviewed certain other publicly available information regarding the Company;

•	reviewed other Company financial and operating information provided by the Company;

•	discussed the Company’s operations, historical financial results, future prospects and performance, and certain other information related to the aforementioned with certain members of the Company’s management team;

•	reviewed the historical stock price and trading activity for the Company’s Common Stock;

•	compared certain financial and stock price-related information for the Company with similar information for certain other publicly-traded companies with businesses, or with business segments, deemed by Raymond James to be similar in certain respects to those of the Company;

•	reviewed the financial terms and conditions of certain recent business combinations involving companies in businesses, or with business segments, deemed by Raymond James to be similar in certain respects to those of the Company;

•	reviewed certain historical information related to premiums paid in acquisitions of publicly-traded companies within a size range similar to the proposed Merger;

•	performed a discounted cash flow analysis based on the Company’s financial projections for the five-year period ending December 31, 2014; and

•	considered such other quantitative and qualitative factors that Raymond James deemed to be relevant to its evaluation.

Raymond James did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or furnished to it by us or any other party, including, without limitation, any financial information, forecasts, or projections considered in connection with the rendering of its opinion. For purposes of its opinion, Raymond James assumed and relied upon, with permission from our board of directors, the accuracy and completeness of all such information. Raymond James did not conduct a physical inspection of any of our properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of our assets or liabilities (contingent or otherwise). With respect to the Company’s financial projections and estimates, including the Company’s publicly announced financial guidance, along with other information and data provided to or otherwise reviewed by or discussed by certain members of the Company’s management team with Raymond James, Raymond James (i) assumed, with permission from our board of directors, that such financial projections, estimates and other such information and data had been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management and (ii) relied upon each party to advise Raymond James promptly if any information previously provided became inaccurate or was required to be updated during the period of its review. Raymond James expressed no view as to any such projections or estimates or the bases and assumptions on which there were prepared.

In rendering its opinion, Raymond James assumed that the Merger would be consummated on the terms described in the Merger Agreement. Furthermore, Raymond James assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement were true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement, and that all conditions to the consummation of the Merger will be satisfied without being waived. Raymond James also assumed that all material governmental, regulatory, or other consents and approvals will be obtained and that, in the course of obtaining any necessary governmental, regulatory, or other consents and approvals necessary for the consummation of the Merger, as contemplated by the Merger Agreement, no restrictions will be imposed or amendments, modifications, or waivers made that would have any material adverse effect on AMICAS. Raymond James expressed no opinion regarding the structure or tax consequences of the Merger, or the availability or advisability of any alternatives to the Merger.

Raymond James’s opinion is necessarily based on economic, market, and other conditions and the information made available to Raymond James as of December 24, 2009. It should be understood that subsequent developments could affect Raymond James’s opinion and that Raymond James does not have any obligation to reaffirm its opinion.

Summary of Financial Analyses Conducted by Raymond James

The following is a summary of the material financial analyses underlying Raymond James’s opinion, dated December 24, 2009, delivered to our board of directors in connection with the Merger at a meeting of our board of directors on December 24, 2009. The order of the analyses described below does not represent the relative importance or weight given to those analyses by Raymond James or by our board of directors. Considering such data without considering the full narrative description of the financial analyses could create a misleading or incomplete view of Raymond James’s financial analyses.

In arriving at its opinion, Raymond James did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.

The following summarizes the material financial analyses presented by Raymond James to our board of directors at its meeting on December 24, 2009 and considered by Raymond James in rendering its opinion. The description below explains Raymond James’s methodology for evaluating the fairness, from a financial point of view, of the consideration to be received in the proposed Merger by the holders of AMICAS Common Stock (other than the Parent and its affiliates). No company or transaction used in the analyses described below was deemed to be directly comparable to AMICAS or the Merger, and the summary set forth below does not purport to be a complete description of the analyses or data presented by Raymond James.

Historical Stock Trading Analysis

Raymond James analyzed the performance of AMICAS Common Stock between December 23, 2008 and December 23, 2009. During this period, AMICAS Common Stock achieved a closing price high of $4.71 and a closing price low of $1.51. The results of the historical stock trading analysis are summarized below.

		Implied Premium of
	Price	Merger Consideration

Merger consideration	$5.35	—
One-day volume-weighted average price* (“VWAP”)	$4.36	22.7%
Five-day VWAP	$4.39	21.9%
30-day VWAP	$4.36	22.7%
60-day VWAP	$4.04	32.4%
90-day VWAP	$3.94	35.8%

*	Volume weighted average price is the ratio of the value traded to total volume traded over a particular time horizon prior to December 23, 2009, as provided by Bloomberg. Raymond James used a volume weighted average price to analyze historical prices of AMICAS Common Stock because closing prices for shares of companies that have relatively small average trading volumes, such as AMICAS, are subject to increased levels of volatility that may not accurately reflect market prices at which shares are generally traded over a particular period of time.

Selected Public Companies Analysis

Raymond James compared certain operating, financial, trading, and valuation information for AMICAS to similar publicly available operating, financial, trading, and valuation information for four selected companies, each of which Raymond James believes to have a business model reasonably similar, in whole or in part, to that of AMICAS. These selected companies included:

•	Merge Healthcare, Inc.;

•	Nighthawk Radiology Holdings, Inc.;

•	Virtual Radiologic Corporation; and

•	Vital Images, Inc.

For each of the selected companies, Raymond James calculated and analyzed the multiples of enterprise value (calculated as the sum of the value of common equity on a fully diluted basis and the value of net debt) divided by (i) projected revenue and (ii) projected earnings before interest, income taxes, depreciation, and amortization, or EBITDA (adjusted for non-recurring income and expenses), for the years ending December 31, 2009 and 2010. Raymond James also calculated and analyzed the multiples of price per share divided by the projected diluted earnings per share (“EPS”) (adjusted for non-recurring income and expenses) for the years ending December 31, 2009 and 2010. Raymond James reviewed the relative valuation multiples of the selected companies and compared them to the corresponding multiples for AMICAS implied by the merger consideration of $5.35 per share of AMICAS common stock. The results of the selected public company analysis are summarized below:

	AMICAS
	(Implied by
	the Merger		Selected Companies
Multiple	Consideration)		Mean		Median

Enterprise Value/Revenue:
Calendar Year (“CY”) 2009	1.9	x	1.6	x	1.2	x
CY2010	1.6	x	1.4	x	1.1	x
Enterprise Value/EBITDA:
CY2009	14.0	x	12.1	x	8.5	x
CY2010	9.0	x	7.8	x	6.3	x
Price/EPS:
CY2009	35.7	x	13.6	x	16.2	x
CY2010			10.9	x	10.0	x

Raymond James then applied the mean and median multiples of the selected companies to the relevant AMICAS revenue, EBITDA, and EPS metrics, using the Company’s publicly announced financial guidance and consensus Wall Street analyst estimates, to determine a range of implied AMICAS enterprise values. After adjusting for our net debt, Raymond James reviewed the range of per share prices derived in the selected public companies analysis as of December 23, 2009 and compared them to the merger consideration of $5.35 per share for AMICAS. The results of the selected public companies analysis are summarized below:

	AMICAS
	(Merger	Selected Companies
Equity Value per Share	Consideration)	Mean	Median

Enterprise Value/Revenue:
CY2009	$5.35	$4.68	$3.76
CY2010	$5.35	$4.92	$4.19
Enterprise Value/EBITDA:
CY2009	$5.35	$4.77	$3.67
CY2010	$5.35	$4.79	$4.10
Price/EPS:
CY2009	$5.35	$2.04	$2.44
CY2010	$5.35	$2.84	$2.61

No company utilized in the selected companies analysis is identical to AMICAS, and, accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning our financial and operating characteristics and other factors that would affect the companies to which AMICAS is being compared.

Selected Transactions Analysis

Raymond James derived a range of potential values for AMICAS relative to the valuation of the target companies in twelve select mergers and acquisitions involving companies that Raymond James believed to have similar business models, in whole or in part, to that of AMICAS and were announced and completed (or were then pending) between January 1, 2005 and December 23, 2009. The selected transactions considered included the following:

•	Francisco Partners Management LLC pending acquisition of Quadramed Corp., announced in December 2009;

•	AMICAS, Inc. acquisition of Emageon Inc., closed in April 2009;

•	HealthPort Inc. acquisition of ChartOne, Inc., closed in September 2008;

•	St. Jude Medical Inc. acquisition of EP Medsystems, Inc., closed in July 2008;

•	Companion Technologies Corporation acquisition of Smart Document Solutions, LLC, closed in June 2007;

•	Battery Ventures acquisition of Quovadx, Inc., closed in July 2007;

•	Nighthawk Radiology Holdings, Inc. acquisition of The Radlinx Group, LTD, closed in April 2007;

•	McKesson Corporation acquisition of Per-Se Technologies, Inc., closed in January 2007;

•	Koninklijke Philips Electronics NV acquisition of Witt Biomedical Corporation, closed in April 2006;

•	GE Healthcare Ltd. acquisition of IDX Systems Corp., closed in January 2006;

•	Per-Se Technologies, Inc. acquisition of NDCHealth Corp., closed in January 2006;

•	Merge Healthcare, Inc. acquisition of Cedara Software Corporation, closed in June 2005.

Raymond James calculated and analyzed the valuation multiples of transaction enterprise value compared to the revenue and EBITDA (adjusted for non-recurring income and expenses) of the target companies, in each case for the reported twelve month period prior to announcement of the transaction, where such information was publicly available. Raymond James reviewed the relative valuation multiples of the selected target companies and compared them to the corresponding multiples for AMICAS implied by the merger consideration of $5.35 per share of AMICAS Common Stock. The results of the selected transactions analysis are summarized below:

	AMICAS
	(Implied by
	the Merger		Target Companies
Multiple	Consideration)		Mean		Median

Revenue	1.9	x	2.2	x	2.2	x
EBITDA	14.0	x	13.4	x	13.8	x

Raymond James then applied the mean and median multiples of the selected target companies to the relevant AMICAS revenue and EBITDA metrics, using the Company’s publicly announced financial guidance, to determine a range of implied AMICAS enterprise values. After adjusting for our net debt, Raymond James reviewed the range of per share prices derived in the selected transactions analysis and compared them to the offer price of $5.35 per share for AMICAS. The results of the selected transactions analysis are summarized below:

	AMICAS
	Merger	Target Companies
Equity Value per Share	Consideration	Mean	Median

CY2009:
Revenue	$5.35	$5.98	$5.90
EBITDA	$5.35	$5.17	$5.29

No transaction utilized in the selected transactions analysis is identical to the proposed Merger, including the timing or size of the transactions, and, accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning our financial and operating characteristics and other factors that would affect the selected transactions to which AMICAS is being compared.

Premiums Paid Analysis

For informational purposes, Raymond James calculated and analyzed the premiums paid in all-cash acquisitions for 65 U.S. publicly-traded companies with transaction enterprise values between $100 and $500 million that were announced and completed between September 1, 2007 and December 23, 2009.

Raymond James’s analysis was based on the one-, five-, thirty-, sixty- and ninety-day average implied premiums paid in such transactions. The implied premiums in this analysis were calculated by comparing the publicly disclosed transaction price to the target company’s one-, five-, thirty-, sixty- and ninety-day average stock price prior to the announcement of each of the applicable transactions. Raymond James compared the one-, five-, thirty-, sixty- and ninety-day average implied premiums paid for the target companies to the corresponding average implied premiums for AMICAS based on the merger consideration of $5.35 per share of AMICAS common stock, as summarized below:

	AMICAS
	(Implied by
	the Merger	Target Companies
Implied Premiums Paid	Consideration)	Mean	Median

One-day premium	22.1%	66.2%	44.7%
Five-day premium	19.7%	66.6%	48.8%
30-day premium	31.1%	62.6%	42.3%
60-day premium	48.6%	53.9%	42.7%
90-day premium	61.1%	40.1%	34.8%

The implied price per share range for AMICAS shown in the table below was calculated with the above transaction premiums using the average closing prices of AMICAS common stock as measured from December 23, 2009.

	AMICAS
	(Merger	Target Companies
Implied Premiums Paid	Consideration)	Mean	Median

One-day premium	$5.35	$7.28	$6.34
Five-day premium	$5.35	$7.45	$6.65
30-day premium	$5.35	$6.64	$5.80
60-day premium	$5.35	$5.54	$5.14
90-day premium	$5.35	$4.65	$4.47

No transaction utilized in the premiums paid analysis is identical to the Merger, including the timing or size of the transactions, and, accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning our financial and operating characteristics and other factors that would affect the acquisition value of companies to which AMICAS is being compared.

Discounted Cash Flow Analysis

Raymond James calculated and analyzed the discounted present value of our projected free cash flows for the years ending December 31, 2010 through 2014 on a standalone basis. Raymond James defined free cash flows as earnings after taxes, plus depreciation, plus amortization, less capital expenditures, less investment in working capital.

The discounted cash flow analysis was based on projections of our financial performance provided to Raymond James by certain members of our management team. Consistent with the periods included in the financial projections, Raymond James used a range of perpetual growth rates from 3.0% to 4.0% to derive a range of terminal values for us in 2014.

The projected free cash flows and terminal values, including the future tax benefits associated with the utilization of net operating losses as described to Raymond James by certain members of our management team, were discounted using rates ranging from 11.0% to 15.0%, which reflects our weighted average cost of capital. The resulting range of present equity values was divided by the number of diluted shares outstanding in order to arrive at a range of present values per share. Raymond James reviewed the range of per share prices implied by the discounted cash flow analysis and compared them to the merger consideration of $5.35 per share of AMICAS common stock. The results of the discounted cash flow analysis are summarized below:

	AMICAS
	(Implied by
	the Merger	Present Equity Value
Discounted Cash Flow	Consideration)	Low	High

Equity value per share	$5.35	$4.32	$6.24

Additional Considerations

The foregoing summary describes all analyses and quantitative factors that Raymond James deemed material in its presentation to our board of directors but is not a comprehensive description of all analyses performed and factors considered by Raymond James in connection with preparing its opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description.

The analyses are not appraisals nor do they necessarily reflect the prices at which assets or securities actually may be sold. In performing its analyses, Raymond James made, and was provided by certain members of our management team with, numerous assumptions with respect to industry performance, general business, economic, and regulatory conditions and other matters, many of which are beyond the control of AMICAS. The analyses performed by Raymond James, particularly those based on projections or estimates, are not necessarily indicative of actual values, trading values, or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses at the time of the opinion delivery. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of AMICAS or its advisors, none of AMICAS, Raymond James or any other person assumes responsibility if future results or actual values are materially different from these projections, estimates, or assumptions. All such analyses were prepared solely as a part of Raymond James’s analysis of the fairness, from a financial point of view, of the consideration to be received in the proposed Merger by holders of AMICAS common stock (other than the Parent and its affiliates). Raymond James’s opinion is directed to our board of directors and is intended for its use in considering the Merger. The per share merger consideration was determined through negotiations between our board of directors and the Parent. The opinion of Raymond James was one of many factors taken into consideration by the AMICAS board of directors in making its determination to approve the Merger. Consequently, the analyses described above should not be viewed as determinative of the opinion of the AMICAS board of directors or management with respect to the value of AMICAS. We placed no limits on the scope of the analysis performed by Raymond James, other than as described above.

The AMICAS board of directors selected Raymond James as financial advisor in connection with the Merger based on Raymond James’s qualifications, expertise, reputation, and experience in mergers and acquisitions. Upon engagement of Raymond James, AMICAS paid Raymond James a retainer of $50,000. For services rendered in connection with the delivery of its opinion, AMICAS paid Raymond James an investment banking fee upon delivery of its opinion of $250,000. Compensation of approximately $1.8 million (to be determined at the time of closing of the Merger) will be payable to Raymond James upon completion of the Merger, against which the amounts paid for the retainer and for the opinion will be credited. AMICAS also agreed to reimburse Raymond James for expenses incurred in connection with its services, including the fees and expenses of its counsel, and will indemnify Raymond James, including liabilities under federal securities laws, relating to, or arising out of, its engagement.

Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations, and similar transactions. In the ordinary course of business, Raymond James may trade in the securities of AMICAS for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendations of the board of directors, AMICAS stockholders should be aware that certain of our directors and executive officers have interests in the transaction that are different from, or in addition to, the interests of our stockholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below. The board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decisions to approve the Merger Agreement and the Merger and the recommendation that our stockholders vote in favor of approving the Merger.

Treatment of Stock Options

Equity Compensation Awards

As of the record date, there were approximately 4,464,252 shares of the Company’s Common Stock issuable pursuant to stock options granted under our equity incentive plans to our current executive officers and directors. Except as directed by the Company in consultation with Newco, upon the consummation of the Merger, each then outstanding Company option, whether vested or unvested, shall be cancelled without consideration in accordance with the terms of the applicable stock option plan of the Company. Most outstanding stock options are already vested, and the Company’s 2006 Stock Incentive Plan under which most of the unvested options were granted, does not provide for automatic vesting of unvested options upon a change in control of the Company. However, the board of directors has determined to accelerate the vesting of 50% of the unvested options under the Company’s 2006 Stock Incentive Plan, other than options by which their terms expressly do not accelerate, immediately prior to the closing of the Merger (such that they will vest) in connection with this transaction if this transaction is completed. Between now and the effective time of the Merger an option holder may exercise his or her stock options in accordance with the applicable stock option plan of the Company and the agreement pursuant to which such options were granted. If an option holder does exercise, he or she will become a stockholder of AMICAS and receive the merger consideration. In addition, shortly before closing each option holder will be notified of the final date to exercise his or her stock options that will vest in connection with the Merger. The shares of Company Common Stock to be issued upon the exercise of stock options during this final exercise period will also be sold to Newco for $5.35 per share, with the proceeds paid to the option holder, without interest thereon, less applicable taxes required to be withheld with respect to these payments. The aggregate value of all options that are or will become vested and exercised in connection with the Merger will be approximately $11,175,588 with respect to our executive officers and approximately $751,850 with respect to our non-employee directors. Options for approximately 41,915 shares of Common Stock have exercise prices above $5.35 per share and if not exercised prior to the Merger, will be cancelled upon the consummation of the Merger. In addition, approximately 567,872 unvested options will be cancelled upon the consummation of the Merger.

As of the record date, there were approximately 60,690 shares of restricted Common Stock granted under our equity incentive plans to our current directors. Upon the consummation of the Merger, all restrictions and repurchase rights on each share of the Company’s restricted Common Stock that is outstanding immediately prior thereto shall lapse and each share of restricted Common Stock shall be cancelled and extinguished and converted automatically into the right to receive $5.35 in cash, without interest and less any applicable withholding tax.

The aggregate value of all outstanding shares of restricted Common Stock that will be purchased from our directors in connection with the Merger will be approximately $324,692. Our executive officers do not hold any shares of restricted Common Stock.

Under our 2010 executive compensation plan, all of our executive officers are entitled to receive a cash payment upon a change of control equal to his or her on-target annual cash bonus.

The value of all stock options that will be exercised and cashed out, outstanding shares of restricted Common Stock that will be purchased, and cash bonuses that will be paid in connection with the Merger with respect to each of our non-employee directors and executive officers on an individual basis is expected to be as follows:

	Value of Stock	Value of	Cash Bonus Payable
	Option	Restricted	Under 2010 Executive
Name	Awards	Stock	Compensation Plan

Non-Employee Directors:
Stephen J. Denelsky	$115,800	$69,753	$0
Joseph D. Hill	$446,950	$61,728	$0
Stephen J. Lifshatz	$34,950	$69,753	$0
David B. Shepherd	$115,175	$61,728	$0
John J. Sviokla	$38,975	$61,728	$0
Executive Officers:
Stephen N. Kahane	$6,875,758	$0	$620,000
Kevin C. Burns	$1,644,460	$0	$290,000
Frank E. Stearns, Jr. (1)	$0	$0	$0
Paul Merrild	$909,160	$0	$120,000
Craig Newfield	$648,000	$0	$110,000
Keith Stahlhut	$86,100	$0	$75,000
Kang Wang	$969,060	$0	$110,000

(1)	Frank C. Stearns, Jr., our senior vice president of client solutions, resigned effective as of January 15, 2010.

Management Arrangements

As of the date of this proxy statement, we have not entered into any employment agreements with our management in connection with the Merger, nor amended or modified any existing employment agreements in connection with the Merger.

Although it is likely that certain members of our management team will enter into new arrangements with Newco or its affiliates regarding employment (and severance arrangements) with, and the right to purchase or participate in the equity of, Newco (and/or a subsidiary thereof), there can be no assurance that the parties will reach agreement, and these matters may be subject to negotiations and discussion.

Existing Change of Control and Severance Benefits

Our employment agreement with Dr. Stephen N. Kahane, our president and chief executive officer, provides that upon termination of employment within 12 months following a change in control of AMICAS, Dr. Kahane will receive a severance payment in an amount equal to twice his then-current annual base salary and the payment of health insurance premiums for up to eighteen months. Pursuant to his employment agreement, all of Dr. Kahane’s options vest upon a change of control.

Our employment agreement with Kevin C. Burns, our Chief Financial Officer, provides that upon termination of employment within twelve (12) months following a change in control of AMICAS, Mr. Burns will receive a severance payment in an amount equal to one and one-half times his then-current annual base salary and the Company will also pay his health insurance premiums for up to eighteen months. Pursuant to his employment agreement, all of Mr. Burns’ options, except 3,692 shares, will vest upon a change of control. Under the Merger Agreement, 1,846 shares of the remaining 3,692 unvested shares will accelerate and become vested, and the remaining 1,846 shares will be forfeited.

Our employment agreement with Paul Merrild, our senior vice president of marketing and business development, provides that upon termination of employment (irrespective of a change in control of AMICAS), Mr. Merrild will receive severance in an amount equal to one-half of his then-current annual base salary in the form of salary continuation, and the payment of health insurance premiums for up to three months. Pursuant to his option agreements, 105,001 of Mr. Merrild’s stock options that are unvested at the time of the change in control will accelerate and become vested. Under the Merger Agreement, 209 (50%) of the remaining 417 unvested shares will accelerate and become vested, and the remaining 208 shares will be forfeited.

Our employment arrangement with Craig Newfield, our vice president and general counsel, provides that upon termination of employment following a change in control of AMICAS, Mr. Newfield will receive severance in an amount equal to his then-current annual base salary in the form of salary continuation, and the payment of health insurance premiums for up to twelve months. Pursuant to his option agreement, all of Mr. Newfield’s options vest upon a change of control.

Our employment arrangement with Kang Wang, our senior vice president of research and development and chief technology officer, provides that upon termination of employment (irrespective of a change in control of AMICAS), Mr. Wang will receive severance in an amount equal to one-half of his then-current annual base salary in the form of salary continuation, and the payment of health insurance premiums for up to six months. Pursuant to his option agreements, 105,001 of Mr. Wang’s stock options that are unvested at the time of the change in control will accelerate and become vested. Under the Merger Agreement, 209 (50%) of the remaining 417 unvested shares will accelerate and become vested, and the remaining 208 shares will be forfeited.

Our employment arrangement with Keith Stahlhut, our senior vice president of sales, provides that upon termination of employment (irrespective of a change in control of AMICAS), Mr. Stahlhut will receive severance in an amount equal to one-half of his then-current annual base salary in the form of salary continuation, and the payment of health insurance premiums for up to six months. Pursuant to his option agreement, 30,000 shares (50%) of Mr. Stahlhut’s options that are unvested at the time of the change in control will accelerate and become vested. Under the Merger Agreement, 15,000 (50%) of the remaining 30,000 unvested shares will accelerate and become vested, and the remaining 15,000 shares will be forfeited.

The severance payments to Dr. Kahane and Mr. Burns described above (other than health insurance premiums and payments that are made upon change in control) will be made in a lump sum six months following the date that their employment is terminated, and payments based on base salary will be forfeited if the executive becomes employed by a competitor during such six month period.

Indemnification and Insurance

For a period of six years from and after the consummation of the Merger, the Surviving Corporation has agreed to indemnify, advance expenses to, and hold harmless all of our past and present officers and directors to the same extent and in the same manner such persons are indemnified as of the date of the Merger Agreement by us pursuant to the DGCL, our Certificate of Incorporation and our Bylaws for acts or omissions occurring at or prior to the consummation of the Merger.

Voting Agreements

On December 24, 2009, the Company and selected stockholders (including Kevin C. Burns, Stephen J. Denelsky, Joseph D. Hill, Stephen N. Kahane, M.D., Stephen J. Lifshatz, Paul Merrild, Craig Newfield, David B. Shepherd, Frank E. Stearns, Jr., John J. Sviolka and Kang Wang), (referred to in this proxy statement as the selected stockholders), entered into a voting agreement pursuant to which the selected stockholders agreed to vote in favor of the adoption and approval of the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement. In addition, the selected stockholders agreed not to directly or indirectly transfer their respective shares of the Company’s Common Stock during the term of their respective voting agreement, subject to certain exceptions. As of January 15, 2010, the record date, the selected stockholders held and are entitled to vote, in the aggregate, 248,632 shares of the Company’s Common Stock, representing 0.68% of the outstanding Company’s Common Stock. The selected stockholders include all directors and executive officers of the Company, with the exception of Keith Stahlhut.

Regulatory Matters

The notification and waiting period requirements of the HSR Act apply to the proposed transaction. AMICAS and Newco filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ on January 7, 2010. The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. At any time before or after the consummation of the Merger, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the transaction or seeking the divestiture of shares purchased or the divestiture of substantial assets of Newco, AMICAS or their respective subsidiaries. Private parties, state attorneys general and/or foreign governmental entities may also bring legal action under antitrust laws under certain circumstances. Based upon an examination of information available relating to the businesses in which Newco, AMICAS and their respective subsidiaries are engaged, the parties believe that the transaction will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the transaction on antitrust grounds will not be made or, if such a challenge is made, what the result would be.

We believe we are not required to make any other filings nor obtain any other material governmental consents or approvals before the parties’ completion of the purchase. If any such other approvals, consents or filings are required to consummate the Merger, we will seek or make such consents, approvals or filings. See the section titled “The Merger Agreement — Consummation of the Merger” beginning on page 40.

Appraisal Rights

The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement as Annex C. Stockholders intending to exercise appraisal rights should carefully review Annex C. Failure to follow precisely any of the statutory procedures set forth in Annex C may result in a termination or waiver of these rights.

If the Merger is consummated, dissenting holders of our Common Stock who follow the procedures specified in Section 262 of the DGCL (“Section 262”), within the appropriate time periods will be entitled to have their shares of our Common Stock appraised by the Delaware Court of Chancery and to receive the “fair value” of such shares in cash as determined by the Delaware Court of Chancery in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the Merger Agreement.

The following is a brief summary of Section 262, which sets forth the procedures for dissenting from the Merger and demanding statutory appraisal rights. Failure to follow the procedures set forth in Section 262 precisely could result in the loss of appraisal rights. This proxy statement constitutes notice to holders of our Common Stock concerning the availability of appraisal rights under Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the Merger. All references in this summary of appraisal rights to a “stockholder” or “holders of shares” are to the record holder or holders of such shares.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A written demand for appraisal of shares must be filed with us before the special meeting on  , 2010. This written demand for appraisal of shares must be in addition to and separate from a vote against the Merger Agreement. Stockholders electing to exercise their appraisal rights must not vote “FOR” adoption of the Merger Agreement. Any proxy or vote against adoption of the Merger Agreement will not in and of itself constitute a demand for appraisal within the meaning of Section 262. Also, because a submitted proxy not marked “AGAINST” or “ABSTAIN” will be voted “FOR” the proposal to adopt the Merger Agreement, the submission of a proxy not marked “AGAINST” or “ABSTAIN” will result in the waiver of appraisal rights.

A demand for appraisal must be executed by or for the stockholder of record, and must reasonably inform the Company of the identity of the stockholder of record and that such stockholder intends thereby to demand appraisal of the Common Stock. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in our common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below and in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

Any of our stockholders who elects to exercise appraisal rights should mail or deliver his, her or its written demand to us at our address at 20 Guest Street, Boston, Massachusetts 02135, Attention: Secretary. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is demanding appraisal of his, her or its AMICAS common stock. Within ten days after the effective time of the Merger, we must provide notice of the effective time of the Merger to all of our stockholders who have complied with Section 262 and have not voted for adoption of the Merger Agreement.

Within 120 days after the effective time of the Merger, but not thereafter, any stockholder who has satisfied the requirements of Section 262 may deliver to us a written demand for a statement listing the aggregate number of shares not voted in favor of adoption of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. We, as the surviving corporation in the Merger, must mail such written statement to the stockholder no later than the later of ten days after the stockholders’ request is received by us. Within one hundred twenty (120) days after the effective time of the Merger, either we or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the AMICAS shares of stockholders entitled to appraisal rights. We have no obligation or present intention to file such a petition if demand for appraisal is made. A person who is the beneficial owner of shares of our Common Stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the Company the statement described in this paragraph.

Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy must be made upon us, and then we must, within twenty (20) days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by us. If we file a petition, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and we will bear the costs thereof. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares, and who hold stock represented by certificates, to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest to be paid, if any, upon the amount determined to be the fair value.

AMICAS stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more than, the same as or less than the consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares. Moreover, we do not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of our Common Stock is less than the merger consideration. In determining “fair value,” the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc. the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances, however costs do not include attorneys’ and expert witness fees. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses. The exchange of shares for cash pursuant to the exercise of appraisal rights will be a taxable transaction for U.S. federal income tax purposes and possibly state, local and foreign income tax purposes, as well. Any stockholder considering seeking appraisal of their shares should consult with such stockholder’s own tax advisors regarding the tax consequences to such stockholder’s exercise of appraisal rights.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the Merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the Merger.

At any time within sixty (60) days after the effective time of the Merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw his demand for appraisal and to accept the terms offered in the Merger Agreement. After this period, a stockholder may withdraw his demand for appraisal and receive payment for his shares as provided in the Merger Agreement only with our consent. If no petition for appraisal is filed with the court within one hundred twenty (120) days after the effective time of the Merger, stockholders’ rights to appraisal (if available) will cease and all holders of shares of our Common Stock will be entitled to receive the consideration offered pursuant to the Merger Agreement. Inasmuch as we have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

Failure by any AMICAS stockholder to comply fully with the procedures described above and set forth in Annex C to this proxy statement may result in termination of such stockholder’s appraisal rights.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the Merger to U.S. persons (as defined below) whose shares of the Company’s Common Stock are converted into the right to receive cash in the Merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. For purposes of this discussion, we use the term “U.S. person” to mean a beneficial owner of shares of the Company’s Common Stock that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (i) is subject to the supervision of a court within the United States and the control of one or ore U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person;

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds the Company’s Common Stock, the tax treatment of a partner generally will depend on the status of the partners and the activities of the partnership. A partner of a partnership holding the Company’s Common Stock should consult its tax advisor.

This discussion is based on current law, which is subject to change, possibly with retroactive effect. It applies only to beneficial owners who hold shares of the Company’s Common Stock as capital assets, and may not apply to shares of the Company’s Common Stock received in connection with the exercise of employee stock options or otherwise as compensation, stockholders who hold an equity interest, directly or indirectly, in Newco or the Surviving Corporation after the Merger, or to certain types of beneficial owners who may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, stockholders subject to the alternative minimum tax, stockholders that have a functional currency other than the U.S. dollar, or stockholders who hold the Company’s Common Stock as part of a hedge, straddle or a constructive sale or conversion transaction). This discussion does not address the receipt of cash in connection with the cancellation of options to purchase shares of the Company’s Common Stock, or any other matters relating to equity compensation or benefit plans. This discussion also does not address the U.S. tax consequences to any stockholder who, for U.S. federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address any aspect of state, local or foreign tax laws.

Conversion of Shares of the Company’s Common Stock into the Right to Receive Cash Pursuant to the Merger Agreement.  The exchange of shares of the Company’s Common Stock for cash in the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a stockholder whose shares of the Company’s Common Stock are converted into the right to receive cash in the Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares and the stockholder’s adjusted tax basis in such shares. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss provided that a stockholder’s holding period for such shares is more than twelve (12) months at the time of the consummation of the Merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Backup Withholding and Information Reporting.  Backup withholding of tax may apply to cash payments to which a non-corporate stockholder is entitled under the Merger Agreement, unless the stockholder or other payee provides a taxpayer identification number, certifies that such number is correct, and otherwise complies with the backup withholding rules. Each of our stockholders should complete and sign the Substitute Form W-9 included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or a credit against a stockholder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Cash received in the Merger will also be subject to information reporting unless an exemption applies.

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the Merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the Merger in light of such stockholder’s particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of options, stock appreciation rights or restricted stock units to purchase shares of the Company’s Common Stock, including the transactions described in this proxy statement relating to our other equity compensation and benefit plans.

Delisting and Deregistration of the Company’s Common Stock

If the Merger is completed, our Common Stock will be delisted from the NASDAQ and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and we will no longer file periodic reports with the SEC on account of our Common Stock.

Amendment to Rights Agreement

On December 24, 2009, we entered into Amendment No. 1 to the Rights Agreement, dated as of December 5, 2002, between the Company and StockTrans, Inc. as rights agent (the “Rights Agreement”). Prior to the amendment, the rights agreement generally provided for certain stockholder rights to be triggered in the event a person or entity acquires more than 15% of our voting securities. The amendment to the rights agreement permits the execution of the Merger Agreement and the performance and consummation of the transactions contemplated by the Merger Agreement, including the Merger, without triggering the provisions of the Rights Agreement.

Litigation Related to the Merger

On January 14, 2010 a purported stockholder class action complaint was filed in the Superior Court of Suffolk County, Massachusetts in connection with the announcement of the proposed Merger entitled Progress Associates, on behalf of itself and all others similarly situated v. AMICAS, Inc., et al., Civil Action No. 10-0174. The complaint names as defendants the Company and its directors, as well as Thoma Bravo LLC. The plaintiff purports to represent similarly situated stockholders of AMICAS. The complaint alleges that the Company and its directors breached fiduciary duties owed to our stockholders. The complaint further alleges that Thoma Bravo aided and abetted the alleged breach of fiduciary duties by the Company and its directors. The plaintiff seeks certification of a class, damages, costs and fees. We believe that the plaintiff’s allegations are without merit; however the outcome of the litigation cannot be predicted at this time.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. We urge you to read the full text of the Merger Agreement because it is the legal document that governs the Merger. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 56.

The Merger

The Merger Agreement provides for the Merger of Merger Sub with and into AMICAS upon the terms, and subject to the conditions, of the Merger Agreement. As the surviving corporation, the Company will continue to exist following the Merger (the Company is sometimes referred to herein as the Surviving Corporation). Upon consummation of the Merger, the certificate of incorporation attached to the Merger Agreement as Exhibit E will be the certificate of incorporation of the Surviving Corporation and the bylaws of the Merger Sub will be the bylaws of the Surviving Corporation and all references to Merger Sub will be amended to refer to AMICAS, Inc. In addition, upon consummation of the Merger, the directors of Merger Sub will be the initial directors of the Surviving Corporation and the officers of Merger Sub will be the initial officers of the Surviving Corporation. All Surviving Corporation officers will hold their positions until their successors are duly elected.

We, Newco or Merger Sub may terminate the Merger Agreement prior to the consummation of the Merger in some circumstances, whether before or after the adoption by our stockholders of the Merger Agreement. Additional details on termination of the Merger Agreement are described in “— Termination of the Merger Agreement” beginning on page 51.

Consummation of the Merger

The Merger will be effective at the time the articles of Merger are filed with the Secretary of State of the State of Delaware (or at a later time, not to exceed thirty (30) days from the date of filing, if agreed in writing upon by the parties). We expect to complete the Merger as promptly as practicable after our stockholders adopt the Merger Agreement.

Unless otherwise agreed by the parties to the Merger Agreement, the parties are required to close the Merger no later than the second business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions described under “— Conditions to the Merger” beginning on page 47.

Merger Consideration

If the Merger is completed, each share of the Company’s Common Stock issued and outstanding immediately prior to the consummation of the Merger will be entitled to receive $5.35 in cash (which we sometimes refer to in this proxy statement as the per share price or in the aggregate as the merger consideration), without interest and less any applicable withholding taxes.

After the Merger is effective, each holder of a certificate representing any shares of our Common Stock will no longer have any rights with respect to the shares, except for the right to receive the merger consideration.

Treatment of Stock Options, Restricted Stock and Employee Stock Purchase Plan

Stock Options

Except as directed by the Company in consultation with Newco, upon the consummation of the Merger, each then outstanding Company option, whether vested or unvested, shall be cancelled without consideration in accordance with the terms of the applicable stock option plan of the Company. Most outstanding stock options are already vested, and the Company’s 2006 Stock Incentive Plan under which most of the unvested options were granted, does not provide for automatic vesting of unvested options upon a change in control of the Company. However, the board of directors has determined to accelerate the vesting of 50% of the unvested options under the Company’s 2006 Stock Incentive Plan, other than options by which their terms expressly do not accelerate, immediately prior to the closing of the Merger (such that they will vest) in connection with this transaction if this transaction is completed. Between now and the effective time of the Merger an option holder may exercise his or her stock options in accordance with the applicable stock option plan of the Company and the agreement pursuant to which such options were granted. If an option holder does exercise he or she will become a stockholder of AMICAS and receive the merger consideration. In addition, shortly before closing each option holder will be notified of the final date to exercise his or her stock options that will vest in connection with the Merger. The shares of Company Common Stock to be issued upon the exercise of stock options during this final exercise period will also be sold to Newco for $5.35 per share, with the proceeds paid to the option holder, without interest thereon, less applicable taxes required to be withheld with respect to these payments.

Restricted Stock

Upon the consummation of the Merger, all restrictions and repurchase rights on each share of the Company’s restricted Common Stock that is outstanding immediately prior thereto shall lapse and each share of restricted Common Stock shall be converted automatically into the right to receive $5.35 in cash, without interest and less any applicable withholding tax.

Employee Stock Purchase Plan

The final offering period under our 2007 Employee Stock Purchase Plan (the “ESPP”) will be completed on January 31, 2010. The ESPP will terminate prior to the effective time of the Merger.

Payment for the Shares of the Company’s Common Stock

Newco will designate a payment agent reasonably satisfactory to us to make payment of the merger consideration as described above. Upon the consummation of the Merger, Newco will deposit, or Newco will cause to be deposited, with the payment agent the funds appropriate to pay the merger consideration to the stockholders.

Promptly following the consummation of the Merger, Newco and the Surviving Corporation will cause the payment agent to send each holder of record immediately prior to the effective time of the Merger a letter of transmittal and written instructions advising you how to surrender your certificates and uncertificated shares in exchange for an amount in cash equal to the product obtained by multiplying the aggregate number of shares of the Company’s Common Stock represented by your certificate(s) or the uncertificated shares, as the case may be, and $5.35 (less any applicable withholding taxes payable in respect thereof). The payment agent will pay you your merger consideration after you have surrendered your certificates for cancellation to the payment agent together with the letter of transmittal duly completed and validly executed, or upon receipt of an “agent’s message” by the payment agent in the case of a book-entry transfer or uncertificated shares. Interest will not be paid or accrue in respect of the merger consideration. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYMENT AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

If any portion of the cash deposited with the payment agent remains undistributed within twelve (12) months following the consummation of the Merger, this undistributed cash will be delivered to the Surviving Corporation upon demand, subject to any applicable unclaimed property laws. Any holders of shares of AMICAS common stock that were outstanding immediately prior to the effective time of the Merger who have not previously exchanged such shares for the merger consideration will only be entitled to request payment of the merger consideration from the Surviving Corporation, subject to abandoned property, escheat or other similar laws.

If you want the payment agent to pay some or all of your portion of the merger consideration to someone other than you, as the registered owner of a stock certificate or of uncertificated shares, you must have your certificate(s) properly endorsed or otherwise in proper form for transfer, and you must pay any transfer or other taxes payable by reason of the transfer or establish to the paying agent’s reasonable satisfaction that the taxes have been paid or are not required to be paid.

In the event that you have lost your certificate, or if it has been stolen or destroyed, the payment agent will only issue to you your portion of the merger consideration in exchange for such lost, stolen or destroyed certificates upon the making of an affidavit of that fact. Newco may, in its sole discretion and as a condition precedent to the payment of your portion of the merger consideration, require that you deliver a bond in an amount that directs as indemnity against any claim that may be made against Newco, the Surviving Corporation or the payment agent with respect of the lost, stolen or destroyed certificate.

Representations and Warranties

The Merger Agreement contains representations and warranties made by us to Newco and Merger Sub and representations and warranties made by Newco and Merger Sub to us. The assertions embodied in those representations and warranties were made as of specific dates, solely for purposes of the Merger Agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating its terms. Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or a “Company Material Adverse Effect” (defined below) different from that generally applicable to public disclosures to stockholders or used for the purpose of allocating risk between the parties to the Merger Agreement rather than establishing matters of fact. In addition, factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the Merger Agreement.

In the Merger Agreement, the Company, Newco and Merger Sub each made representations and warranties relating to, among other things:

•	corporate organization, existence and good standing;

•	corporate power and authority to enter into and perform its obligations under, and enforceability of, the Merger Agreement;

•	the absence of conflicts with or defaults under organizational documents, other contracts and applicable laws;

•	required regulatory filings and consents and approvals of governmental entities;

•	brokers’ fees; and

•	information supplied for inclusion in this proxy statement.

In the Merger Agreement, Newco and Merger Sub also each made representations and warranties relating to:

•	the availability of the funds necessary to perform their respective obligations under the Merger Agreement;

•	the operations of Newco and Merger Sub; and

•	the absence of litigation or legal orders that would prevent or materially delay the Merger.

The Company also made representations and warranties relating to:

•	the approval and recommendation of the Company’s board of directors;

•	the fairness opinion from Raymond James;

•	state “anti-takeover” statutes;

•	the requisite stockholder approval;

•	capital structure;

•	subsidiaries;

•	documents filed with the SEC;

•	financial statements;

•	undisclosed liabilities;

•	the absence of certain changes or events since December 31, 2008;

•	material contracts;

•	title to personal and real properties;

•	intellectual property matters;

•	tax matters;

•	compliance with the Employee Retirement Income Securities Act of 1974, as amended, and other employee benefit matters;

•	labor matters;

•	environmental matters;

•	permits;

•	compliance with laws;

•	absence of litigation or legal orders threatened against the Company;

•	insurance;

•	related party transactions; and

•	product warranty matters.

Many of the Company’s representations and warranties are qualified by a material adverse effect standard. For purposes of the Merger Agreement, “Company Material Adverse Effect” is defined to mean any effect change, event, occurrence, circumstance or development (each, an “Effect”) that is or would reasonably be expected to become materially adverse to the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, other than:

•	changes in the Company’s stock price or trading volume, in and of itself;

•	any failure by the Company to meet published revenue or earnings projections, in and of itself;

•	changes affecting any of the industries in which the Company operates generally or the United States economy generally (which changes in each case do not disproportionately affect the Company);

•	changes affecting general worldwide economic or capital market conditions;

•	changes in political conditions in the United States or any other country or region in the world; acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

•	earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters or weather conditions in the United States or any other country or region in the world;

•	the announcement of the Merger Agreement or the pendency or consummation of the transactions contemplated hereby;

•	compliance with the terms of, or the taking of any action required or contemplated by, the Merger Agreement, or the failure to take any action prohibited by the Merger Agreement;

•	any actions taken, or failure to take action, in each case, to which Newco has in writing expressly approved, consented to or requested;

•	changes in law, regulation or other legal or regulatory conditions (or the interpretation thereof) (to the extent such changes do not disproportionately affect the Company relative to other companies in its industry);

•	changes in GAAP or other accounting standards (or the interpretation thereof);

•	any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company arising out of the Merger or in connection with any other transactions contemplated by this Agreement; or

•	any matters expressly set forth in the Company Disclosure Letter.

Conduct of Business Prior to Closing

The Company has agreed in the Merger Agreement that, until the consummation of the Merger, and unless the Merger Agreement is terminated pursuant to the termination provisions described hereinafter, the Company shall and shall cause each of its subsidiaries to:

•	maintain its existence in good standing under applicable law;

•	conduct its business and operations only in the ordinary and usual course of business and in a manner consistent with prior practice (subject to certain restrictions and exceptions otherwise set forth in the Merger Agreement); and

•	use commercially reasonable efforts to preserve intact its assets, properties, contracts or other legally binding understandings, licenses and business organizations; keep available the services of its current officers and key employees; and preserve the current relationships with those persons with which the Company or its subsidiaries have business relationships.

The Company has also agreed that, until the consummation of the Merger, except as expressly contemplated by the Merger Agreement and as set forth in the Company Disclosure Letter or approved by Newco (which approval will not be unreasonably withheld, delayed or conditioned), the Company and its subsidiaries will not:

•	declare, set aside, establish a record date for, make or pay any dividends or other distributions (whether in cash, stock or property) in respect of any of its capital stock or enter into any agreement with respect to the voting of its capital stock;

•	adjust, split, combine or reclassify any of its capital stock or that of its subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or that of its subsidiaries;

•	repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its or its subsidiaries’ capital stock or any rights to acquire Company Common Stock or rights to acquire its subsidiaries’ capital stock (except pursuant to restricted stock award agreements outstanding as of the date of the Merger Agreement);

•	issue, deliver or sell, pledge or encumber any shares of its or its subsidiaries’ capital stock, or any rights to acquire Company Common Stock (other than the issuance of shares of Company Common Stock upon the exercise of options to purchase Company Common Stock or, subject to certain limitations, pursuant to the ESPP);

•	take any action that would reasonably be expected to or does result in any of the conditions to consummation of the Merger not being satisfied or that would impair the ability of the Company to consummate the Merger in accordance with the terms of the Merger Agreement;

•	amend the Company Articles of Incorporation or Company Bylaws or equivalent organizational documents of the Company’s subsidiaries;

•	incur, create, assume or otherwise become liable for any indebtedness or assume, guaranty, endorse or otherwise become liable or responsible for the indebtedness of any other person;

•	make any loans, advances or capital contributions to or investments in any other person;

•	merge or consolidate with any other entity or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization or otherwise permit its corporate existence to be suspended, lapsed or revoked;

•	change its tax accounting methods, principles or practices, except as required by GAAP or applicable laws;

•	alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to present or former employees, directors or affiliates of the Company, other than alterations or amendments:

•	made with respect to non-officers and non-directors in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company,

•	required under applicable Laws, or

•	as otherwise expressly contemplated by the Merger Agreement;

•	hire any new employees other than non-officer employees in the ordinary course of business consistent with past practice;

•	sell, license, mortgage, transfer, lease, pledge or otherwise subject to any encumbrance (including by merger, consolidation, or sale of stock or assets) or otherwise dispose of any entity, business, rights, material properties or assets (including stock or other ownership interests of its subsidiaries), other than in the ordinary course of business consistent with prior practice;

•	acquire any material business, assets or securities;

•	make any tax election not consistent with prior practice or settle or compromise any income tax liability or fail to file any material tax return when due or fail to cause such tax returns when filed to be complete and accurate in all material respects or file any material amended tax return;

•	incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith that individually or in the aggregate, are in excess of $250,000, except in the ordinary course of business consistent with past practices or delay any capital expenditures;

•	pay, discharge, settle, cancel, incur or satisfy any liabilities, other than the payment, discharge or satisfaction of liabilities in the ordinary course of business, consistent with past practice, as required by any applicable law, as accrued for in the Company’s financial statements or as required by the terms of any contract of the Company, as in effect on the date of the Merger Agreement;

•	waive, release, grant or transfer any right of material value, other than in the ordinary course of business, consistent with past practice, or waive any material benefits of, or agree to modify in any material adverse respect, or, subject to the terms hereof, fail to enforce, or consent to any material matter with respect to which its consent is required under, any material confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party;

•	enter into, modify, amend or terminate:

•	any contract which if so entered into, modified, amended or terminated could be reasonably likely to

•	have a Company Material Adverse Effect,

•	impair in any material respect the ability of the Company to perform its obligations under this Agreement, or

•	prevent or materially delay the consummation of the transactions contemplated by this Agreement

or

•	except in the ordinary course of business, any material contract;

•	terminate any officer or key employee of the Company or any of its subsidiaries other than for good reason or for reasonable cause except as determined by our Chief Executive Officer in consultation with Newco;

•	maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice;

•	except as required by GAAP, revalue any of its material assets or make any changes in accounting methods, principles or practices;

•	enter into any transaction that could give rise to a disclosure obligation as a “reportable transaction” under Section 6011 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder;

•	engage in any transaction with, or enter into any agreement, arrangement or understanding with any affiliate of the Company or other person covered by Item 404 of Regulation S-K promulgated under the Exchange Act that would be required to be disclosed under such Item 404;

•	compromise, release, waive or settle any action directly relating to or affecting the Company’s intellectual property, having a value or in an amount in excess of $250,000, or that is brought by any current, former or purported holder of any capital stock or debt securities of the Company or any Company subsidiary relating to the transactions contemplated by the Merger Agreement;

•	effectuate a “plant closing” or “mass layoff,” as those terms are defined in WARN, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any of its subsidiaries;

•	grant any material refunds, credits, rebates or other allowances by the Company to any end user, customer, reseller or distributor, in each case, other than in the ordinary course of business;

•	abandon or allow to lapse or expire any registration or application for material Company intellectual property;

•	enter into any new line of business outside of its existing business segments;

•	communicate with employees of the Company or any Company subsidiary regarding the compensation, benefits or other treatment that they will receive in connection with the Merger, unless any such communications are consistent with prior directives or documentation provided to the Company by Parent; or

•	except as otherwise contemplated by the Merger Agreement, agree to take or enter into any letter of intent or similar agreement or arrangement with respect to any of the foregoing.

Required Action and Forbearance

Upon the terms and conditions set forth in the Merger Agreement, each of the parties to the Merger Agreement has agreed to use its reasonable best efforts take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other party or parties in doing, all things necessary, proper or advisable under applicable law to consummate the Merger in the most expeditious manner practicable.

In the event that any state anti-takeover or other similar law is or becomes applicable to any of the transactions contemplated by the Merger Agreement, the parties have agreed to use their respective commercially reasonable efforts to ensure that the transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in the Merger Agreement and otherwise to minimize the effect of such law on the Merger.

Cooperation to Obtain Financing

The Company has agreed to use commercially reasonable efforts to cooperate, and to cause its subsidiaries and representatives to cooperate, with Newco and representatives of Newco in connection with obtaining financing in order to consummate the transactions contemplated by the Merger Agreement.

Conditions to the Merger

Conditions to Each Party’s Obligations.  Each party’s obligation to complete the Merger is subject to the satisfaction or waiver prior to the consummation of the Merger of the following conditions:

•	the Merger must have been approved by the affirmative vote of the holders of a majority of the outstanding shares of the Company’s Common Stock;

•	any applicable waiting period (and any extension of the waiting period, if any) under the HSR Act shall have expired or been terminated; and

•	no governmental entity of competent jurisdiction shall have enacted a law that would render the Merger illegal in the United States or any State thereof or formally issued an injunction is in effect and would prohibit the Merger in the United States or any State thereof.

Conditions to Newco’s and Merger Sub’s Obligations.  The obligation of Newco and Merger Sub to complete the Merger is subject to the satisfaction or waiver of the following additional conditions:

•	our representations and warranties with respect to our corporate organization, our authority to enter into the agreement, our capitalization must each be true and correct in all material respects as of the date of the Merger Agreement and as of the closing date (provided that the aggregate number of shares of our common stock outstanding or issuable upon exercise or conversion of any outstanding stock options cannot be understated by more than 50,000 shares, subject to certain adjustments);

•	all other representations and warranties made by us in the Merger Agreement, with the exception of those listed above, must be true and correct (without giving effect to any materiality or “Company Material Adverse Effect” qualifications set forth therein) on and as of the closing date with the same force and effect as if made on and as of such date, except for:

•	those representations and warranties that address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date;

•	any failure to be so true and correct which, individually or in the aggregate, have not and would not have a “Company Material Adverse Effect;”

•	we shall have performed or complied in all material respects with all agreements and covenants that are to be performed or complied with under the Merger Agreement prior to the consummation of the Merger;

•	we must have delivered to Newco and Merger Sub at closing a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties, agreements and covenants;

•	no “Company Material Adverse Effect” must have arisen or occurred following the execution, delivery and effectiveness of the Merger Agreement that is continuing;

•	we must have delivered to Newco a certificate from the Company to the effect that the Company is not a U.S. real property holding company;

•	we must have a minimum cash and cash equivalents balance of not less than $42 million, excluding all costs and expenses incurred or arising in connection with the transactions contemplated by the Merger Agreement;

•	we must have filed all reports that are required to be filed with the SEC prior to the consummation of the Merger; and

•	we must have filed or delivered to Newco UCC-3 termination statements for certain encumbrances.

Conditions to the Company’s Obligations.  Our obligation to complete the Merger is subject to the satisfaction or waiver of the following further conditions, which may be waived exclusively by us:

•	with certain exceptions, all representations and warranties made by Newco and Merger Sub in the Merger Agreement must be true and correct on and as of the closing date with the same force and effect as if made on and as of such date;

•	Newco must have performed or complied in all material respects with all agreements and covenants that are to be performed or complied with by it under the Merger Agreement prior to the consummation of the Merger; and

•	Newco must have delivered to us a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties, agreements and covenants.

Solicitations of Other Offers and Restrictions on Solicitations of Other Offers

The Merger Agreement provides that, until the No-Shop Period Start Date, the Company is permitted to:

•	solicit written acquisition proposals from no more than fifteen (15) third parties, subject to certain terms and conditions contained in the Merger Agreement and described below; and

•	respond to any third party that makes a written acquisition proposal, subject to certain terms and conditions contained in the Merger Agreement and described below.

In either case, prior to engaging in substantive discussions or negotiations with a third party submitting such an acquisition proposal, the Company shall make a determination that, to the best of its knowledge:

•	such third party is reasonably likely to have adequate sources of financing or adequate funds to consummate such acquisition proposal;

•	such third party has stated in writing that it does not propose obtaining financing as a condition to its obligation to consummate such acquisition proposal; and

•	it is reasonably possible that such discussions could lead to a Superior Proposal.

If the preceding criteria are satisfied and the third party has executed an acceptable confidentiality agreement, the Company may provide such third party with access to non-public information, provided that the Company promptly makes available to Newco any material non-public information concerning it or its subsidiaries that is provided to any such third party.

Except as expressly permitted by the Merger Agreement and described below, the Company, its representatives and its subsidiaries and their representatives shall, from the No-Shop Period Start Date to the effective time of the Merger, not:

•	initiate, solicit, propose, encourage (including by providing information) or take any action to facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, an acquisition proposal;

•	engage in or otherwise participate in any discussions or negotiations regarding, or provide any information or data concerning the Company or any of its subsidiaries to any person relating to any acquisition proposal or any proposal or offer that could reasonably be expected to lead to an acquisition proposal, or provide any information or data concerning the Company or any of its subsidiaries to any person pursuant to any commercial arrangement, joint venture arrangement, or other existing agreement or arrangement if it is reasonably likely that the person receiving the confidential information could use such information for purposes of evaluating or developing an acquisition proposal;

•	grant any waiver, amendment or release under any agreement or takeover statute;

•	approve, endorse, recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to an acquisition proposal or any proposal or offer that could reasonably be expected to lead to an acquisition proposal, or that contradicts the Merger Agreement or requires the Company to abandon the Merger Agreement; or

•	resolve, propose or agree to do any of the foregoing.

Notwithstanding anything to the contrary contained in the Merger Agreement, at any time following the No-Shop Period Start Date and prior to, but not after, the receipt of the requisite vote of the Company’s stockholders, the Company may:

•	provide information in response to a request therefor to a person who has made an unsolicited written acquisition proposal after the date of the Merger Agreement if and only if, prior to providing such information, the Company has received from the person so requesting such information an acceptable confidentiality agreement, provided that the Company shall promptly make available to Newco any material information concerning the Company or its subsidiaries that is provided to any person making such acquisition proposal; or

•	engage or participate in any discussions or negotiations with any person who has made such an unsolicited written acquisition proposal; provided, that prior to taking any of the actions described above:

•	the Company’s board of directors shall have determined in good faith, after consultation with outside legal counsel, that failure to take such action would violate the directors’ fiduciary duties under applicable laws, and

•	the Company’s board of directors shall have determined in good faith, based on the information then available and after consultation with its independent financial advisor and outside legal counsel, that such acquisition proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal.

Prior to engaging in substantive discussions or negotiations with a third party submitting an unsolicited written acquisition proposal, the Company shall make a determination that, to the best of its knowledge:

•	such third party is reasonably likely to have adequate sources of financing or adequate funds to consummate such acquisition proposal, and

•	such third party has stated in writing that it will not propose obtaining financing as a condition to its obligation to consummate such acquisition proposal.

Except as expressly provided in the Merger Agreement, at any time after the date of the Merger Agreement (whether before or after the No-Shop Period Start Date), no member of the Company’s board of directors nor of any committee thereof shall:

•	withhold, withdraw (or not continue to make), qualify or modify (or publicly propose or resolve to withhold, withdraw (or not continue to make), qualify or modify), in a manner adverse to Newco or Merger Sub, the Company’s recommendation with respect to the Merger;

•	adopt, approve or recommend or propose to adopt, approve or recommend (publicly or otherwise) an acquisition proposal;

•	fail to publicly reaffirm the Company’s recommendation with respect to the Merger within ten (10) business days after Newco so requests in writing, except that no such reaffirmation need be made prior to the No-Shop Period Start Date or at a time when an acquisition proposal has been made and not withdrawn;

•	fail to recommend against any acquisition proposal pursuant to Regulation 14D under the Exchange Act within twenty (20) business days after the commencement of such acquisition proposal (the taking of any of the preceding actions is referred to as a “Company Adverse Recommendation Change”); or

•	cause or permit the Company or any of its subsidiaries to enter into any acquisition agreement relating to any acquisition proposal.

Notwithstanding anything to the contrary set forth in the Merger Agreement, at any time prior to obtaining the requisite vote of the Company’s stockholders, (i) the Company board of directors (or any committee thereof) may effect a Company Adverse Recommendation Change if the Company board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to do so is reasonably likely to violate the directors’ fiduciary duties under applicable laws, and (ii) if the Company has received a written acquisition proposal from any Person that is not withdrawn and that the Company board of directors concludes constitutes a Superior Proposal, the Company board of directors may authorize the Company to terminate this Agreement to enter into an Acquisition Agreement with respect to such Superior Proposal, provided, however, that the Company may take the action provided for in this clause (ii), if and only if:

•	the Company shall have complied with its relevant obligations in the Merger Agreement;

•	the Company shall have provided prior written notice to Newco at least five (5) business days in advance (“Notice Period”), to the effect that the Company’s board of directors has received a written acquisition proposal, concluded that such proposal constitutes a Superior Proposal and, absent any revision to the terms and conditions of the Merger Agreement, resolved to terminate the Merger Agreement pursuant to its terms; and

•	prior to effecting such termination, the Company shall, and shall cause their financial and legal advisors to, during the Notice Period, negotiate with Newco and its representatives in good faith (to the extent Newco desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement, so that such acquisition proposal would cease to constitute a Superior Proposal; provided, that in the event of any material revisions to the acquisition proposal that the Company’s board of directors has determined to be a Superior Proposal, the Company shall be required to deliver a new written notice to Newco and to comply with the requirements of the Merger Agreement with respect to such new written notice; and

•	in the case of authorization by the Company’s board of directors to terminate the Merger Agreement to enter into an alternative acquisition agreement with respect to a Superior Proposal, the Company shall have validly terminated the Merger Agreement in accordance with its terms, including the payment of the Company termination fee.

Nothing contained in the Merger Agreement shall be deemed to prohibit the Company or the Company’s board of directors from complying with its disclosure obligations under U.S. federal or state Law with regard to an acquisition proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to stockholders) or making any “stop-look-and-listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

From and after the No-Shop Period Start Date, the Company agrees that it will promptly (and, in any event, within two (2) days) notify Newco if any proposals or offers with respect to an acquisition proposal (including any material amendments thereto) are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its representatives and thereafter shall keep Newco reasonably informed, on a prompt basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.

If any of the Company’s representatives takes any action which, if taken by the Company, would constitute a breach of the above described non-solicitation terms, then the Company shall be deemed to be in breach of such non-solicitation terms.

As used above, “Superior Proposal” shall mean a written acquisition proposal, not solicited in material violation of the terms of the Merger Agreement, which the Company’s board of directors determines in good faith, after consultation with its independent financial advisor and outside legal counsel:

•	is for a price per share higher than the merger consideration provided in the Merger Agreement; and

•	would result in a transaction more favorable to the stockholders of the Company after taking into account all relevant factors including the form of the consideration, capital commitments (if any), timing of the proposed transaction, and risks of non-consummation.

Termination of the Merger Agreement

The Merger Agreement may be terminated under specified circumstances, including, without limitation, the following circumstances and subject to certain exceptions:

•	by the mutual agreement of us and Newco;

•	by either us or Newco if:

•	any governmental entity has enacted a law that is in effect at the time of termination that makes the Merger illegal in the United States or any State threof, or issued an order or injunction permanently prohibiting the Merger in the United States or any State threof;

•	our stockholders do not adopt the Merger Agreement at the special meeting; or

•	the Merger has not been consummated prior to May 24, 2010;

•	by us if:

•	we terminate the Merger Agreement in order to enter into an acquisition agreement for a Superior Proposal and we pay the applicable termination fee;

•	if Newco shall have breached of any representation or warranty contained in the Merger Agreement, or any such representation and warranty shall have become untrue and incapable of being cured prior to the effective time of the Merger that would result in a failure of a condition to our obligation to close the Merger that has not been cured, or

•	if any Sponsor shall have breached any covenant or agreement under any Guarantee or any Equity Commitment Letter that would result in a failure of a condition to our obligation to close the Merger that has not been cured;

•	by Newco if:

•	there has been a Company Adverse Recommendation Change;

•	we have materially breached any of our non-solicitation obligations;

•	any member of our board of directors shall have made a written public statement that such director opposes the Merger, or any member of our board of directors shall have required the inclusion in any filing made by us with the SEC a statement to the effect that such director opposes the Merger; or

•	there has been a breach by us of any representation, warranty, covenant or agreement contained in the Merger Agreement that would result in a failure of a condition to Newco’s obligation to close the Merger that has not been cured.

Termination Fees and Expenses Payable by the Company

Termination Fees

If we terminate the Merger Agreement, or the Merger Agreement is terminated by Newco or Merger Sub under the conditions described in further detail below, we must pay a termination fee at the direction of Newco.

We are required to pay a termination fee of $4.3 million if the Merger Agreement is terminated by us prior to the No-Shop Period Start Date to enter into a definitive agreement for a Superior Proposal or in connection with a Company Adverse Recommendation Change occurring prior to the No-Shop Period Start Date.

Subject to certain limitations, we are required to pay a termination fee of $8.6 million if:

•	we terminate the Merger Agreement in order to enter into an acquisition agreement for a Superior Proposal at any time after the No-Shop Period Start Date;

•	Newco terminates the Merger Agreement because:

•	our board of directors has withdrawn or adversely modified its approvals or recommendations of the Merger;

•	there has been a material breach by us of our obligations with respect to the solicitation of other offers from the No-Shop Period Start Date to the effective time of the Merger; or

•	any member of our board of directors shall have made a written public statement that such director opposes the Merger, or any member of our board of directors shall have required the inclusion in any filing made by us with the SEC a statement to the effect that such director opposes the Merger

or

we enter into an acquisition agreement with a party other than Newco within twelve (12) months following a termination of the Merger Agreement by Newco because:

•	our stockholders do not adopt the Merger Agreement at the special meeting;

•	the Merger has not been consummated prior to May 24, 2010; or

•	there has been a breach by us of any representation, warranty, covenant or agreement contained in the Merger Agreement that would result in a failure of a condition to Newco’s obligation to close the Merger that has not been cured.

The parties have agreed that in no event will AMICAS be required to pay a termination fee on more than one occasion, whether or not a termination fee may be payable under more than one provision of the Merger Agreement at the same time or at different times.

Expenses

Except as described below or agreed in writing by the parties, all out-of-pocket costs and expenses incurred in connection with the Merger shall be paid by the party incurring such cost or expense; provided, however, that Newco and the Company shall share equally the fee for filings required by the HSR Act.

In the event the Merger Agreement is terminated due to failure of the Company’s stockholders to adopt the Merger Agreement at the special meeting, any member of our board of directors making a written public statement that such director opposes the Merger, or any member of our board of directors having required the inclusion in any filing made by us with the SEC a statement to the effect that such director opposes the Merger, or a breach by us of any representation, warranty, covenant or agreement contained in the Merger Agreement that would result in a failure of a condition to Newco’s obligation to close the Merger that has not been cured, and under circumstances in which the Company is not required to pay a termination fee, then the Company shall pay all of Newco’s reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) incurred by Newco and its affiliates on or prior to the termination of the Merger Agreement in connection with the transactions contemplated by the Merger Agreement (including the equity financing described in “Summary — Financing” on page 5) in an amount not to exceed $2,000,000.

Indemnification and Insurance

For a period of six years from and after the consummation of the Merger, the Surviving Corporation has agreed to indemnify, advance expenses to, and hold harmless all of our past and present officers and directors to the fullest extent permitted by law and to the same extent and in the same manner such persons are indemnified as of the date of the Merger Agreement by us pursuant to the DGCL, our Certificate of Incorporation and our Bylaws for acts or omissions occurring at or prior to the consummation of the Merger.

In addition, subject to certain limitations, during the period of six (6) years following the consummation of the Merger, the Company will maintain in effect its current directors’ and officers’ liability insurance (“D&O Insurance”), or the substantial equivalent thereof, in respect of acts or omissions occurring at or prior to the consummation of the Merger, covering each person covered by the D&O Insurance on the effective date of the Merger.

Continued Benefits

After the effective time of the Merger and through the end of the fiscal year of the Company in which the Merger is effective, the Company shall provide to its employees benefits (other than any bonus or incentive plans, and individual employment agreements) that will, in the aggregate, be substantially similar to those provided by the Company and its subsidiaries to its employees as of the effective time of the Merger.

With respect to the benefit plans in which the Company’s employees participate following the effective time of the Merger (other than any bonus or incentive plans, and individual employment agreements), Newco has agreed that it shall (i) recognize all service performed for the Company prior to the effective time of the Merger for eligibility and vesting purposes, (ii) waive any pre-existing condition exclusions (other than pre-existing conditions that, as of the effective time of the Merger, have not been satisfied under any Company benefit plan) and (iii) provide that any deductible, coinsurance or out-of-pocket expenses incurred on or before the effective time of the Merger during the plan year in which the Merger becomes effective that occurs under any applicable Company benefit plan providing health benefits will be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions.

Amendment, Extension and Waiver

The parties may amend the Merger Agreement at any time, except that after our stockholders have approved the Merger, there shall be no amendment that by law requires further approval by our stockholders without such approval having been obtained. All amendments to the Merger Agreement must be in a writing signed by us, Newco and Merger Sub.

At any time before the consummation of the Merger, each of the parties to the Merger Agreement may, by written instrument and to the extent legally allowed:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties of the other parties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; or

•	waive compliance with any of the agreements or conditions contained in the Merger Agreement.

Specific Performance

The Company, Newco and Merger Sub are each entitled to seek an injunction to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, in addition to any other legal or equitable remedy to which they are entitled.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning beneficial ownership of our outstanding common stock as of January 15, 2010 by:

•	each stockholder that we know to be the beneficial owner of more than 5% of our outstanding common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our current directors and executive officers as a group.

Information with respect to “beneficial ownership” shown in the table below is based on information supplied by the respective beneficial owners. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. For purposes of calculating the percentage beneficially owned by a particular beneficial owner, the shares of common stock deemed outstanding include 36,465,023 shares outstanding as of January 15, 2010, plus all common stock issuable on exercise of options within 60 days of January 15, 2010 held by the particular beneficial owner, giving effect to the Merger and the resulting acceleration of vesting as described under “Existing Change of Control and Severance Benefits” at page 33 (“Presently Exercisable Options”). Presently Exercisable Options are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise noted, the mailing address of each beneficial owner is c/o AMICAS, Inc., 20 Guest Street, Suite 400, Boston, Massachusetts 02135. Except as indicated in the footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders.

	Shares	Percentage
	Beneficially	Beneficially
Name of Beneficial Owner	Owned	Owned

5% Owners
Gagnon Securities LLC(1)	4,560,592	12.51%
Wellington Management Company, LLP(2)	3,884,362	10.65%
Dimensional Fund Advisors LP(3)	3,557,430	9.76%
S Squared Technology(4)(4)	2,464,375	6.76%
GAMCO Investors, Inc.(5)	2,346,280	6.43%
Directors and Named Executive Officers
Stephen N. Kahane(6)	2,442,185	6.28%
Kevin C. Burns(6)	555,429	1.50%
Joseph D. Hill(6)	295,717	0.80%
Paul Merrild(6)	319,792	0.87%
Craig Newfield(6)	195,000	0.53%
Frank E. Stearns, Jr.(7)	—	—
David B. Shepherd(6)	107,190	0.29%
Stephen J. DeNelsky(6)	95,434	0.26%
John J. Sviokla(6)	44,325	0.12%
Stephen J. Lifshatz(6)	36,769	0.11%
All Current Directors and Executive Officers as a Group (12 persons)(6)(8)	4,546,931	11.11%

(1)	Number of shares beneficially owned based solely upon a Schedule 13G filed by Gagnon Securities LLC and Neil Gagnon on February 13, 2009. The address of Gagnon Securities LLC is 1370 Avenue of the Americas, Suite 2400, New York, New York 10019. Mr. Gagnon is the managing member and principal owner of Gagnon Securities LLC. Gagnon Securities LLC has shared power to vote or to direct the vote as well as shared power to dispose or to direct the disposition of 2,745,170 shares. Mr. Gagnon has shared power to vote or to direct the vote of 2,093,875 shares and has shared power to dispose or to direct the disposition of 2,207,952 shares. Mr. Gagnon has the sole power to vote or to direct the vote as well as the sole power to dispose or to direct the disposition of 2,352,640 shares.

(2)	Number of shares beneficially owned based solely upon a Schedule 13G filed by Wellington Management Company, LLP on May 11, 2009. The address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.

(3)	Number of shares beneficially owned based solely upon a Schedule 13G filed by Dimensional Fund Advisors, LP on February 9, 2009. The address of Dimensional Fund Advisors, LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas, 78746.

(4)	Number of shares beneficially owned based solely upon a Schedule 13G filed by S Squared Technology, LLC. on January 30, 2009, and includes 1,981,775 shares owned by S Squared Technology, LLC, and 482,600 shares owned by S Squared Technology partners, L.P. The address of S Squared Technology, LLC is 515 Madison Avenue, New York, New York 10022.

(5)	Number of shares beneficially owned based solely upon a Schedule 13D filed by GAMCO Investors, Inc. on March 3, 2009, and includes 560,000 shares owned by Gabelli Funds, LLC, 1,155,980 shares owned by GAMCO Asset Management, Inc., 4,000 shares owned by Gabelli Securities, Inc., and 626,300 shares owned by Teton Advisors, Inc. The address of GAMCO Investors, Inc. is One Corporate Center, Rye, New York 10580-1435.

(6)	Includes shares that are issuable on exercise of Presently Exercisable Options as follows:

Presently
Exercisable
Holder	Options

Stephen N. Kahane	2,401,425
Joseph D. Hill	277,500
Kevin C. Burns	552,291
Paul Merrild	319,792
Craig Newfield	180,000
David B. Shepherd	52,500
Stephen J. DeNelsky	52,500
John J. Sviokla	17,500
Stephen J. Lifshatz	15,000

(7)	Mr. Stearns resigned from the Company effective as of January 15, 2010.

(8)	Includes 452,092 shares beneficially owned by two additional executive officers, 429,792 of which are issuable upon the exercise of Presently Exercisable Options.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the Merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the Merger is not completed or if we are otherwise required to do so under applicable law, we would hold a 2010 annual meeting of stockholders (the “2010 Annual Meeting”). The deadline of December 31, 2009, by which stockholder proposals were required to be submitted in order to be considered for inclusion in the Company’s proxy statement and proxy card relating to that meeting, has passed.

If a stockholder of the Company wishes to present a proposal before the 2010 Annual Meeting, but does not wish to have the proposal considered for inclusion in the Company’s proxy statement and proxy card, such stockholder must also give written notice to the Secretary of the Company at the address noted above. The Secretary must receive such notice not less than sixty (60) days nor more than ninety (90) days prior to the 2010 Annual Meeting; provided that, in the event that less than sixty (60) days’ notice or prior public disclosure of the date of the 2010 Annual Meeting is given or made, notice by the stockholder must be received not later than the close of business on the tenth (10th) day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first. If the presiding officer determines that such stockholder proposal was not made in accordance with the terms of Company’s Bylaws, he or she shall so declare at the Annual Meeting and such proposal shall not be acted upon at such Annual Meeting.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at the following address or phone number AMICAS, Inc., Attn: Investor Relations, 20 Guest Street, Suite 400, Boston, Massachusetts 02135, (617) 779-7878. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents AMICAS, Inc. files with the SEC by going to the “Investors Relations” section of our website at http://www.amicas.com/investorrelations/. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of this proxy statement or other information concerning us, without charge, by written or telephonic request directed to AMICAS, Inc., Investor Relations, 20 Guest Street, Boston, Massachusetts 02135, telephone

(617) 779-7878, on the Company’s website at http://www.amicas.com/investorrelations/, from the SEC through the SEC’s website at the address provided above or from our proxy solicitor,

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders may call toll-free: (888) 750-5834
Banks and Brokers may call collect: (212 750-5833

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED JANUARY 15, 2010. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

AMICAS, INC.,

PROJECT ALTA MERGER CORP.

AND

PROJECT ALTA HOLDINGS CORP.

Dated as of December 24, 2009

EXHIBITS
A. Form of Voting Agreement
B. Equity Commitment Letters
C. Guarantees
D. FIRPTA Certificate
E. Amended and Restated Certificate of Incorporation

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (together with all annexes, letters, schedules and exhibits hereto, this “Agreement”), dated as of December 24, 2009, is by and among Project Alta Holdings Corp., a Delaware corporation (“Parent”), Project Alta Merger Corp., a Delaware corporation and wholly-owned direct subsidiary of Parent (“Merger Sub”), and AMICAS, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Article IX, and Article IX includes an index of all capitalized terms used in this Agreement.

RECITALS

WHEREAS, the Company and Merger Sub each have determined that it is advisable, fair to and in the best interests of its stockholders to effect a merger (the “Merger”) of Merger Sub with and into the Company pursuant to the Delaware General Corporation Law (the “DGCL”) upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each outstanding share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), shall be converted into the right to receive cash, as set forth herein, all upon the terms and subject to the conditions of this Agreement.

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) has unanimously (i) approved this Agreement, the Merger and the other transactions contemplated hereby, (ii) determined that the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of the Company and its stockholders (the “Company Common Stockholders”), (iii) approved this Agreement and recommended the approval of this Agreement by the Company Common Stockholders and (iv) taken all necessary action to render the Company’s Rights Agreement, dated as of December 5, 2002, between the Company (f/k/a VitalWorks, Inc.) and StockTrans, Inc. as rights agent (the “Rights Plan”) and the rights to purchase Series B Junior Preferred Stock (each, a “Right”) outstanding thereunder, inapplicable to this Agreement, the Merger and the other transactions contemplated hereby.

WHEREAS, the board of directors of Parent and Merger Sub have unanimously (i) approved this Agreement, the Merger and the other transactions contemplated hereby, (ii) determined that the Merger and the other transactions contemplated hereby are advisable and in the best interests of Merger Sub and its sole stockholder and (iii) approved this Agreement and recommended the approval of this Agreement by Merger Sub’s sole stockholder.

WHEREAS, simultaneously with the execution and delivery of this Agreement, certain Company Common Stockholders have entered into voting agreements in the form attached hereto as Exhibit A (the “Voting Agreements”), dated as of the date hereof, with Parent.

WHEREAS, as a condition to the willingness of the Company to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Sponsors have issued the Equity Commitment Letters attached as Exhibit B hereto (the “Equity Commitment Letters”) to Parent and entered into Guarantees, dated as of the date hereof (the “Guarantees”), in the form attached as Exhibit C hereto, pursuant to which the Sponsors are guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement, on the terms and subject to the conditions set forth therein.

AGREEMENT

NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1  The Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time: (a) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects set forth in the DGCL.

Section 1.2  Closing.  Subject to the terms and conditions of this Agreement, the Closing will take place at 10:00 a.m., local time, as promptly as practicable but in no event later than the second Business Day after the satisfaction or waiver of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) set forth in Article VI (the “Closing Date”), at the offices of Kirkland & Ellis LLP, 300 N. LaSalle Drive, Chicago, Illinois 60654, unless another time, date or place is agreed to in writing by the parties.

Section 1.3  Effective Time.  On the Closing Date and subject to the terms and conditions hereof, the Certificate of Merger shall be delivered for filing with the Delaware Secretary. The Merger shall become effective at the Effective Time. If the Delaware Secretary requires any changes in the Certificate of Merger as a condition to filing or issuing a certificate to the effect that the Merger is effective, the Company shall execute any necessary revisions incorporating such changes, provided such changes are not inconsistent with and do not result in any material change in the terms of this Agreement.

Section 1.4  Conversion of the Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Except as provided in Section 1.4(d), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding Dissenter Shares) shall by virtue of the Merger and without any action on the part of the holder thereof be converted automatically into the right to receive $5.35 in cash, without interest (the “Merger Consideration”). All such shares of Company Common Stock, when so converted, shall no longer be outstanding and each holder of a certificate theretofore representing such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration into which such shares of Company Common Stock have been converted, as provided herein.

(b) Each share of Company Common Stock that is owned by the Company (or any Subsidiary of the Company) as treasury stock or otherwise and each share of Company Common Stock owned by Parent shall be canceled and retired and cease to exist and no payment or distribution shall be made with respect thereto.

(c) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d) If between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class, solely by reason of any stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination or exchange of shares or any other similar transaction, the Merger Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination or exchange of shares or any other similar transaction and to provide to the holders of

Company Common Stock the same economic effect as contemplated by this Agreement prior to such action.

Section 1.5  Organizational Documents.

(a) At the Effective Time, the Certificate of Incorporation of the Company shall be amended in its entirety to read as set forth on Exhibit E hereto and as so amended shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by Law.

(b) At the Effective Time, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation (except that all references to Merger Sub in the Bylaws of the Surviving Corporation shall be amended to refer to “AMICAS, Inc.”). Thereafter, as so amended, the Bylaws of the Surviving Corporation may be amended or repealed in accordance with their terms and the Certificate of Incorporation of the Surviving Corporation and as provided by Law.

Section 1.6  Directors and Officers of the Surviving Corporation.  The Company shall cause to be delivered to Parent, at Closing, resignations of all the directors of the Company to be effective upon the consummation of the Merger. At the Effective Time, the directors and officers of Merger Sub shall be the directors and officers of the Surviving Corporation, and such directors and officers shall hold office in accordance with and subject to the Certificate of Incorporation and Bylaws of the Surviving Corporation.

Section 1.7  Company Options and Stock-Based Awards.

(a) Equity Award Waivers.  Prior to the Effective Time, the Company shall use its best efforts to obtain all necessary waivers, consents or releases, in form and substance reasonably satisfactory to Parent, from holders of Company Common Stock Options and other equity awards under the Company Option Plans and take all such other action, without incurring any liabilities in connection therewith, as Parent may deem to be necessary to give effect to the transactions contemplated by this Section 1.7, including, but not limited to, satisfaction of the requirements of Rule 16b-3(e) under the Exchange Act. Prior to the Effective Time, the Company Board of Directors (or, if appropriate, any committee thereof administering the Company Option Plans) shall adopt such resolutions or take such other actions as are required to give effect to the transactions contemplated by this Section 1.7.

(b) Termination of Company Option Plans.  Except as otherwise agreed to by the parties, (i) the Company Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary thereof shall be canceled as of the Effective Time and (ii) the Company shall ensure that following the Effective Time no participant in the Company Option Plans or other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary thereof.

(c) Company Common Stock Options.  At the Effective Time, each then-outstanding Company Common Stock Option, whether vested or unvested, shall be cancelled in accordance with the terms of the applicable Company Option Plan. It is the intent of the parties that the cancellation of a Company Common Stock Option as provided in the immediately preceding sentence shall be deemed a full and complete satisfaction of any and all rights the holder thereof had or may have had in respect of such Company Common Stock Option. Prior to the Effective Time, the Company shall deliver to the holders of Company Common Stock Options notices, in form and substance reasonably acceptable to Parent, setting forth such holders’ rights pursuant to this Agreement.

(d) Employee Stock Purchase Plan.  As soon as practicable following the date of this Agreement, the Company Board of Directors (or, if appropriate, any committee administering the Company’s 2007 Employee Stock Purchase Plan, dated as of August 1, 2007 (the “ESPP”)) shall adopt such resolutions or take such other actions as may be required to provide that, with respect to the ESPP: (i) each individual participating in the Offering (as defined in the ESPP) in progress as of the date of this Agreement (the “Final Offering”) shall not be permitted (x) to increase the amount of his or her rate of payroll contributions thereunder from the rate in effect when the Final Offering commenced, or (y) to make separate non-payroll contributions to the ESPP on or following the date of this Agreement; (ii) no individual who is not participating in the ESPP as of the date of this Agreement may commence participation in the ESPP following the date of this Agreement; (iii) the Final Offering shall end on the earlier to occur of January 31, 2010 and a date that is ten (10) calendar days prior to the Effective Time; (iv) each ESPP participant’s accumulated contributions under the ESPP shall be used to purchase shares of Company Common Stock in accordance with the terms of the ESPP as of the end of the Final Offering; and (v) the ESPP shall terminate immediately following the end of the Final Offering and no further rights shall be granted or exercised under the ESPP thereafter. All shares of Company Common Stock purchased in the Final Offering shall be cancelled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with the terms and conditions of this Agreement.

(e) Company Restricted Stock.  At the Effective Time, each share of Company Restricted Stock, whether vested or unvested, that is outstanding immediately prior thereto shall become fully vested and all restrictions and repurchase rights thereon shall lapse and shall be converted automatically into the right to receive at the Effective Time an amount in cash in U.S. dollars equal to the product of (a) the total number of such shares of Company Restricted Stock and (b) the Merger Consideration.

Section 1.8  Dissenter Shares.  Notwithstanding anything in this Agreement to the contrary, if any Dissenting Stockholder shall demand to be paid the “fair value” of its Dissenter Shares, as provided in Section 262 of the DGCL, such Dissenter Shares shall not be converted into or exchangeable for the right to receive the Merger Consideration (except as provided in this Section 1.8) and shall entitle such Dissenting Stockholder only to payment of the fair value of such Dissenter Shares, in accordance with Section 262 of the DGCL, unless and until such Dissenting Stockholder withdraws (in accordance with Section 262(k) of the DGCL) or effectively loses the right to dissent. The Company shall not, except with the prior written consent of Parent, voluntarily make (or cause or permit to be made on its behalf) any payment with respect to, or settle or offer to settle, any such demand for payment of fair value of Dissenter Shares prior to the Effective Time. The Company shall give Parent prompt notice of any such demands prior to the Effective Time and Parent shall have the right to participate in all negotiations and proceedings with respect to any such demands. If any Dissenting Stockholder shall have effectively withdrawn (in accordance with Section 262(k) of the DGCL) or lost the right to dissent, then as of the later of the Effective Time or the occurrence of such event, the Dissenter Shares held by such Dissenting Stockholder shall be converted into and represent the right to receive the Merger Consideration pursuant to Section 1.8.

ARTICLE II

EXCHANGE OF CERTIFICATES

Section 2.1  Paying Agent.  At the Closing, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Paying Agent”), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Paying Agent, cash in U.S. dollars in an amount sufficient to pay the aggregate amount of the Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”) payable pursuant to Article I in exchange for outstanding shares of Company Common Stock (but not, for the avoidance of doubt, for payments in respect of Company Common Stock Options, which Parent shall pay, or cause the Surviving Corporation to pay through its payroll system, to the holders of Company Common Stock Options in accordance with Section 1.7(c)). In the event that the Surviving Corporation has insufficient cash to make such payments for the Company Common Stock Options, Parent shall pay such amounts or provide to the Surviving Corporation sufficient cash to pay such amounts. The Paying Agent shall deliver the Merger Consideration contemplated to be paid pursuant to Article I in exchange for outstanding shares of Company Common Stock out of the Exchange Fund. The Exchange Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that: (i) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Company Common Stock; and (ii) such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation or Parent, and any amounts in excess of the amounts payable pursuant to Article I shall be promptly returned to the Surviving Corporation or Parent, in each case as directed by Parent. The Exchange Fund shall not be used for any other purpose.

Section 2.2  Exchange Procedures.

(a)  Exchange of Certificates.  Promptly following the Effective Time (but in no event later than three (3) Business Days following the Effective Time), Parent shall cause the Paying Agent to mail to each holder of record of a Certificate or Certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”, it being understood that any references herein to “Certificates” shall be deemed to include references to book-entry account statements relating to the ownership of shares of Company Common Stock) and whose shares of Company Common Stock have been converted into the right to receive Merger Consideration pursuant to Article I (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates, or appropriate affidavits of loss in lieu thereof as provided below, to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation (or, subject to Section 2.6 below, an appropriate affidavit of loss in lieu thereof) to the Paying Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be reasonably required pursuant to such instructions (or, if such shares are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent of the surrender of such shares on a book-entry account statement), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive in respect of the shares of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any Merger Consideration payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Article II, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration or the right to demand to be paid the “fair value” of the shares represented thereby as contemplated by Article I.

(b)  Special Payment Procedures for DTC.  Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) to ensure that (x) if the Closing occurs at or prior to 11:30 am (New York time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the Closing Date an amount in cash in immediately available funds equal to number of Shares held of record by DTC or such nominee immediately prior to the Effective Time multiplied by the Per Share Merger Consideration (such amount, the “DTC Payment”), and (y) if the Closing occurs after 11:30 am (New York time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the first business day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

Section 2.3  Further Rights in Company Common Stock.  All Merger Consideration paid in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

Section 2.4  Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the former holders of Company Common Stock twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for the Merger Consideration, without any interest thereon.

Section 2.5  No Liability.  None of Parent, the Company or the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any cash from the Exchange Fund required to be delivered, to the extent so delivered, to a public official pursuant to any abandoned property, escheat or similar Law.

Section 2.6  Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in reasonable and customary amount, as indemnity against any claim that may be made against it with respect to such lost, stolen or destroyed Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration without any interest thereon.

Section 2.7  No Further Dividends.  No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificates.

Section 2.8  Withholding of Tax.  Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to pursuant to this Agreement to any holder of shares of Company Common Stock and or Company Common Stock Options such amount as Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or the Paying Agent, such withheld amounts shall be (a) paid over to the applicable Governmental Entity in accordance with applicable Law or Order and (b) treated for all purposes of this Agreement as having been paid to the former holder of a Certificate or Company Common Stock Option in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company Disclosure Letter delivered by the Company to Parent prior to the execution of this Agreement (as to which a disclosure in one section of the Company Disclosure Letter shall be deemed disclosed in each other section where it is reasonably apparent on its face that the matter disclosed is responsive to the representations and warranties in such section), and except as set forth in the filed Company Reports (to the extent it is reasonably apparent that any such disclosure set forth in the filed Company Reports would qualify the representations and warranties contained herein and other than, in each case, any matters required to be listed for purposes of Section 3.3 (Capitalization), Section 3.13 (Employee Benefit Plans) and Section 3.16 (Intellectual Property) of this Agreement which matters shall be specifically listed in Sections 3.3, 3.13 and 3.16 of the Company Disclosure Letter, respectively, and further excluding from the Company Reports (1) any items included therein that are incorporated by reference to Company Reports filed prior to December 31, 2007 and (2) any risk factor disclosures or other similarly generic cautionary, predictive or forward-looking disclosures contained therein), the Company represents and warrants to each of the other parties hereto as follows:

Section 3.1  Organization and Good Standing; Charter Documents.

(a) The Company and each of its Subsidiaries (i) is a corporation or other entity duly organized, validly existing and in corporate or other entity good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation, (ii) has full corporate (or, in the case of any Subsidiary that is not a corporation, other) power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted, and (iii) is duly qualified or licensed to do business as a foreign corporation or other entity and is in corporate or other entity good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has made available to Parent (or included as an exhibit to the Company 10-K) complete and correct copies of the Company Certificate of Incorporation and the Company Bylaws, each as amended to date, and each as so made available or included is in full force and effect. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company has made available to Parent (or included as an exhibit to the Company 10-K) complete and correct copies of the certificate of incorporation and by-laws (or similar organizational documents) of each of the Company’s Subsidiaries, each as amended to date, and each as so made available or included is in full force and effect. The Company is not in violation in any material respect of any of the provisions of the Company Certificate of Incorporation or the Company Bylaws. The Company has made available to Parent true and complete copies of the minute books of the Company from January 1, 2006 and through the date of this Agreement (except for minutes and consents of the Company Board of Directors or any committee thereof relating to the evaluation of the transactions contemplated hereby and the consideration of strategic alternatives relating to the Company), and such copies are true and correct in all material respects.

Section 3.2  Authority for Agreement.  The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement by the Company Common Stockholders, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited against the Company by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws of general application relating to or affecting the enforcement of creditors’ rights, general equitable principles or remedies in general as from time to time in effect or (ii) the exercise by courts of equity powers (the “Bankruptcy and Equity Exception”).

Section 3.3  Capitalization.

(a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock. As of the date hereof, (i) no shares of Series A Preferred, (ii) no shares of Series B Preferred, (iii) 36,211,373 shares of Company Common Stock including shares of Company Restricted Stock (but excluding shares held the Company’s treasury), are issued and outstanding and (iv) 16,357,854 shares of Company Common Stock and no shares of the Company’s preferred stock are held in the Company’s treasury. The maximum number of shares of Company Common Stock issued pursuant to the ESPP with respect to the Final Offering Period will not exceed 90,000 shares. All outstanding shares of Company Common Stock are, and any additional shares of Company Common Stock issued after the date hereof and prior to the Effective Time will be, duly authorized and validly issued, fully paid and nonassessable, free of any Encumbrances imposed upon the holder thereof by the Company, and issued in compliance in all material respects with all applicable federal and state securities Laws.

(b) Section 3.3(b) of the Company Disclosure Letter sets forth a list of the holders of Company Common Stock Options and/or Company Common Stock-Based Awards as of the date hereof, including (to the extent applicable) the date on which each such Company Common Stock Option or Company Common Stock-Based Award was granted, the number of shares of Company Common Stock subject to such Company Common Stock Option or Company Common Stock-Based Award, the expiration date of such Company Common Stock Option or Company Common Stock-Based Award and the price at which such Company Common Stock Option or Company Common Stock-Based Award may be exercised (if any). All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and issued in compliance in all material respects with all applicable federal and state securities Laws. There has not been any illegal backdating of any Company Common Stock Options. Except as set forth above and other than the Rights, as of the date of this Agreement, there are no Company Common Stock Rights. The copies of the Company Option Plans that are filed as exhibits to the Company 10-K or incorporated by reference therein are complete and correct copies thereof in all material respects as in effect on the date hereof.

(c) Except as set forth in Sections 3.3(a) and 3.3(b) and except for the Rights that have been issued pursuant to the Rights Plan, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound relating to the issued or unissued Equity Interests of the Company, or securities convertible into or exchangeable for such Equity Interests, or obligating the Company to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company. Except as set forth in Sections 3.3(a) and 3.3(b), there are no outstanding contractual obligations of the Company or any of its Subsidiaries affecting the voting rights of or requiring the repurchase, redemption, issuance, creation or disposition of, any Equity Interests in the Company. There are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the Company’s stockholders may vote.

(d) Except as set forth above, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock or to pay any dividend or make any other distribution in respect thereof. As of the date hereof, except for the Voting Agreements, there are no stockholder agreements, voting trusts, proxies or other agreements or understandings to which the Company is a party or by which it is bound with respect to the voting or registration of Company Common Stock or capital stock of any its Subsidiaries or preemptive rights with respect thereto.

(e) There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Company or any of its Subsidiaries.

(f) There are no Company-granted preemptive rights of first refusal, co-sale rights, “drag-along” rights or registration rights granted by the Company with respect to the Company’s capital stock and in effect as of the date hereof.

(g) Except for the Company’s repurchase rights with respect to unvested shares issued under the Company Option Plans and with respect to Company Restricted Stock, there are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of the Company), of the Company or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other Person.

Section 3.4  Company Subsidiaries.  Section 3.4 of the Company Disclosure Letter contains a correct and complete list of all of the Subsidiaries of the Company and the ownership interest of the Company (or one or more of its other Subsidiaries) in each Subsidiary. The Company or one of its Subsidiaries is the record and beneficial owner of all outstanding shares of capital stock (or similar equity or voting interest), of each Subsidiary of the Company and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each Subsidiary of the Company are owned by the Company free and clear of all Encumbrances. Except for the capital stock of, or other equity or voting interests in, the Subsidiaries set forth on Section 3.4 of the Company Disclosure Letter, the Company does not own or have the right or obligation to acquire, directly or indirectly, any Equity Interest in, any Person.

Section 3.5  No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger (subject to the approval of this Agreement by the Company Required Vote) and the other transactions contemplated by this Agreement will not, (i) conflict with or violate any provision of the Company Certificate of Incorporation or Company Bylaws, or the equivalent charter documents of any Subsidiary of the Company, (ii) assuming that the applicable waiting period, and any extension thereof, under the HSR Act shall have expired or been terminated, conflict with or violate any Law applicable to the Company or its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii) subject to the receipt of the consents set forth on Section 3.5 of the Company Disclosure Letter, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, consent, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations, or result (immediately or with notice or lapse of time or both) in the creation of an Encumbrance (other than Permitted Encumbrances) on any property or asset of the Company or its Subsidiaries pursuant to, any Company Material Contract, except in the case of clauses (ii) and (iii) above for any that would not reasonably be expected to have a Company Material Adverse Effect.

(b) Assuming the accuracy of the representations and warranties set forth in Section 4.12 below, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock as of the record date to be established for the Company Common Stockholders Meeting, voting as a single class, at the Company Common Stockholders Meeting, in favor of approving this Agreement is the only corporate proceeding or vote of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement, the Merger and the other transactions contemplated hereby, other than the completed actions set forth in Section 3.5(c) below.

(c) The Company Board of Directors has unanimously (i) approved this Agreement, the Merger and the other transactions contemplated hereby, (ii) determined that the Merger and the other transactions contemplated hereby, taken together, are advisable, fair to and in the best interests of the Company and the Company Common Stockholders, (iii) amended the Rights Plan so that (A) neither the execution, delivery or performance of this Agreement nor the consummation of the Merger will cause the Rights to become exercisable and (B) the Rights will expire immediately prior to the Effective Time without any payment being made or shares of the Company’s capital stock being issued in respect thereof, and (iv) resolved to recommend the approval and adoption of this Agreement by the Company Common Stockholders (the “Company Recommendation”) except as otherwise permitted by this Agreement.

(d) No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby or compliance with the provisions hereof, except for (A) (i) the filing of a premerger notification and report form by the Company under the HSR Act, and any applicable filings and approvals under any other Antitrust Law, (ii) the filing with the SEC of the Proxy Statement and compliance with federal and state securities laws, as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, (iii) any filings or notifications required under the rules and regulations of Nasdaq of the transactions contemplated hereby, and (iv) the filing of the Certificate of Merger with the Delaware Secretary and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business and (B) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not prevent or materially delay the Merger or reasonably be expected to be, individually or in the aggregate, material and adverse to the Company.

Section 3.6  Compliance.

(a) Compliance with Laws; Permits.  The Company and its Subsidiaries hold all Company Permits, except where the failure to hold such Company Permits would not reasonably be expected to have a Company Material Adverse Effect. All such Company Permits are in full force and effect and the Company and its Subsidiaries are in compliance with the terms of the Company Permits and all applicable Laws, except where the failure to so maintain such Company Permits or to so comply would not be reasonably expected to have a Company Material Adverse Effect. The Company and its Subsidiaries have been and are in compliance in all material respects with all applicable Laws or Orders and applicable listing, corporate governance and other rules and regulations of the Nasdaq. The Company has not received any written (or, to the Company’s Knowledge, oral) notice to the effect that the Company or any of its Subsidiaries is not in material compliance with the terms of such Company Permits or any such Laws. No material Company Permit shall cease to be effective as a result of the transactions contemplated by this Agreement. To the Knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries or their respective businesses is pending or threatened.

(b) Prohibited Payments.  Except for matters that, individually or in the aggregate, would not have a Company Material Adverse Effect, neither the Company, any Subsidiary of the Company, nor, to the Knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company or any Subsidiary of the Company has, in the course of its actions for, or on behalf of, any of them (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (including the rules and regulations promulgated thereunder, the “FCPA”); or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee. During the last three (3) years, neither the Company nor any Subsidiary of the Company has received any written (or, to the Knowledge of the Company, oral) communication that alleges that the Company or any Subsidiary of the Company, or any Representative thereof is in violation of, or has any material liability under, the FCPA which has not been resolved.

(c) FDA Compliance.  The Company and its Subsidiaries are not now subject (and have not been subject during the previous five years) to any adverse inspection finding, recall, investigation, penalty assessment, audit or other compliance or enforcement action by the U.S. Food & Drug Administration (“FDA”) or any other Governmental Entity having responsibility for the regulation of the Company’s and its Subsidiaries’ current and/or proposed products, except for such matters as would not be reasonably likely to have a Company Material Adverse Effect. The Company and its Subsidiaries have obtained all material necessary approvals and authorizations from the FDA and other authorities for their current and past business activities. The Company and its Subsidiaries have not made any material false statements or material false omissions in their applications or other submissions to the FDA or other authorities and the Company and its Subsidiaries have not made or offered any payments, gratuities, or other things of value that are prohibited by any law or regulation to personnel of the FDA or other authorities. The Company and its Subsidiaries are in compliance with all regulations and requirements of the FDA and other authorities, including but not limited to any applicable labeling requirements, testing requirements and protocols, record keeping and reporting requirements, monitoring requirements, except as would not be reasonably likely to have a Company Material Adverse Effect.

(d) Import/Export Compliance.  Except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries has at all times conducted its export transactions in accordance with (a) all applicable U.S. export and reexport controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (b) all other applicable import/export controls in other countries in which the Company conducts business, except for any instances of noncompliance that would not have a Company Material Adverse Effect. Without limiting the foregoing and except in each case as would not have a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries have obtained all material export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Entity required for (y) the export and reexport of products, services, software and technologies and (z) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”); (ii) the Company and each of its Subsidiaries are in compliance with the terms of all applicable Export Approvals; (iii) there are no pending or, to the Company’s Knowledge, threatened claims against the Company or any Subsidiary with respect to such Export Approvals; (iv) to the Company’s Knowledge, there are no actions, conditions or circumstances pertaining to the Company’s or any Subsidiary’s export transactions that may give rise to any future claims; and (v) no Export Approvals for the transfer of export licenses to Parent or the Surviving Corporation are required, or such Export Approvals can be obtained expeditiously without material cost.

(e) Privacy.  The Company complies in all material respects with all relevant laws and its own policies with respect to the privacy of all users and customers (and customers or patients of customers), and any of their personally identifiable information, except for such non-compliance as would not have a Company

Material Adverse Effect, and no claims have been asserted or, to the Company’s Knowledge, threatened against the Company by any Person alleging a material violation of any of the foregoing.

Section 3.7  Litigation.

There are no claims, actions, suits, or proceedings (each an “Action”), and to the Knowledge of the Company no governmental investigations, inquiries or subpoenas pending against the Company or any of its Subsidiaries, or to the Knowledge of the Company any current or former supervisory employee of the Company or any of its Subsidiaries with respect to any acts or omissions in connection with their employment with the Company or any of its Subsidiaries, or any properties or assets of the Company or of any of its Subsidiaries, and, to the Knowledge of the Company, there are no threatened Actions against the Company or any of its Subsidiaries, or any current or former supervisory employee of the Company or any of its Subsidiaries with respect to any acts or omissions in connection with their employment with the Company or any of its Subsidiaries, or any properties or assets of the Company or of any of its Subsidiaries. Neither the Company nor any Subsidiary of the Company is subject to any material outstanding Order naming the Company or any material FDA Order binding upon the Company.

There is not currently any material internal investigation or inquiry being conducted by the Company, the Company Board of Directors or, to the Knowledge of the Company, any third party or Governmental Entity at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, self dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

Section 3.8  Company Reports; Financial Statements.

(a) The Company has timely filed all Company Reports required to be filed with the SEC on or prior to the date hereof and will (subject to any extensions permitted pursuant to, and in compliance with, Rule 12b-25 of the Exchange Act) timely file all Company Reports required to be filed with the SEC after the date hereof and prior to the Effective Time. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act. As of their respective dates, or, if amended or restated, as of the date of the last such amendment or restatement, the Company Reports complied or will comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company Reports at the time they were filed, or if such Company Reports were amended or restated, at the time of the last such amendment or restatement, contained or will contain any untrue statement of a material fact or omitted or omits or will omit, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.

(b) Each of the Chief Executive Officer and Chief Financial Officer has made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the applicable Company Reports filed prior to the date hereof (collectively, the “Certifications”) and the statements contained in such Certifications are accurate in all material respects as of the filing thereof.

(c) The Company has made available (including via the SEC’s EDGAR system, as applicable) to Parent all of the Company Financial Statements and all material correspondence (if such correspondence has occurred since December 31, 2006) between the SEC on the one hand, and the Company and any of the Company’s Subsidiaries, on the other hand (provided that with respect to the Company’s Subsidiaries, the Company has only made available such correspondence as has been determined to be responsive after reasonable inquiry (provided further that there is no correspondence between the SEC and any of the Company’s Subsidiaries that has not been made available to Parent that describes any matter that could reasonably be expected to cause a Company Material Adverse Effect)). As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company Reports. To the Knowledge of the Company, as of the date hereof, none of the Company Reports is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation. All of the Company Financial Statements comply in all material respects with applicable requirements of the Exchange Act and have been prepared in accordance with GAAP (except, in the case of the unaudited statements, as permitted by the rules of the SEC for quarterly statements on Form 10-Q) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the periods indicated (subject, in the case of unaudited statements, to normal year end audit adjustments consistent with GAAP). As of the date hereof, the books and records of Company and its Subsidiaries have been maintained in all material respects in accordance with GAAP (and any other applicable legal and accounting requirements). As of the date hereof, BDO Seidman LLP has not resigned or been dismissed as independent public accountants of Company as a result of or in connection with any disagreements with Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(d) The Company and its Subsidiaries have implemented and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. Since January 1, 2006 and through the period ended on September 30, 2009, the Company’s Chief Executive Officer and its Chief Financial Officer have disclosed to the Company’s auditors and the audit committee of the Company Board of Directors all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and the Company has provided to Parent copies of, or access to, any material written materials relating to the foregoing. Since January 1, 2006, the Company’s Chief Executive Officer and its Chief Financial Officer have disclosed to the Company’s auditors and the audit committee of the Company Board of Directors any known fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting, and the Company has provided to Parent copies of, or access to, any material written materials relating to the foregoing. The Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed in all material respects to ensure that information relating to the Company, including its consolidated Subsidiaries, required to be disclosed in the reports the Company files or submits under the Exchange Act is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities. The Chief Executive Officer and the Chief Financial Officer of the Company have concluded that such disclosure controls and procedures are effective at the reasonable assurance level in timely alerting the Company’s Chief Executive Officer and its Chief Financial Officer to material information required to be included in the Company’s periodic reports required under the Exchange Act.

(e) The records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or its Subsidiaries or their accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not have a material adverse effect on Company’s system of internal accounting controls.

(f) The Company is, and since enactment of the Sarbanes-Oxley Act has been, in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(g) The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K promulgated under the Exchange Act, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. The Company has disclosed, by filing a Form 8-K, any change in or waiver of the Company’s code of ethics, to the extent required by Section 406(b) of Sarbanes-Oxley Act. To the Knowledge of the Company, there have been no material violations of provisions of the Company’s code of ethics.

(h) There are no Liabilities of the Company or any of its Subsidiaries that are material to the Company, are required by GAAP to be set forth on the Company Financial Statements and are not set forth on the

Company Financial Statements, other than (i) Liabilities incurred on behalf of the Company under this Agreement and (ii) Liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2008, none of which would reasonably be expected to have a Company Material Adverse Effect.

Section 3.9  Absence of Certain Changes or Events.  Since September 30, 2009, except as disclosed in the Company Reports since September 30, 2009 through to the date of this Agreement, and except as specifically contemplated by, or as disclosed in, this Agreement, the Company and its Subsidiaries have conducted their businesses in the ordinary course consistent with past practice and, since such date, there has not been, with respect to either the Company or any of its Subsidiaries, (i) any action that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1 or (ii) any Company Material Adverse Effect.

Section 3.10  Taxes.

(a) The Company and each of its Subsidiaries has timely filed and will timely file with the appropriate Governmental Entities all income and other Tax Returns that are required to be filed by it prior to the Effective Time. All such Tax Returns were correct and complete in all material respects and, in the case of Tax Returns to be filed, will be correct and complete in all material respects. All income and other Taxes due and owing by the Company and each of its Subsidiaries (whether or not shown on such Tax Returns) have been timely paid and, in the case of Tax Returns to be filed, will be timely paid. Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made in writing by an authority in a jurisdiction where the Company does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to material taxation in that jurisdiction except as would not be material to the Company. There are no security interests or other liens on any of the assets of the Company or its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than liens for Taxes not yet due and payable.

(b) The Company and its Subsidiaries have in all material respects timely withheld and paid to the appropriate Governmental Entity all income and other Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Third Party.

(c) There is no material dispute concerning any Tax Liability of the Company or any of its Subsidiaries raised by any Governmental Entity in writing to the Company or any of its Subsidiaries that remains unpaid, and neither the Company nor any of its Subsidiaries has received written notice of any threatened audits or investigations relating to any Taxes or otherwise has any Knowledge of any material threatened audits or investigations relating to any Taxes, in each case for which the Company or any of its Subsidiaries may become directly or indirectly liable.

(d) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of material Taxes or agreed to, or requested, any extension of time with respect to a material Tax assessment or deficiency.

(e) The unpaid Taxes of the Company and its Subsidiaries did not, as of December 31, 2008, exceed in any material respect the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet set forth in the Company Financial Statements as of such date (disregarding any notes thereto). Neither the Company nor any of its Subsidiaries has incurred any material Tax Liability since December 31, 2008 other than a Tax Liability incurred in the ordinary course of business.

(f) The Company has made available to Parent complete and accurate copies of all Tax Returns filed by the Company and any of its Subsidiaries on or prior to the date hereof for all tax periods beginning on or after December 31, 2006.

(g) There are no agreements relating to the allocating or sharing of Taxes to which the Company or any of its Subsidiaries is a party.

(h) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar provision of law to which the Company or any of its Subsidiaries may be subject, other than the affiliated group of which the Company is the common parent.

(i) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code. Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and Parent is not required to withhold tax on the purchase of the Company by reason of Section 1445 of the Code. Neither the Company nor any of its Subsidiaries has constituted either an “expatriated entity” within the meaning of Section 7874(a)(2)(A) of the Code or a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code.

(j) Neither the Company nor any of its Subsidiaries has agreed, or is required, to make any material adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by it or any other relevant party, and the IRS has not proposed any such adjustment or change in accounting method in writing nor, to the Knowledge of the Company, otherwise proposed any material adjustment or change in accounting method, nor does the Company or any of its Subsidiaries have any application pending with any Governmental Entity requesting permission for any changes in accounting methods that relate to the business or assets of the Company or any of its Subsidiaries.

(k) No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign Tax Law has been entered into by or with respect to the Company or any of its Subsidiaries.

(l) Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(m) Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) arising out of the transactions contemplated by this Agreement.

Section 3.11  Title to Personal Properties; Real Property.

(a) Each of the Company and its Subsidiaries has good and marketable title to, or a valid leasehold interest in, all of its tangible personal properties and assets reflected in the Company 10-K or acquired after December 31, 2008 (other than assets disposed of since December 31, 2008 in the ordinary course of business consistent with past practice), in each case free and clear of all Encumbrances, except Permitted Encumbrances. The tangible personal property and assets of the Company and its Subsidiaries are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, except as would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries either owns, or has valid leasehold interests in, all tangible personal properties and assets used by it in the conduct of its business, except where the absence of such ownership or leasehold interest would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any legal obligation, absolute or contingent, to any other Person to sell or otherwise dispose of any of its tangible personal properties or assets (other than the sale of the Company’s products and services in the ordinary course of business and other than equipment to be returned under equipment leases) with an individual value in excess of $250,000 or an aggregate value in excess of $500,000. For the avoidance of doubt, the term “tangible personal property” as used herein shall not include Intellectual Property, Software or Information Systems (other than hardware).

(b) Section 3.11 of the Company Disclosure Letter sets forth the address and description of each Owned Real Property. Except for matters that, individually or in the aggregate, would not have a Company Material Adverse Effect, with respect to each Owned Real Property: (i) the Company or one of its Subsidiaries (as the

case may be) has good and marketable title to such Owned Real Property, free and clear of all Encumbrances, except for Permitted Encumbrances, (ii) except as set forth in Section 3.11 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any material portion thereof, (iii) other than the right of Parent and Merger Sub pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. Neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.

(c) The leased real property (the “Leased Property”), collectively with the Owned Real Property identified pursuant to Section 3.11(b), and subject to the leases (the “Leases”) identified in Section 3.11 of the Company Disclosure Letter, comprise all of the real property used in the Company’s business, and is occupied by the Company pursuant to the Leases. Each of the Company and its Subsidiaries has complied in all material respects with the terms of all Leases, and all Leases are in full force and effect, except for such non-compliances or failures to be in full force and effect that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent and Merger Sub a true and complete copy of each Lease document. The Company’s or its applicable Subsidiary’s possession and quiet enjoyment of the Leased Property has not been disturbed in any material respect and, to the Knowledge of the Company, there are no disputes with respect to such Leases that could have or reasonably be expected to have a Company Material Adverse Effect. No material security deposit or portion thereof deposited with respect any Lease has been applied in respect of a breach or default under any Lease which has not been redeposited in full. The other party to each of the Leases is not an Affiliate of, and otherwise does not have any economic interest in, the Company or any of its Subsidiaries.

(d) Section 3.11 of the Company Disclosure Letter sets forth a true and complete list of all Leased Real Property Subleases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) (collectively, the “Landlord Leases”), including the date and name of the parties to such Landlord Lease. The Company has delivered to Parent a true and complete copy of each such Landlord Lease and, in the case of any oral agreement, a written summary of the material terms of such agreement. Except for matters that, individually or in the aggregate, would not have a Company Material Adverse Effect, with respect to each of the Landlord Leases: (i) such Landlord Lease is legal, valid, binding, enforceable and in full force and effect, (ii) neither the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any other party to such Landlord Lease is in breach or default thereunder, and to the Knowledge of the Company no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default thereunder, (iii) no material security deposit or portion thereof deposited with respect such Landlord Lease has been applied in respect of a breach or default under such Landlord Lease which has not been redeposited in full, (iv) neither the Company nor any Company Subsidiary owes, or will owe in the future, any material brokerage commissions or finder’s fees with respect to such Landlord Lease, (v) the other party to such Landlord Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Company or any Company Subsidiary, (vi) to the Knowledge of the Company the other party to such Landlord Lease has not subleased, licensed or otherwise granted any Person the right to use or occupy, the premises demised thereunder or any portion thereof, (vii) the other party to such Landlord Lease has not collaterally assigned or granted any other security interest in such Landlord Lease, and (viii) there are no Encumbrances, other than Permitted Encumbrances, on the estate or interest created by Company with respect to such Landlord Lease.

Section 3.12  Officers, Directors, Employees and Affiliates.

(a) Neither the Company nor any of its Subsidiaries is a party to or bound by any Employment Agreement and, except as required by applicable law or as otherwise contemplated by Section 1.7, no severance or other payment will become due or benefits or compensation increase or accelerate as a result of the transactions contemplated by this Agreement, solely or together with any other event, including a subsequent termination of employment.

(b) Except for compensation and benefits received in the ordinary course of business as an employee or director of the Company or its Subsidiaries, no director, officer or other Affiliate or Associate of the Company or any entity in which, to the Knowledge of the Company, any such director, officer or other Affiliate or Associate owns any beneficial interest (other than a beneficial interest in a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 5% of the stock of which is beneficially owned by any such Persons) is currently a party to or has any interest in (i) any partnership, joint venture, contract, arrangement or understanding with, or relating to, the business or operations of the Company or its Subsidiaries in which the amount involved exceeds $100,000 per annum, (ii) any agreement or contract for or relating to Indebtedness of the Company or its Subsidiaries, or (iii) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used in the business or operations of the Company or its Subsidiaries. To the Knowledge of the Company, there are no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the Company Reports filed prior to the date hereof.

Section 3.13  Employee Benefit Plans.

(a) Section 3.13(a) of the Company Disclosure Letter sets forth a true and complete list of each Company Benefit Plan.

(b) With respect to each Company Benefit Plan, a complete and correct copy of each of the following documents (if applicable) has been made available to Parent: (i) the most recent plan documents and all amendments thereto and all related trust agreements or documentation pertaining to other funding vehicles; (ii) the most recent summary plan description, and all related summaries of material modifications thereto; (iii) the IRS Forms 5500 (including schedules and attachments) and financial statements as filed for the past three (3) years; and (iv) the most recent IRS determination or opinion letter.

(c) None of the Company or any of its Subsidiaries maintains, sponsors, contributes to or is required to contribute to or has any Liability under or with respect to any (i) “multiemployer plan” as defined in Section 3(37) of ERISA, (ii) “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) subject to the funding requirements of Section 412 of the Code or Title IV of ERISA, (iii) “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), (iv) “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), or (v) plan, program, arrangement or agreement that provides for post-retirement or post-termination health, life insurance or other welfare-type benefits other than as required by Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state Law.

(d) Each Company Benefit Plan that is intended to qualify under Section 401 of the Code has received a current favorable determination or opinion letter from the IRS and nothing has occurred that is reasonably likely to adversely affect the qualification of such Company Benefit Plan.

(e) The Company Benefit Plans have been maintained, funded and administered in accordance with their terms and applicable Laws in all material respects. With respect to each Company Benefit Plan, all material required or recommended payments, premiums, contributions, distributions, reimbursements or accruals for all periods (or partial periods) through the date hereof have been made or accrued in accordance with GAAP.

(f) There have been no material “prohibited transactions” (as defined in Section 406 of ERISA and Section 4975 of the Code) with respect to any Company Benefit Plan. None of the Company, any of its Subsidiaries, or to the Knowledge of the Company any other “fiduciary” (as defined in Section 3(21) of ERISA) has any material Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Benefit Plan. There are no pending or, to the Knowledge of the Company, threatened suits, actions, disputes, claims (other than routine claims for benefits), arbitrations, audits, investigations, administrative or other proceedings relating to any Company Benefit Plan and, to the Knowledge of the Company, there is no basis for any such suit, action, dispute, claim, arbitration, audit, investigation, administrative or other proceeding.

(g) The Company and its Subsidiaries have complied in all material respects with the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law in all material respects. Except as set forth on Section 3.13(g) of the Company Disclosure Letter or Section 1.7 of this Agreement, the transactions contemplated by this Agreement will not cause the acceleration of vesting in, or payment of, any benefits or compensation under any Company Benefit Plan and will not otherwise accelerate or increase any Liability under any Company Benefit Plan.

Section 3.14  Labor Relations.

(a) The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws and Orders governing or concerning conditions of employment, employment discrimination and harassment, wages, hours or occupational safety and health, including the Labor Laws, except where the failure to so comply would not reasonably be expected to have a Company Material Adverse Effect.

(b) The employees of the Company and its Subsidiaries currently are not represented by a labor organization or group that was either certified or voluntarily recognized by any labor relations board, including the NLRB, or certified or voluntarily recognized by any other Governmental Entity and there is not, to the Knowledge of the Company, any attempt to organize any employees of the Company or its Subsidiaries. There currently does not exist nor, to the Knowledge of the Company, is there threatened, any material strike, slowdown, picketing or work stoppage by the employees of the Company or its Subsidiaries.

(c) No claim, complaint, charge or investigation for unpaid wages, bonuses, commissions, employment withholding taxes, penalties, overtime or other compensation, benefits, child labor or record-keeping violations, which could reasonably be expected to have a Company Material Adverse Effect, is pending or, to the Knowledge of the Company, has been filed or threatened against the Company or any of its Subsidiaries under the FLSA, the Davis-Bacon Act, the Walsh-Healey Act or the Service Contract Act, or any other applicable Law. No discrimination, illegal harassment and/or retaliation claim, complaint, charge or investigation, which could reasonably be expected to have a Company Material Adverse Effect, is pending or, to the Knowledge of the Company, has been filed or threatened against the Company or Company Subsidiary under the 1964 Civil Rights Acts, the Equal Pay Act, the ADEA, the ADA, the FMLA, the FLSA, ERISA or any other federal Law or comparable state fair employment practices act or foreign Law, including any provincial Law regulating discrimination in the workplace. No wrongful discharge, retaliation, libel, slander or other claim, complaint, charge or investigation that arises out of the employment relationship between the Company and its Subsidiaries and its and their respective employees, which could reasonably be expected to have a Company Material Adverse Effect, is pending or, to the Knowledge of the Company, has been filed or threatened against the Company or any of its Subsidiaries under any applicable Law. To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries is in violation, in any material respect, of any term of any lawful employment contract, non-disclosure agreement, non- competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act that could reasonably be expected to have a Company Material Adverse Effect.

Section 3.15  Contracts and Commitments.

(a) Neither the Company nor any of its Subsidiaries is a party to, is bound or affected by, or receives any benefits under, any agreement, contract or legally binding understanding, whether oral or written: (i) except for those referenced in clause (viii) below, providing for (A) aggregate noncontingent payments by or to the Company or any of its Subsidiaries in excess of $500,000 annually or (B) potential payments by or to the Company or any of its Subsidiaries reasonably expected to exceed $500,000 annually; (ii) limiting the freedom of the Company to engage in any material line of business or sell, supply or distribute any service or product, or to compete with any entity or to conduct business in any geography; (iii) that after the Effective Time would have the effect of limiting in any material respect the freedom of Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) to engage in any material line of business or sell, supply or distribute any service or product, or to compete with any entity or to conduct business in any geography; (iv) involving any joint venture, partnership or similar arrangement for the sharing of profits and/or losses; (v) involving the creation, incurrence, or assumption of material Indebtedness; (vi) containing material severance or termination pay Liabilities related to termination of employment; (vii) involving procurement of goods or services (except for any Company contracts in which either the aggregate noncontingent payments to or by the Company are not in excess of $500,000 annually or the potential payments to or by the Company are not expected to exceed $500,000 annually); (viii) relating to the acquisition, transfer, in-bound licensing, out-bound licensing, development, co-development, or sharing of any Intellectual Property material to the operations of the Company or any other agreement material to the operations of the Company or any of its Subsidiaries (except for: (1) any Company contracts pursuant to which any Company Software is licensed by the Company or any of its Subsidiaries in the ordinary course of business;(2) any third party software license generally available to the public (excluding the Open Source Software required to be disclosed pursuant to Section 3.16(g)) for which the aggregate noncontingent payments by the Company are not in excess of $200,000 annually or the potential payment by the Company is not expected to be in excess of $200,000 annually; (3) non-negotiated licenses of third party Intellectual Property embedded in equipment or fixtures that are used by the Company or any of its Subsidiaries for internal purposes only); (ix) which provide for indemnification by the Company of any officer, director or employee of the Company; (x) pursuant to which the Company or any Subsidiary of the Company has any obligations or liabilities as guarantor, surety, co signer, endorser, or co maker in respect of any obligation of any Person, or any capital maintenance, keep well or similar agreements or arrangements in any such case which, individually is in excess of $250,000 annually; (xiii) involving the lease of real property with aggregate annual rent payments in excess of $250,000 annually; (xiv) would prohibit or materially delay the consummation of the Merger or otherwise materially impair the ability of the Company to perform its obligations hereunder; (xvi) prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of the Company Subsidiaries, prohibits the pledging of the capital stock of the Company or any of its Subsidiaries or prohibits the issuance of guarantees by any of the Company’s Subsidiaries; (xiv) relates to any acquisition of another business by the Company or its Subsidiaries pursuant to which the Company or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent payment or guarantee obligations in excess of $500,000 ; (xv) involves any directors, executive officers (as such term is defined in the Exchange Act) or 5% stockholders of the Company or any of their Affiliates (other than the Company or any of its Subsidiaries) or immediate family members; (xvi) contains any covenant granting “most favored nation” status that, following the Merger, would apply to or be affected by actions taken by Parent, the Surviving Corporation and/or their respective Subsidiaries or Affiliates; (xvii) involves any exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest-rate, commodity price, equity value or foreign currency protection contract; (xviii) contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any Equity Interests of any Person or assets; or (xix) is otherwise required to be filed as an exhibit to an Annual Report on Form 10 K, as provided by Rule 601 of Regulation S K promulgated under the Exchange Act. Each contract of the type described in the immediately preceding sentence is referred to herein as a “Company Material Contract.” The Company has heretofore made available to Parent a complete and correct copy of each Company Material Contract, including any amendments or modifications thereto.

(b) Each Company Material Contract is valid and binding on the Company or its Subsidiary party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, and is enforceable against the Company in accordance with its terms and, to the Knowledge of the Company, against each other party thereto (in each case, subject to the Bankruptcy and Equity Exception), and the Company and each of its Subsidiaries have performed in all material respects all obligations required to be performed by them under each Company Material Contract and, to the Knowledge of the Company, each other party to each Company Material Contract has performed in all material respects all obligations required to be performed by it under such Company Material Contract, except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries knows of, or has received notice of, any violation or default under (or any condition that with the passage of time or the giving of notice, or both, would cause such a violation of or default under) any Company Material Contract or any other agreement or contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not reasonably be expected to have a Company Material Adverse Effect.

(c) To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time), would reasonably be expected to: (i) result in a material violation or breach of any provision of any Company Material Contract; (ii) give any Person the right to declare a default or exercise any remedy under any Company Material Contract; (iii) give any person the right to receive or require a material rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract; (iv) give any Person the right to accelerate the maturity or performance of any Company Material Contract; or (v) give any Person the right to cancel terminate or modify any Company Material Contract, in each case, in a manner that would reasonably be expected to have a Company Material Adverse Effect.

Section 3.16  Intellectual Property.  The representations and warranties made in Section 3.11 are not intended to cover Software, Intellectual Property and Information Systems (other than hardware). The representations and warranties in this Section 3.16, and in clauses (b) and (c) of Section 3.15, shall control over any other representations and warranties elsewhere in the Agreement, to the extent that any of such other representations and warranties, or any part of any of them, are inconsistent with or contradict the representations and warranties in this Section 3.16 and in clauses (b) and (c) of Section 3.15, or any part of any of them.

(a) The Company or the relevant Subsidiary owns, has a license to, or otherwise possesses sufficient rights to, the Intellectual Property used by the Company or such Subsidiary, as the case may be, to conduct its respective business as currently conducted in all material respects.

(b) Section 3.16(b) of the Company Disclosure Letter sets forth a complete and correct list of: (i) all patented or registered Company Intellectual Property; (ii) all pending patent applications, all trademark applications, or other applications for registration of Company Intellectual Property; (iii) all material unregistered trademarks, trade names and service marks, all registered copyrights, and all material domain names owned by the Company, including, to the extent applicable for registered or issued Intellectual Property, the jurisdictions in which each such Company Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed; and (iv) major releases of all Software owned by the Company and any Subsidiary of the Company marketed or supported by the Company or any Subsidiary of the Company. All registration, maintenance and renewal fees in connection with the material registered Company Intellectual Property which have come due have been paid and, to the Knowledge of the Company, all necessary documents and certificates in connection with the foregoing have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of perfecting, prosecuting, and maintaining the foregoing. To the Knowledge of the Company, there are no actions that are required to be taken by Company within 120 days of the date of this Agreement with respect to any of the foregoing, except as set out in Section 3.16(b) of the Company Disclosure Letter. Section 3.16(b) of the Company Disclosure Letter lists all License Agreements under which the Company is the licensee of third party Software that is embedded, integrated, bundled with, or otherwise distributed with the Company products or is used to provide the Company products on a software-as-a-service, web-based application, or service basis, that: (i) requires aggregate noncontingent payments by the Company in excess of $200,000 annually or potentially requires payment by the Company expected to be in excess of $200,000 annually; or (ii) (A) is not generally available to the public, or (B) has no functional equivalent that is generally commercially available, in each case the absence of which would materially impair the Company’s products or services (“Material Embedded Software”). Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any Third Party, is in material violation of any license, sublicense or agreement for Material Embedded Software. Except as otherwise described in Section 3.16(b) of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company and the consummation by the Company of the merger contemplated hereby will not: (A) cause the Company or any of its Subsidiaries to be in material violation or material default under any material license, sublicense or agreement for either Company Intellectual Property or Material Embedded Software; (B) result in the termination or modification of, or entitle any other party to, any material license, sublicense or agreement for Company Intellectual Property or Material Embedded Software to terminate or modify such license, sublicense or agreement for

Company Intellectual Property or Material Embedded Software; or (C) entitle any Third Party to claim any right to use or practice under any material Company Intellectual Property. The Company is the owner of all right, title and interest in and to the Company Intellectual Property free and clear of all Encumbrances other than Permitted Encumbrances and, has sole and exclusive rights to the use thereof (subject to fair use exceptions) in connection with the services or products in respect of which the material Company Intellectual Property is being used by the Company or any of its Subsidiaries, subject to any license agree ments to which the Company or any of its Subsidiaries is a party pursuant to which the Company or any of its Subsidiaries licenses others to use any such Company Intellectual Property in the ordinary course of business. The foregoing representations are subject to ownership and use rights in third parties relating to unregistered Company Intellectual Property (except copyrights) where the third party has without infringing or misappropriating any rights of the Company or any of its Subsidiaries developed or obtained such Intellectual Property independently.

(c) To the Knowledge of the Company, there is no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property rights by any Third Party, including any employee or former employee of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property, other than indemnification obligations arising in the ordinary course of business.

(d) All issued patents and registered trademarks and service marks held by the Company or any of its Subsidiaries are valid, and existing. To the Knowledge of the Company, there is no material loss or expiration of any of the Company Intellectual Property threatened or pending, except for the expiration dates of patents and with respect to trademarks and service marks which are not being used. To the Knowledge of the Company, there is no assertion or claim pending challenging the ownership, use, validity or enforceability of any Company Intellectual Property. Neither the Company nor any of its Subsidiaries is a party to any suit, action or proceeding that involves a claim of infringement or misappropriation by the Company or any of its Subsidiaries of any Intellectual Property of any Third Party nor, to the Knowledge of the Company has any such suit, action or proceeding been threatened against the Company or any of its Subsidiaries nor, to the Knowledge of the Company, has the Company or any of it Subsidiaries received any demands or unsolicited offers to license any Intellectual Property from any Third Party. The conduct of the business of the Company and each of its Subsidiaries has not infringed or misappropriated and is not infringing or misappropriating any Intellectual Property of any Third Party in a manner which would reasonably be expected to have a Company Material Adverse Effect. No Third Party has notified the Company that it is challenging the ownership or use by the Company or any of its Subsidiaries, or the validity of, any of the Company Intellectual Property in a manner which would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has brought or is bringing or has threatened any action, suit or proceeding for infringement or misappropriation of the Company Intellectual Property or breach of any license or agreement involving Company Intellectual Property against any Third Party. To the Knowledge of the Company, there are no pending or threatened interference, re-examinations, or oppositions involving any material patents, patent applications, or trademarks of the Company or any of its Subsidiaries.

(e) The Company or its Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all Trade Secrets and confidential information deemed material by the Company or its Subsidiaries. Without limiting the foregoing, each of the Company and its Subsidiaries have instituted policies requiring each employee, consultant and independent contractor exposed to Trade Secrets or such Confidential Information to execute proprietary information and confidentiality agreements substantially in the Company’s standard forms, which forms have been made available to Parent.

(f) Except as set forth in Section 3.16(f) of the Company Disclosure Letter, the material Intellectual Property owned by the Company in Software used in the Company’s products or any of its Subsidiaries was: (i) developed by employees of the Company or its Subsidiaries within the scope of their employment: (ii) developed by independent contractors who have assigned their rights (including Intellectual Property rights) to the Company or its Subsidiaries pursuant to written agreements; or (iii) otherwise acquired by the Company or its Subsidiaries from a Third Party pursuant to written agreements.

(g) Section 3.16(g) of the Company Disclosure Letter lists all material Open Source Software that is incorporated into, combined with, distributed with, or made available with, any Company product whether distributed or provided on a software-as-a-service, web-based application, or other service basis. Neither the Company nor any of Subsidiaries have modified any of the Open Source Software identified in Section 3.16(g) of the Company Disclosure Letter. Neither the Company nor any of its Subsidiaries have used any Open Source Software in a manner that would require the Company or any of its Subsidiaries to disclose source code for any Company products, grants rights to redistribute the Company’s products to any Third Party, grant patent non-asserts or patent licenses to any Third Party, or otherwise grant any right not specifically granted in the Company’s or any of its Subsidiary’s license agreement with any Third Party.

(h) Except as set forth in Section 3.16(h) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has disclosed or delivered to any Third Party, agreed to disclose or deliver to any Third Party, or permitted the disclosure or delivery to any escrow agent of, any source code that is Company Intellectual Property and the confidentiality of which is material to the Company. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in a requirement that any such source code be disclosed or delivered to any Third Party by the Company, any of its Subsidiaries or any person acting on their behalf.

(i) All products of the Company and its Subsidiaries are free of any material third party disabling codes or instructions, timer, copy protection device, clock, counter or other limiting design or routing and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other similar programs, software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such Company product (or any part thereof) or data or other Software of users or otherwise cause them to be incapable of being used in the full manner for which they were designed, in each case except as would reasonably be expected not to have a Company Material Adverse Effect.

(j) The computer Software, computer firmware, computer hardware (whether general purpose or special purpose), electronic data processing, information, record keeping, communications, telecommunications, third party Software, networks, peripherals and computer systems, including any outsourced systems and processes, and other similar or related items of automated, computerized and/or Software systems that are used or relied on by the Company and its Subsidiaries (collectively, “Information Systems”), have, together with other Company assets and personnel, generated the results reflected in the financial statements of the Company and the Company and its Subsidiaries have purchased a sufficient number of license seats for all Software used by the Company and its Subsidiaries in such operations.

(k) With respect to the Information Systems: (i) to the Knowledge of the Company there have been no successful unauthorized intrusions or breaches of the security of the Information Systems; (ii) there has not been any material malfunction that has not been remedied or replaced in all material respects or any unplanned downtime or service interruption lasting more than 60 minutes in the period beginning twenty-four (24) months prior to the date hereof through the date hereof; (iii) the Company and its Subsidiaries have implemented or are in the process of implementing (or in the exercise of reasonable business judgment have determined that implementation is not yet in the best interest of the Company and its Subsidiaries) in a timely manner any and all security patches or security upgrades that are generally available for the Company’s and its Subsidiaries’ Information Systems; and (iv) no Third Party providing services to the Company and its Subsidiaries has failed to meet any service obligations in any material respect.

(l) Except as set forth in Section 3.16(l) of the Company Disclosure Letter, no government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of any material Company Intellectual Property and no governmental entity, university, college, other educational institution or research center has any claim or right in or to such material Company Intellectual Property. To the Company’s Knowledge, no current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries who was involved in, or who contributed to, the creation or Intellectual Property owned or used by the Company or its Subsidiaries, has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any of its Subsidiaries.

(m) The Company and its Subsidiaries are in possession of the source code and object code for all material elements of the Software owned by the Company or any of its Subsidiaries.

Section 3.17  Insurance Policies.  Section 3.17 of the Company Disclosure Letter sets forth a list of all material insurance policies maintained by the Company and its Subsidiaries. All such insurance policies and bonds with respect to the business and assets of the Company and its Subsidiaries are in full force and effect (and were in full force and effect during the periods of time such insurance policies were purported to be in effect) and will be maintained by the Company and its Subsidiaries in full force and effect as they apply to any matter, action or event relating to the Company or its Subsidiaries occurring through the Effective Time, and the Company and its Subsidiaries have not reached or exceeded their policy limits for any insurance policies in effect at any time during the past five years. Neither the Company nor any Company Subsidiary is in breach or default of any of such insurance policies, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a material breach or default or permit termination or modification of any of such insurance policies. Since December 31, 2008, the Company has not received any written notice or to the Knowledge of the Company any other written communication regarding any actual or threatened: (a) cancellation or invalidation of any insurance policy; (b) refusal or denial of any material coverage, material reservation of rights or rejection of any material claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

Section 3.18  Brokers.  No broker, finder or investment banker (other than the Company Financial Advisor whose brokerage, investment banking, finders and financial advisory fees shall be paid by the Company) is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.19  Company Financial Advisor Opinion.  The Company Financial Advisor has delivered to the Company Board of Directors its opinion to the effect that, as of the date of such opinion, the Merger Consideration to be received by the holders (other than Parent and its Affiliates) of shares of Company Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders. The Company shall provide a complete and correct signed copy of such opinion to Parent solely for informational purposes as soon as practicable after the date of this Agreement.

Section 3.20  Rights Agreement; Anti-Takeover Provisions.

(a) The entering into of this Agreement and the Voting Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not, (i) result in any Person being deemed to have become an Acquiring Person (as defined in the Rights Plan), (ii) result in the ability of any Person to exercise any Rights under the Rights Plan, (iii) enable or require the Rights to separate from the shares of Company Common Stock to which they are attached or to be triggered or become exercisable or (iv) enable the Company to exchange any Rights for shares of the Company’s capital stock, pursuant to the Rights Plan. No triggering or similar event has occurred or will occur by reason of (1) the adoption, approval, execution or delivery of this Agreement and the Voting Agreements, (2) the public announcement of such adoption, approval, execution or delivery or (3) the consummation of the transactions contemplated hereby and thereby.

(b) Assuming the truth of the representation set forth in Section 4.12, the Company Board of Directors has taken all other necessary action so that the restrictions in Section 203 of the DGCL and any other takeover, anti-takeover, moratorium, “fair price,” “control share,” or similar Law applicable to the Company do not, and will not, apply to this Agreement, the Merger or the other transactions contemplated hereby.

Section 3.21  Environmental Matters.  Except for such matters that individually or in the aggregate have not had and could not reasonably be expected to have a Company Material Adverse Effect: (a) each of the Company and its Subsidiaries is and, to the Knowledge of the Company, has been in compliance with all applicable Environmental Laws and possesses and is and, to the Knowledge of the Company, has been in compliance with all required Environmental Permits; (b) to the Knowledge of the Company, there are no Environmental Claims pending or threatened against the Company or any of its Subsidiaries, (c) none of the Company or any of its Subsidiaries or any of their predecessors has caused any Release or threatened Release of Hazardous Materials at any property currently owned or operated by the Company or any of its Subsidiaries, which could reasonably be expected to result in an Environmental Claim and (d) neither the Company nor any Company Subsidiary has received any written (or, to the Knowledge of the Company, oral) claim or notice of violation from any Governmental Entity alleging that the Company or any Company Subsidiary is in violation of, or liable under, any Environmental Law, or regarding any Hazardous Materials. All environmental reports, assessments and audits in the possession or control of the Company or any of its Subsidiaries, containing information that could reasonably be expected to be material to the Company or any of its Subsidiaries, have been made available to the Parent. The representations and warranties made in this Section 3.21 are the exclusive representations and warranties of the Company relating to environmental matters.

Section 3.22  Information Supplied.  Neither the written information supplied, or to be supplied, by or on behalf of the Company for inclusion in the Proxy Statement or any other documents to be filed by Parent, Merger Sub or the Company with the SEC or any other Governmental Entity in connection with the Merger and the other transactions contemplated hereby, will, on the date of its filing or, in the case of the Proxy Statement, at the date it is first mailed to the Company Common Stockholders and at the time of the Company Common Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub that is contained in any of the foregoing documents.

Section 3.23  Product Warranties.  There are no pending or, to the Company’s Knowledge, threatened Actions against either the Company or any Subsidiary in respect of injury to person or property of its employees or any third parties, arising from or relating to the sale or license of any product or performance of any service by the Company or any Subsidiary, including claims arising out of the defective or unsafe nature of the products or services.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to such exceptions as are disclosed in the Parent Disclosure Letter delivered by Parent to the Company prior to the execution of this Agreement, Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1  Organization and Good Standing.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation.

Section 4.2  Authority for Agreement.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub, and no other votes or approvals of any class or series of capital stock of Parent or Merger Sub, are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject the Bankruptcy and Equity Exception.

Section 4.3  No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with or violate Parent’s Amended and Restated Certificate of Incorporation or Parent Bylaws, or the equivalent charter documents of Merger Sub, (ii) conflict with or violate any Law applicable to Parent or its Subsidiaries or by which any material property or asset of Parent or any of its Subsidiaries is bound or affected, or (iii) result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations, or result (immediately or with notice or lapse of time or both) in the creation of an Encumbrance, other than Permitted Encumbrances, on any material property or asset of Parent or its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries, or any material property or asset of Parent or any of its Subsidiaries, is bound or affected, except in the case of clauses (ii) and (iii) above for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or registration or qualification with, any Governmental Entity, except for applicable requirements, if any, of the Securities Act, the Exchange Act, or state securities laws or “blue sky” laws and the HSR Act.

Section 4.4  Litigation.  There are no suits, actions or proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, including Merger Sub, that would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.5  Availability of Funds.

(a) Parent has provided the Company with true and complete copies of (i) the commitment letter, dated as of the date hereof, from Wells Fargo Foothill, LLC and Bank of Montreal (the “Debt Financing Commitment”), regarding the amounts set forth therein for the purposes of financing the Merger and the other transactions contemplated by this Agreement and related fees and expenses (the “Debt Financing”), (ii) the Equity Commitment Letters (together with the Debt Financing Commitment, the “Financing Commitments”), regarding the proposed equity investments set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”). The Financing Commitments are in full force and effect as of the date hereof and are the legal, valid and binding obligations of Parent and Merger Sub and, to the Knowledge of Parent, of the other parties thereto, in accordance with the terms and conditions thereof, subject to the Bankruptcy and Equity Exception. Assuming only that the Equity Financing is funded, Parent and Merger Sub will have at and after the Closing funds sufficient to pay all of the amounts payable under Article I of this Agreement or otherwise in connection with or as a result of the Merger and the other transactions contemplated hereby and all fees and expenses associated therewith. Each Equity Commitment Letter has not been amended or modified, and the commitments set forth in each Equity Commitment Letter has not been withdrawn or rescinded in any respect. Each Equity Commitment Letter, in the form so delivered to the Company on the date hereof, is in full force and effect. There are no conditions precedent or other contingencies related to the funding of the full amount of the Equity Financing at Closing hereunder other than the conditions to Closing set forth herein. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under any term or condition of the Financing Commitments. Neither Parent nor Merger Sub has any reason to believe that any of the conditions to the Equity Financing will not be satisfied or that the Equity Financing will not be available to Parent and Merger Sub on the date of the Closing. Parent has fully paid any and all commitment and other fees that have been incurred and are due and payable on or prior to the date hereof in connection with each Equity Commitment Letter. Notwithstanding anything to the contrary contained herein, Parent’s obligation to consummate the transactions contemplated hereby is not contingent on Parent’s ability to obtain any financing prior to consummating the Merger.

(b) The following provision is not intended to imply that the Debt Financing is a condition to consummation of the transactions contemplated hereby. The Debt Financing Commitment may, in accordance with the provisions of this Agreement, be superseded at the option of Parent after the date of this Agreement but prior to the Effective Time by instruments (the “Alternative Financing Commitments”) replacing the then existing Debt Financing Commitment, provided that any Alternative Financing Commitment shall be on terms that are no less favorable, in the aggregate, to Parent (as determined in the reasonable judgment of Parent) than the terms of the Debt Financing Commitment such Alternative Financing Commitment is replacing. In such event, (x) the term “Financing Commitments” as used herein shall be deemed to include the Financing Commitments that are not so superseded at the time in question and the Alternative Financing Commitments to the extent then in effect, and (y) the term “Debt Financing” as used herein shall mean the debt financing contemplated by the Financing Commitments as modified pursuant to the foregoing clause (x).

Section 4.6  Guarantees.  The Sponsors have delivered the Guarantees to the Company. Each Guarantee is in full force and effect and no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of either Parent or a Sponsor under any term or condition of any Guarantee.

Section 4.7  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub or any of their respective directors, officers or employees, for which the Company may become liable.

Section 4.8  Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, is wholly-owned directly and beneficially by Parent and, prior to the Effective Time, Merger Sub will have engaged in no business and have no Liabilities or obligations other than in connection with the transactions contemplated by this Agreement.

Section 4.9  Information Supplied.  Neither the written information supplied, or to be supplied, by or on behalf of Parent or Merger Sub for inclusion in the Proxy Statement or any other documents to be filed by Parent, Merger Sub or the Company with the SEC or any other Governmental Entity in connection with the Merger and the other transactions contemplated hereby, will, on the date of its filing or, in the case of the Proxy Statement, at the date it is mailed to Company Common Stockholders and at the time of the Company Common Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to Parent or Merger Sub shall occur which is required to be described in the Proxy Statement, Parent shall promptly disclose such event to the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company that is contained in any of the foregoing documents.

Section 4.10  Management Arrangements.  As of the date hereof, except as previously disclosed to the Company Board, there are no contracts or any other binding arrangements between Parent, Merger Sub or any of their respective Affiliates, on the one hand, and any director or officer of the Company, on the other hand, relating to this Agreement, the Merger or any other transactions contemplated by this Agreement (including as to any investments to be made in, or contributions to be made to, Parent or Merger Sub), or to the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Closing.

Section 4.11  Solvency.  As of the Effective Time and immediately after giving effect to all of the transactions contemplated by this Agreement, including the Merger and all payments contemplated by this Agreement in connection with the Merger (including payment of all amounts payable under Article I of this Agreement in connection with or as a result of the Merger) and payment of all related fees and expenses of Parent, Merger Sub, the Company and their respective Subsidiaries in connection therewith, and assuming the accuracy as of the Effective Time in all material respects of those representations and warranties of the Company set forth in Article III that relate to the subject matter of clauses (i) through (iii) of this Section 4.11 (including Section 3.8): (i) the amount of the “fair saleable value” of the assets of each of the Surviving Corporation and its Subsidiaries will exceed (A) the value of all liabilities of the Surviving Corporation and such Subsidiaries, including contingent and other liabilities, and (B) the amount that will be required to pay the probable liabilities of the Surviving Corporation and such Subsidiaries on their existing debts as such debts become absolute and matured, (ii) each of the Surviving Corporation and its Subsidiaries will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged, and (iii) each of the Surviving Corporation and its Subsidiaries will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 4.12  Section 203 of the DGCL.  As of the date hereof, neither Parent nor Merger Sub nor any of their “affiliates” or “associates” is, and at no time during the last three years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL, and neither Parent nor Merger Sub “owns” any shares of capital stock of the Company as defined in Section 203 of the DGCL.

ARTICLE V

COVENANTS

Section 5.1  Conduct of Business by the Company Pending the Merger.

(a) The Company covenants and agrees that between the date of this Agreement and the Effective Time, unless Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld, delayed or conditioned (and except as set forth in Section 5.1 of the Company Disclosure Letter or as otherwise expressly contemplated, permitted or required by this Agreement), the Company shall and shall cause each of its Subsidiaries to, (i) maintain its existence in good standing under applicable Law, (ii) subject to the restrictions and exceptions set forth in Section 5.1(b) or elsewhere in this Agreement, conduct its business and operations only in the ordinary and usual course of business and in a manner consistent with prior practice, and (iii) use commercially reasonable efforts to (A) preserve intact its assets, properties, contracts or other legally binding understandings, licenses and business organizations, (B) generally keep available the services of its current officers and key employees as determined by the Company’s Chief Executive Officer in consultation with Parent and (C) preserve the current relationships of the Company and its Subsidiaries with customers, suppliers, distributors, lessors, licensors, licensees, creditors, employees, contractors and other Persons with which the Company or any of its Subsidiaries has business relations.

(b) Without limiting the foregoing, the Company covenants and agrees that between the date of this Agreement and the Effective Time, the Company shall not and shall cause each of its Subsidiaries not to (except as expressly contemplated, permitted or required by this Agreement, including Section 1.7 hereof, as set forth on the applicable subsection of Schedule 5.1(b) of the Company Disclosure Letter or with the prior written approval of Parent, which approval shall not be unreasonably withheld, delayed or conditioned (other than, with respect to such approval being not unreasonably withheld, delayed or conditioned, in the case of clauses (i), (ii) and (iii) below): (i) declare, set aside, establish a record date for, make or pay any dividends or other distributions (whether in cash, stock or property) in respect of any of its capital stock or, except as permitted by Section 5.6, enter into any agreement with respect to the voting of its capital stock; (ii) adjust, split, combine or reclassify any of its capital stock or that of its Subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or that of its Subsidiaries; (iii) repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its or its Subsidiaries’ capital stock or any Company Common Stock Rights or Subsidiary Stock Rights (except pursuant to restricted stock award agreements outstanding on the date hereof); (iv) issue, deliver or sell, pledge or encumber any shares of its or its Subsidiaries’ capital stock, or any Company Common Stock Rights (other than the issuance of shares of Company Common Stock upon the exercise of Company Common Stock Options or pursuant to the ESPP solely with respect to the Final Offering Period) (v) take any action the intended and actual result of which is to prevent the Company from consummating the Merger in accordance with the terms hereof other than any action otherwise required or permitted to be taken hereunder; (vi) amend the Company Certificate of Incorporation or Company Bylaws or equivalent organizational documents of the Company’s Subsidiaries; (vii) incur, create, assume or otherwise become liable for any Indebtedness or assume, guaranty, endorse or otherwise become liable or responsible for the Indebtedness of any other Person; (viii) make any loans, advances or capital contributions to or investments in any other Person (other than loans, advances, capital contributions, or investments made to the Company’s Subsidiaries or loans or advances made to other Persons, including customer financing and installment payment arrangements, in the ordinary course of business consistent with past practice); (ix) merge or consolidate with any other entity or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization or otherwise permit its corporate existence to be suspended, lapsed or revoked; (x) change its Tax accounting methods, principles or practices, except as required by GAAP or applicable Laws; (xi) alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to present or former employees, directors or Affiliates of the Company, other than alterations or amendments (A) made with respect to non-officers and non-directors in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, (B) as expressly contemplated by Section 1.7 of this Agreement or (C) required under applicable Laws; (xii) hire any new employees other than non-officer employees in the ordinary course of business consistent with past practice; (xiii) sell, license, mortgage, transfer, lease, pledge or otherwise subject to any Encumbrance, other than Permitted Encumbrances, or otherwise dispose of any material properties or assets (including stock or other ownership interests of its Subsidiaries), other than in the ordinary course of business consistent with prior practice; (xiv) acquire any material business, assets or securities other than in the ordinary course of business consistent with past practice; (xv) make any Tax election not consistent with prior practice or settle or compromise any material income Tax Liability or fail to file any material Tax Return when due or fail to cause such Tax Returns when filed to be complete and accurate in all material respects or file any materially amended Tax Return; (xvi) incur or commit to incur any unbudgeted capital expenditures, or any obligations or liabilities in connection therewith that individually or in the aggregate, are in excess of $250,000, except in the ordinary course of business consistent with past practices or materially delay any material capital expenditures; (xvii) pay, discharge, settle or satisfy any Liabilities, other than the payment, discharge or satisfaction of Liabilities in the ordinary course of business, consistent with past practice, as required by any applicable Law, as accrued for in the Company Financial Statements or as required by the terms of any contract of the Company, as in effect on the date of this Agreement; (xviii) waive, release, grant or transfer any right of material value, other than in the ordinary course of business, consistent with past practice, or waive any material benefits of, or agree to modify in any material adverse respect, or, subject to the terms hereof, fail to enforce, or consent to any material matter with respect to which its consent is required under, any material confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party (other than to permit a Person to present an Acquisition Proposal or take any other action permitted under Section 5.6); (xix) enter into, modify, amend or terminate (A) any contract which if so entered into, modified, amended or terminated could be reasonably likely to (x) have a Company Material Adverse Effect, (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement or (B) except in the ordinary course of business, any Company Material Contract; (xx) terminate any officer or key employee of the Company except as determined by the Company’s Chief Executive Officer in consultation with Parent; (xxi) maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice; (xxii) except as required by GAAP, revalue any of its material assets or make any changes in accounting methods, principles or practices; (xxiii) enter into any transaction that could give rise to a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder; (xxiv) engage in any transaction with, or enter into any agreement, arrangement or understanding with any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated under the Exchange Act that would be required to be disclosed under such Item 404; (xxv) compromise, release, waive or settle any Action (A) directly relating to or affecting the Company’s Intellectual Property, (B) having a value or in an amount in excess of $250,000 or (C) that is brought by any current, former or purported holder of any capital stock or debt securities of the Company or any of its Subsidiaries relating to the transactions contemplated by this Agreement; (xxvi) effectuate a “plant closing” or “mass layoff,” as those terms are defined in WARN, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any of its Subsidiaries; (xxvii) grant any material refunds, credits, rebates or other allowances by the Company to any end user, customer, reseller or distributor, in each case, other than in the ordinary course of business; (xxviii) abandon or allow to lapse or expire any registration or application for material Company Intellectual Property; (xxix) enter into any new line of business outside of its existing business segments; (xxx) engage in Company-wide communication with employees of the Company or any of its Subsidiaries regarding the compensation, benefits or other treatment that they will receive in connection with the Merger, unless any such communications are substantially consistent with prior directives, guidelines or other documentation provided to the Company by Parent; or (xxxi) except as permitted by Section 5.6 hereof, agree to take or enter into any letter of intent or similar agreement or arrangement with respect to any of the actions described in this Section 5.1(b).

(c) Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Parent and Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.2  Access to Information and Employees.

(a) From the date hereof to the Effective Time, the Company shall, and shall cause the Representatives of the Company to, afford the Representatives of Parent and Merger Sub reasonable access during normal business hours to the officers, employees, agents (including outside accountants), properties, offices and other facilities, books and records of the Company and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish, to the extent prepared by the Company in the ordinary course of business, for the period beginning after the date of this Agreement and ending at the Effective Time, as soon as practicable after the end of each month, a copy of the monthly internally prepared financial statements of the Company, including statements of financial condition, results of operations, and statements of cash flow, and all other information concerning its business, properties and personnel as Parent may reasonably request.

(b) During the period between the date hereof and the Effective Time, the Company shall provide, and shall cause its Subsidiaries and its and their Representatives to provide, to Parent and to the Representatives of Parent, reasonable cooperation that may be reasonably requested by Parent in connection with the Financing to be incurred by Parent in order to consummate the transactions contemplated hereby, including but not limited to using commercially reasonable efforts to cause its advisors to provide financial statements and comfort letters that may be reasonably requested and are otherwise customary for such Financing.

(c) No investigation pursuant to this Section 5.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

(d) The Company acknowledges that, prior to the Effective Time, Parent or its Representatives may make available to the Company or its Representatives certain information that is confidential, proprietary or otherwise not publicly available including analyses, forecasts, plans, summaries and/or studies and that all such confidential material given by or on behalf of Parent to the Company will not be disclosed, reproduced, disseminated, quoted or referred by the Company or any of its Subsidiaries or Representatives to any Person.

Section 5.3  Reasonable Best Efforts; Notification.

(a) Subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Transaction Documents, including (i) the taking of all commercially reasonable acts necessary to cause the conditions set forth in Article VI to be satisfied, (ii) obtaining all necessary, proper or advisable actions or non-actions, waivers, consents, qualifications and approvals from Governmental Entities and making all necessary, proper or advisable registrations, filings and notices and taking all reasonable steps as may be necessary to obtain an approval, waiver or exemption from any Governmental Entity (including, without limitation, under the HSR Act); (iii) obtaining all necessary, proper or advisable consents, qualifications, approvals, waivers or exemptions from the non-governmental Third Parties; and (iv) executing and delivering any additional documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, the Transaction Documents.

(b) Without limiting the foregoing, (i) each of the Company, Parent and Merger Sub shall use its commercially reasonable efforts to make promptly any required submissions under the HSR Act and any other Antitrust Laws which the Company or Parent determines should be made, in each case with respect to the Merger and the transactions contemplated hereby and (ii) Parent, Merger Sub and the Company shall cooperate with one another (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other federal, state or foreign Law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the Company’s business in connection with the consummation of the transactions contemplated by this Agreement and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers. Each of the Company and Parent shall (1) give the other party prompt notice of the commencement or threat of commencement of any suit, claim, action, investigation or proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any such suit, claim, action, investigation, proceeding or threat, (3) promptly inform the other party of any material communication concerning the HSR Act or other Antitrust Laws to or from any Governmental Entity regarding the Merger and (4) furnish to the other party such information and assistance as the other may reasonably request in connection with any filing or other act undertaken in compliance with the HSR Act and any other Antitrust Laws. Except as may be prohibited by any Governmental Entity, the Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any suit, claim, action, investigation or proceeding under or relating to the HSR Act or any other Antitrust Law. Each of the Company and Parent will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such legal proceeding.

(c) Each of the Company, on the one hand, and Parent and Merger Sub, on the other, shall promptly (and in any event within five (5) Business Days) notify the other party in writing if it believes that such party has breached any representation, warranty, covenant or agreement contained in this Agreement that could, individually or in the aggregate, result in a failure of a condition set forth in Section 6.2 or Section 6.3 if continuing on the Closing Date.

(d) If any Antitakeover Laws are or may become applicable to the Merger or any of the other transactions contemplated by this Agreement, the Company and the Company Board of Directors shall promptly grant such approvals and use commercially reasonable efforts to take such other lawful actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or the Merger, as the case may be, and otherwise take such other commercially reasonable and lawful actions to eliminate or minimize the effects of such statute, and any regulations promulgated thereunder, on such transactions.

Section 5.4  Proxy.

(a) Proxy Statement.  As promptly as practicable after the date hereof, the Company shall prepare preliminary proxy materials which shall constitute the Proxy Statement and the Company shall cause such Proxy Statement to be filed with the SEC as soon as practicable after the date hereof, and shall use its reasonable best efforts to cause such filing to occur no later than the date that is ten (10) Business Days following the date hereof. Parent and Merger Sub shall furnish all information as the Company may reasonably request in connection with such actions and the preparation of the Proxy Statement. Subject to and without limiting the rights of the Company Board of Directors pursuant to Section 5.6, the Proxy Statement shall include the Company Recommendation.

(b) SEC Comments.  As promptly as practicable after comments are received from the SEC thereon and after the furnishing by the Company and Parent of all information required to be contained therein, the Company shall, in consultation with the Parent, prepare and the Company shall file any required amendments to, and the definitive, Proxy Statement with the SEC. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information and will promptly supply Parent with copies of all correspondence between the Company or any of the Company Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. Prior to filing or mailing the Proxy Statement or filing any other required filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent with an opportunity to review and comment on such document or response and shall give due consideration to including in such document or response comments reasonably and timely proposed by Parent. As promptly as practicable after the clearance of the Proxy Statement by the SEC (the “SEC Clearance Date”), the Company shall mail the Proxy Statement and all other proxy materials to the holders of shares of Company Common Stock and, if necessary in order to comply with applicable securities Laws, after the Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, re-solicit proxies. If the SEC has failed to affirmatively notify the Company within ten (10) days after the filing of the Proxy Statement with the SEC that it will not be reviewing the Proxy Statement, then the Company shall use its reasonable best efforts to obtain such affirmative clearance of the Proxy Statement from the SEC and the date on which the Company receives such affirmative clearance shall be the “SEC Clearance Date”.

(c) Information Supplied.  Each of Parent, Merger Sub and the Company agrees, as to it and its Affiliates, directors, officers, employees, agents or Representatives, that none of the information supplied or to be supplied by Parent, Merger Sub or the Company, as applicable, expressly for inclusion or incorporation by reference in the Proxy Statement or any other documents filed or to be filed with the SEC in connection with the transactions contemplated hereby, will, as of the time such documents (or any amendment thereof or supplement thereto) are mailed to the holders of shares of Company Common Stock and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent, Merger Sub and the Company further agrees that all documents that such Party is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and any other applicable Laws and will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, any event or circumstance relating to Parent or Merger Sub, or their respective officers or directors, should be discovered by Parent or Merger Sub which should be set forth in an amendment or a supplement to the Proxy Statement so that the Proxy Statement, would not include any misstatement of a material fact or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading, Parent shall promptly notify the Company and, to the extent required by the Exchange Act and any other applicable Laws, the Company shall amend or supplement the Proxy Statement promptly to disclose such event or circumstance. If at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy Statement so that the Proxy Statement, would not include any misstatement of a material fact or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly notify Parent and, to the extent required by the Exchange Act and any other applicable Laws, the Company shall amend or supplement the Proxy Statement promptly to disclose such event or circumstance.

Section 5.5  Company Stockholders Meeting.

(a) Subject to the Company’s right to terminate this Agreement pursuant to Section 5.6 and Article VII hereof, the Company shall duly call, give notice of and hold a meeting of its stockholders for the purpose of considering and voting upon the adoption of this Agreement (the “Company Stockholders Meeting”) as promptly as practicable following the date on which the Proxy Statement is mailed to the Company’s stockholders; provided, that without the prior written consent of Parent, (i) the Company shall use its reasonable best efforts to cause the Company Stockholders Meeting to be held not later than thirty (30) calendar days after the SEC Clearance Date, and (ii) the Company may not adjourn or postpone the Company Stockholders Meeting; provided, further, that notwithstanding the foregoing, the Company may delay mailing the Proxy Statement or scheduling or holding the Company Stockholders Meeting if the Company Board of Directors determines that a decision not to so delay such mailing, scheduling or holding would, in the absence of any contractual obligations limiting or restricting the Company’s ability to effect such a delay, constitute a breach of the fiduciary duties of the directors.

(b) The Company shall establish a record date for purposes of determining stockholders entitled to notice of and vote at the Company Stockholders Meeting (the “Record Date”). Once the Company has established the Record Date, the Company shall consult with Parent prior to changing the Record Date or establishing a different record date for the Company Stockholders Meeting, unless required to do so by applicable Law.

(c) Subject to Section 5.6 and Article VII, at the Company Stockholders Meeting, the Company shall, through the Company Board of Directors, make the Company Recommendation unless there has been a Company Adverse Recommendation Change. Prior to any Company Adverse Recommendation Change, the Company shall take all reasonable lawful action to solicit the Company Required Vote. Notwithstanding any Company Adverse Recommendation Change, unless this Agreement is validly terminated pursuant to, and in accordance with Article VII, this Agreement shall be submitted to the Company’s stockholders for the purpose of obtaining the Company Required Vote. The Company shall, upon the reasonable request of Parent, use its reasonable best efforts to advise Parent during the last ten (10) Business Days prior to the date of the Company Stockholders Meeting, as to the aggregate tally of the proxies received by the Company with respect to the Company Required Vote. Without the prior written consent of Parent, the adoption of this Agreement and the transactions contemplated hereby (including the Merger) shall be the only matter (other than procedure matters) which the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders Meeting.

Section 5.6  No Solicitation of Transactions.

(a) Notwithstanding any other provision of this Agreement, during the period beginning on the date of this Agreement and continuing until 12:01 a.m., Eastern Standard Time, on February 7, 2010 (the “No-Shop Period Start Date”), the Company and its Representatives shall have the right to: (i) solicit written Acquisition Proposals from no more than fifteen (15) Persons, subject to the terms and conditions of this Section 5.6; and (ii) respond to any Person that makes a written Acquisition Proposal, subject to the terms and conditions of this Section 5.6; provided that, in either case, prior to engaging in substantive discussions or negotiations with a Person submitting such an Acquisition Proposal, the Company, after consultation with its Representatives shall make a determination that to the best of the Company’s Knowledge: (x) such Person is reasonably likely to have adequate sources of financing or adequate funds to consummate such Acquisition Proposal, (y) such Person has stated in writing that it does not propose obtaining financing as a condition to its obligation to consummate such Acquisition Proposal and (z) it is reasonably possible that such discussions could lead to a Superior Proposal. The Company shall not provide any such Person with access to non-public information until the preceding criteria are satisfied and the applicable Person has executed an Acceptable Confidentiality Agreement; provided that the Company shall promptly make available to Parent any material non-public information concerning the Company and its Subsidiaries that is provided to any Person given such access which was not previously made available to Parent. The Company shall require any Person submitting an Acquisition Proposal to include any proposed changes to the terms of this Agreement.

(b) Except as expressly permitted by this Section 5.6, the Company and its officers and directors shall, and the Company shall instruct and cause its Representatives and Subsidiaries and their Representatives to, from the No-Shop Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, not (other than in connection with the continuation of negotiations commenced prior to the No-Shop Period Start Date):

(i) initiate, solicit, propose, encourage (including by providing information) or take any action to facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal;

(ii) engage in or otherwise participate in any discussions or negotiations regarding, or provide any information or data concerning the Company or any of its Subsidiaries to any Person relating to, any Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, or provide any information or data concerning the Company or any of its Subsidiaries to any Person pursuant to any commercial arrangement, joint venture arrangement, or other existing agreement or arrangement if it is reasonably likely that the Person receiving the confidential information could use such information for purposes of evaluating or developing an Acquisition Proposal;

(iii) grant any waiver, amendment or release under any standstill or confidentiality agreement, the Rights Agreement or Takeover Statutes;

(iv) approve, endorse, recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, or that contradicts this Agreement or requires the Company to abandon this Agreement; or

(v) resolve, propose or agree to do any of the foregoing.

(c) Notwithstanding anything to the contrary contained in Section 5.6(b) or elsewhere in this Agreement, but subject to the penultimate sentence of this Section 5.6(c), at any time following the No-Shop Period Start Date and prior to, but not after, the receipt of the Company Required Vote, the Company may, subject to compliance with this Section 5.6:

(i) provide information in response to a request therefor to a Person who has made an unsolicited written Acquisition Proposal after the date of this Agreement if and only if, prior to providing such information, the Company has received from the Person so requesting such information an executed Acceptable Confidentiality Agreement, provided that the Company shall promptly make available to Parent any material information concerning the Company and its Subsidiaries that is provided to any Person making such Acquisition Proposal that is given such access and that was not previously made available to Parent or the Parent Representatives; or

(ii) engage or participate in any discussions or negotiations with any Person who has made such an unsolicited written Acquisition Proposal;

provided, that prior to taking any action described in Section 5.6(c)(i) or Section 5.6(c)(ii) above, (A) the Company Board of Directors shall have determined in good faith, after consultation with outside legal counsel, that failure to take such action would violate the directors’ fiduciary duties under applicable Laws, and (B) the Company Board of Directors shall have determined in good faith, based on the information then available and after consultation with its independent financial advisor and outside legal counsel, that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal. Without modifying the generality of the foregoing, prior to engaging in substantive discussions or negotiations with a Person submitting an unsolicited written Acquisition Proposal, the Company, after consultation with its Representatives shall make a determination that, to the best of the Company’s Knowledge: (x) such Person is reasonably likely to have adequate sources of financing or adequate funds to consummate such Acquisition Proposal and (y) such Person has stated in writing that it does not propose obtaining financing as a condition to its obligation to consummate such Acquisition Proposal. The Company shall not provide any such Person with access to non-public information until the preceding criteria are satisfied. The Company shall require any

Person submitting an unsolicited Acquisition Proposal to include any proposed changes to the terms of this Agreement.

(d) Except as expressly provided by Section 5.6(e), at any time after the date hereof (whether before or after the No-Shop Period Start Date), neither the Company Board of Directors nor any committee thereof shall:

(i) (A) withhold, withdraw (or not continue to make), qualify or modify (or publicly propose or resolve to withhold, withdraw (or not continue to make), qualify or modify), in a manner adverse to Parent or the Merger Sub, the Company Recommendation with respect to the Merger, (B) adopt, approve or recommend or propose to adopt, approve or recommend (publicly or otherwise) an Acquisition Proposal, (C) fail to publicly reaffirm the Company Recommendation within ten (10) Business Days after Parent so requests in writing (provided that Parent may make such request no more than two (2) times) except that no such reaffirmation need be made prior to the No-Shop Period Start Date (it being understood that a valid request made within ten (10) Business Days of the No-Shop Period Start Date shall be acted upon on or following the No-Shop Period Start Date unless the following exception applies) or at a time when an Acquisition Proposal has been made and not withdrawn, (D) fail to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within twenty (20) Business Days after the commencement of such Acquisition Proposal or (E) fail to include the Company Recommendation in the Proxy Statement (any action described in clauses (A) through (E), a “Company Adverse Recommendation Change”); or

(ii) cause or permit the Company or any of its Subsidiaries to enter into any Acquisition Agreement relating to any Acquisition Proposal.

(e) Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Required Vote, (i) the Company Board (or any committee thereof) may effect a Company Adverse Recommendation Change if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to do so is reasonably likely to violate the directors’ fiduciary duties under applicable laws, and (ii) if the Company has received a written Acquisition Proposal from any Person that is not withdrawn and that the Company Board of Directors concludes constitutes a Superior Proposal, the Company Board of Directors may authorize the Company to terminate this Agreement to enter into an Acquisition Agreement with respect to such Superior Proposal, provided, however, that the Company may take the action provided for in this clause (ii), if and only if:

(A) the Company shall have complied with its obligations under this Section 5.6 in all material respects;

(B) the Company shall have provided prior written notice to Parent at least five (5) Business Days in advance (the “Notice Period”), to the effect that the Company Board has received a written Acquisition Proposal that is not withdrawn and that the Company Board of Directors concludes constitutes a Superior Proposal and, absent any revision to the terms and conditions of this Agreement, the Company Board of Directors has resolved to terminate this Agreement pursuant to this Section 5.6(e), which notice shall specify the basis for such Company Adverse Recommendation Change or termination, including the identity of the party making the Superior Proposal and the material terms thereof; and

(C) prior to effecting such termination, the Company shall, and shall cause their financial and legal advisors to, during the Notice Period, negotiate with Parent and the Parent Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, so that such Acquisition Proposal would cease to constitute a Superior Proposal; provided, that in the event of any material revisions to the Acquisition Proposal that the Company Board of Directors has determined to be a Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.6 (including this Section 5.6(e)) with respect to such new written notice; provided, further, that if (x) the Notice Period with respect to an Acquisition Proposal commences five (5) or more Business Days prior to the No-Shop

Period Start Date and (y) the Company is unable to validly terminate this Agreement in accordance with Section 7.1(e) prior to the No-Shop Period Start Date in order to enter into an Acquisition Agreement with respect to such Acquisition Proposal due to the requirement in this Section 5.6(e) to deliver one or more new written notices to Parent due to material revisions to such Acquisition Proposal (including revisions in response to changes in this Agreement proposed by Parent), then solely for purposes of determining the amount of the Company Termination Fee payable under Section 7.2(b), the Company shall be deemed to have entered into the Acquisition Agreement with respect to such Acquisition Proposal prior to the No-Shop Period Start Date.

(f) Nothing contained in this Section 5.6 shall be deemed to prohibit the Company or the Company Board of Directors from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to stockholders), or (ii) making any “stop-look-and-listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

(g) From and after the No-Shop Period Start Date, the Company agrees that it will promptly (and, in any event, within two days) notify Parent if any proposals or offers with respect to an Acquisition Proposal (including any material amendments thereto) are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives indicating, in connection with such notice, the identity of the Person or group of Persons making such offer or proposal and the material terms and conditions of any proposals or offers (subject to any pre-existing confidentiality agreements binding upon the Company). Neither Parent, Merger Sub nor any Sponsor shall communicate with any Person who has made an Acquisition Proposal with respect to such Acquisition Proposal or any related matter during the term of this Agreement.

(h) The Company agrees that in the event any of its Representatives takes any action which, if taken by the Company, would constitute a breach of this Section 5.6, then the Company shall be deemed to be in breach of this Section 5.6.

Section 5.7  Public Announcements.  The Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated by the Transaction Documents and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by Law or Order or the applicable rules of Nasdaq or any listing agreement if it has used its commercially reasonable efforts to consult with the other party and to obtain such party’s consent but has been unable to do so prior to the time such press release or public statement is so required to be issued or made.

Section 5.8  Litigation.  Each of Parent, Merger Sub and the Company agrees to use its commercially reasonable efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging, or seeking damages or other relief as a result of, the Merger, this Agreement or the transactions contemplated by the Transaction Documents, including seeking to have any Order adversely affecting the ability of the parties to consummate the transactions contemplated by the Transaction Documents entered by any court or other Governmental Entity promptly vacated or reversed.

Section 5.9  Directors’ and Officers’ Indemnification and Insurance.

(a) For a period of six years from and after the Effective Time, Parent and the Surviving Corporation shall indemnify, advance expenses to, and hold harmless all past and present officers and directors of the Company (“Indemnified Persons”) to the fullest extent permitted by law and the same extent and in the same manner such persons are indemnified as of the date of this Agreement by the Company pursuant to the DGCL, the Company Certificate of Incorporation and the Company Bylaws for acts or omissions occurring at or prior to the Effective Time; provided, however, in the case of advancement of expenses, any person to whom expenses are advanced provides an undertaking, to the extent required by the DGCL, to repay such advance if it is ultimately determined that such person is not entitled to indemnification. The Certificate of Incorporation and the Bylaws of the Surviving Corporation will contain provisions with respect to exculpation, advancement and indemnification that are at least as favorable to the Indemnified Persons as those contained in the Company Certificate of Incorporation and the Company Bylaws as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of not less than six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company, unless such a modification is required by Law.

(b) The Company shall negotiate and purchase “tail” insurance coverage from the Company’s existing directors and officers liability insurers, or from other insurers, that provides for a period of six (6) years that is no less favorable in both amount and terms and conditions of coverage than the Company’s existing directors and officers liability insurance programs, or if substantially equivalent insurance coverage is not available, the best available coverage (“D&O Insurance”); provided however that the aggregate cost for the purchase of such D&O Insurance (for the entire six (6) year tail coverage period) shall not exceed more than 250% of the aggregate premium paid by the Company for the existing directors and officers liability and fiduciary liability insurance program, provided, further, that should the cost of D&O Insurance exceed the 250% cap, the Company shall instead purchase the best available coverage for 250% of the aggregate premium paid by the Company for the existing directors and officers liability and fiduciary liability insurance program.

(c) If the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of the Surviving Corporation set forth in this Section 5.9.

(d) The obligations set forth in this Section 5.9 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person or any other person who is a beneficiary under the D&O Insurance (and their heirs and representatives) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the D&O Insurance (and their heirs and representatives). Each of the Indemnified Persons or other persons who are beneficiaries under the D&O Insurance (and their heirs and representatives) are intended to be third party beneficiaries of this Section 5.9, with full rights of enforcement against the Surviving Corporation and Parent as if a party thereto. The rights of the Indemnified Persons and other persons who are beneficiaries under the D&O Insurance (and their heirs and representatives) under this Section 5.9 shall be in addition to, and not in substitution for, any other rights that such persons may have under the charters, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable law (whether at law or in equity).

(e) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.9 is not prior to or in substitution for any such claims under such policies.

Section 5.10  Conveyance Taxes.  The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

Section 5.11  Delisting.  Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from Nasdaq and terminate registration under the Exchange Act, provided that such delisting and termination shall not be effective until or after the Effective Time.

Section 5.12  Financing.

(a) Parent shall use its reasonable best efforts to (a) negotiate definitive agreements with respect to the Debt Financing on the terms and conditions contemplated by the Financing Commitments or, to the extent the Debt Financing contemplated by the Financing Commitments is not available to Parent, on other terms not materially less favorable, in the aggregate, to Parent (as determined in the reasonable judgment of Parent) and (b) satisfy on a timely basis all conditions set forth in such Debt Financing Commitments applicable to Parent and Merger Sub that are within their control. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitments, Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms not materially less favorable, in the aggregate, to Parent (as determined in the reasonable judgment of Parent) as promptly as practicable following the occurrence of such event; provided that consummating the Debt Financing is not a condition to closing and Parent shall drawdown each Equity Commitment in full and without condition in order to close the transactions contemplated hereby if the Debt Financing is not available. Parent shall give the Company prompt notice of any material breach by any party to the Financing Commitments, of which Parent becomes aware, or any termination of the Debt Financing Commitment. The Company shall use commercially reasonable efforts to cooperate, and to cause its Subsidiaries and Representatives to cooperate, with Parent and Representatives of Parent in connection with the Financing.

(b) Parent and Merger Sub shall take (or cause to be taken) all actions, and do (or cause to be done) all things necessary or advisable to obtain the Equity Financing contemplated by each Equity Commitment and to fully enforce each Equity Commitment, including but not limited to (i) maintaining in effect each Equity Commitment without any amendment, alteration, or waiver, (ii) satisfying on a timely basis all conditions applicable to Parent and Merger Sub set forth in each Equity Commitments and (iii) consummating the Equity Financing contemplated by each Equity Commitment Letter at or prior to the Closing (and in any event prior to the Outside Termination Date).

Section 5.13  Employee Matters.

(a) After the Effective Time and through the end of the fiscal year of the Company in which the Effective Time occurs, the Surviving Corporation shall provide to Company Employees employee benefits (other than any bonus or incentive plans, and individual employment agreements) that will, in the aggregate, be substantially similar to those provided by the Company and its Subsidiaries to its employees as of the Effective Time.

(b) With respect to the benefit plans in which the Company’s employees participate following the Effective Time (other than any bonus or incentive plans, and individual employment agreements), Parent agrees that it shall (i) recognize all service performed for the Company prior to the Effective Time for eligibility and vesting purposes, (ii) waive any pre-existing condition exclusions (other than pre-existing conditions that, as of the Effective Time, have not been satisfied under any Company Benefit Plan) and (iii) provide that any deductible, coinsurance or out-of-pocket expenses incurred on or before the Effective Time during the plan year in which the Effective Time occurs under any applicable Company Benefit Plan providing health benefits will be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions.

(c) Nothing in this Section 5.13 or any other provision of this Agreement shall create any third-party beneficiary right for the benefit of any Person other than the parties to this Agreement, or any right to employment or continued employment or to a particular term or condition of employment with Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates. Nothing in this Section 5.13 or any other provision of this Agreement (i) shall be construed to establish, amend, or modify any benefit or compensation plan, program, agreement or arrangement, or (ii) shall limit the ability of Parent or any of its Affiliates (including, following the Closing, the Surviving Corporation or any of its Subsidiaries) to amend, modify or terminate any benefit or compensation plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them.

(d) Between the Effective Date and the Closing Date, the Company shall use reasonable efforts to cause any employee involved in product development at the Company or at any of its Subsidiaries who has not executed an Intellectual Property assignment and confidentiality agreement to execute such an agreement in the form reasonably approved by the Parent.

Section 5.14  Release of Liens.  Between the Effective Date and the Closing Date, upon the request of Parent the Company shall use its reasonable best efforts to obtain the release of any liens on its tangible or intangible assets.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1  Conditions to Each Party’s Obligation to Effect the Merger.  The obligations of the parties to effect the Merger on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)  Company Common Stockholder Approval.  The Company Required Vote shall have been obtained.

(b)  No Order.  No Governmental Entity of competent jurisdiction shall have (i) enacted a law that is in effect and renders the Merger illegal in the United States or any State thereof, or (ii) formally issued an injunction that is in effect and prohibits the Merger in the United States or any State thereof.

(c)  HSR Act.  The applicable waiting periods, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

Section 6.2  Additional Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger on the Closing Date are also subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  (i) Other than the representations and warranties set forth in Sections 3.1(a), 3.2, 3.3 and 3.20, the representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except for such failures to be true and correct which, individually or in the aggregate, have not and would not have a Company Material Adverse Effect, (ii) the representations and warranties set forth in Sections 3.1(a), 3.2, 3.3 and 3.20 shall be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date); provided that with respect to the representations and warranties set forth in Section 3.3(a), (b) and (d), the aggregate number of shares of Company Common Stock outstanding or issuable upon exercise or conversion of any outstanding Company Common Stock Rights as of the date hereof, taken together, shall not be understated by more than 50,000 shares of Company Common Stock (with each Company Common Stock Right being counted as a fraction of a share of Company Common Stock equal to the result obtained by dividing the excess, if any, of the per share Merger Consideration over the exercise price of such Company Common Stock Right by the per share Merger Consideration) plus an additional number of shares equal to (w) the amount of any cash reduction in the transaction Bonus Pool disclosed by the Company on Section 3.13(a) of the Company Disclosure Letter divided by (x) the per share Merger Consideration; plus an additional number of shares equal to (y) the amount, if any, by which Company Closing Cash exceeds Minimum Closing Cash divided by (z) the per share Merger Consideration. Parent shall have received a certificate of an executive officer of the Company on its behalf to the foregoing effect.

(b) Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent shall have received a certificate of an executive officer of the Company on its behalf to the foregoing effect.

(c) Maintenance of Cash Position.  The Company Closing Cash will be in an amount at least equal to the Minimum Closing Cash.

(d) FIRPTA.  Parent shall have received a certificate from the Company, in the form attached hereto as Exhibit D, to the effect that the Company is not a U.S. real property holding company.

(e) No Material Adverse Effect.  There shall not have occurred a Company Material Adverse Effect that is continuing.

(f) Company Reports.  The Company shall have filed all Company Reports required to be filed with the SEC prior to the Effective Time.

(g) Lien Releases.  The Company shall have delivered to Parent evidence of the release of all the liens in and to the assets of the Company and its Subsidiaries that are reasonably requested by Parent and evidence of termination of all financing statements filed with respect to such liens.

Section 6.3  Additional Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger on the Closing Date is also subject to the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except for such failures to be true and correct which, individually or in the aggregate, have not and would not prevent, materially delay or materially impede the performance by Parent or Merger Sub of its obligations under this Agreement. The Company shall have received a certificate signed by an executive officer of Parent on its behalf to the foregoing effect.

(b) Agreements and Covenants.  Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate of an executive officer of Parent to that effect.

Section 6.4  Frustration of Closing Conditions.  None of the Company, Parent or Merger Sub may rely upon the failure of any condition set forth in Sections 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused, or materially contributed to, by such party’s breach of any provision of this Agreement or by such party’s failure to use reasonable best efforts to consummate the transactions contemplated by this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1  Termination.  This Agreement may be terminated and the Merger (and the other transactions contemplated by the Transaction Documents) may be abandoned at any time prior to the Effective Time (notwithstanding if the Company Required Vote has been obtained or Parent has adopted this Agreement as the sole stockholder of Merger Sub):

(a) by the mutual written consent of the Company and Parent;

(b) by the Company or Parent, in the event that any Governmental Entity of competent jurisdiction shall have (i) enacted a law that is in effect at the time of such termination and renders the Merger illegal in the United States or any State thereof at the time of such termination, or (ii) formally issued a permanent, final and non-appealable injunction, ruling, decree or order that prohibits the Merger in the United States or any State thereof; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (b) shall not have initiated such proceeding or taken any action in support of such proceeding;

(c) by either Parent or the Company, if at the Company Common Stockholders Meeting (giving effect to any adjournment or postponement thereof), the Company Required Vote shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to the Company if the Company has materially breached any of its obligations under Section 5.6;

(d) by the Company in order to enter into an Acquisition Agreement for a Superior Proposal; provided, however, that this Agreement may not be so terminated unless (i) the Company Board of Directors shall have complied with the procedures set forth in Sections 5.6 and (ii) contemporaneously the payment required by Section 7.2 has been made in full to Parent;

(e) by Parent if (i) there shall have been a Company Adverse Recommendation Change, (ii) the Company shall have materially breached any of its obligations under Section 5.6, or (iii) any member of the Company Board of Directors shall have issued a press release or other writing broadly disseminated to the public stating that such member opposes the Merger, or any member of the Company Board of Directors shall have required the inclusion in the Proxy Statement or any other filing made by the Company with the SEC a statement to the effect that such director opposes the Merger;

(f) by either Parent or the Company, if the Merger shall not have been consummated prior to (i) March 24, 2010 in the event the SEC does not review the Proxy Statement or (ii) May 24, 2010 in the event the SEC elects to review the Proxy Statement (the applicable date, the “Outside Termination Date”); provided, however, that (i) the right to terminate this Agreement pursuant to this Section 7.1(f) shall not be available at any time during which any Action is pending between the Company and Parent (or any of its Affiliates) in connection with this Agreement or any of the transactions contemplated hereby, and (ii) the right to terminate this Agreement pursuant to this Section 7.1(f) shall not be available to any party hereto whose actions or omissions have been the cause of, or resulted in, either (A) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Merger set forth in Article VI prior to the Outside Termination Date, or (B) the failure of the Effective Time to have occurred prior to the Outside Termination Date;

(g) by Parent, by written notice to the Company, if there shall have been any breach of any representation or warranty, or any such representation and warranty shall have become untrue and incapable of being cured prior to the Effective Time, or any breach of any covenant or agreement of the Company hereunder, such that a condition in Section 6.2(a) or (b) would not be satisfied, and such breach or condition is not curable or, if curable, shall not have been remedied within thirty (30) days after receipt by the Company of notice in writing from Parent, specifying the nature of such breach and requesting that it be remedied or Parent shall not have received reasonable assurance of a cure of such breach within such thirty (30) day period; or

(h) by the Company, by written notice to Parent, if there shall have been any breach of any representation or warranty, or any such representation and warranty shall have become untrue and incapable of being cured prior to the Effective Time, or any breach of any covenant or agreement of Parent or the Merger Sub hereunder or of any Sponsor under any Guarantee or any Sponsor under any Commitment Letter, such that a condition in Section 6.3(a) or (b) would not be satisfied, and such breach or condition is not curable or, if curable, shall not have been remedied in all other instances, within thirty (30) days after receipt by Parent of notice in writing from the Company, specifying the nature of such breach and requesting that it be remedied or the Company shall not have received reasonable assurance of a cure of such breach within such thirty (30) day period.

The party desiring to terminate this Agreement pursuant to subsection (b), (c), (d), (e), (f), (g) or (h) of this Section 7.1 shall give written notice of such termination to the other party in accordance with Section 8.2, specifying the provision or provisions hereof pursuant to which such termination is effected. The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, or any of their respective Affiliates or Representatives, whether prior to or after the execution of this Agreement.

Section 7.2  Expenses; Company Termination Fee.

(a) Expense Allocation.  Except as otherwise specified in this Section 7.2 or agreed in writing by the parties, all out-of-pocket costs and expenses incurred in connection with the Transaction Documents, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such cost or expense; provided, however, that Parent and the Company shall share equally in the HSR filing fee.

(b) Company Termination Fee.  If this Agreement is terminated (i) by the Company pursuant to Section 7.1(d), (ii) by Parent pursuant to Sections 7.1(e)(i) or (iii) by Parent pursuant to Sections 7.1(c), 7.1(e)(ii), 7.1(e)(iii), 7.1(f) (unless the actions or omissions of Parent or Merger Sub have been the cause of, or resulted in, either (A) the failure to satisfy the conditions to the obligations of the Company to consummate the Merger set forth in Article VI prior to the Outside Termination Date, or (B) the failure of the Effective Time to have occurred prior to the Outside Termination Date) or 7.1(g), the Company shall promptly, and in any event within five (5) Business Days after the date of such termination (except as provided in the proviso below), pay Parent the Company Termination Fee (less the amount of any Parent Expenses previously paid to Parent) by wire transfer of immediately available funds; provided, however, that in the case of a termination pursuant to clause (iii) above such payment shall be made only if (A), in the case of termination pursuant to Sections 7.1(c), 7.1(f) or 7.1(g), prior to such termination an Acquisition Proposal is made to the Company and (B) the Company consummates or enters into an Acquisition Agreement for an Acquisition Proposal with a party other than Parent within twelve (12) months following such termination, in which case such payment shall be made promptly, but in no event later than five (5) Business Days, after the consummation of the transactions contemplated by such Acquisition Agreement. For the avoidance of doubt, in no event shall the Company be obligated to pay, or cause to be paid, the Company Termination Fee on more than one occasion.

(c) Expense Reimbursement.  In the event this Agreement is terminated pursuant to Sections 7.1(c), 7.1(e)(iii) or 7.1(g) under circumstances in which the Company Termination Fee is not then payable pursuant to Section 7.2(b), then the Company shall, following receipt of an invoice therefor, promptly (in any event within two (2) Business Days) pay all of Parent’s reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (including the Financing) in an amount not to exceed $2,000,000 (the “Parent Expenses”), by wire transfer of same day funds to one or more accounts designated by Parent; provided, that the existence of circumstances which could require the Company Termination Fee to become subsequently payable by the Company pursuant to Section 7.2(b) shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this Section 7.2(c); provided, further, that the payment by the Company of Parent Expenses pursuant to this Section 7.2(c) shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee pursuant to Section 7.2(b) except to the extent indicated in Section 7.2(b); provided, further, that the Company shall not be obligated to pay any Parent Expenses if as of the date of termination any condition set forth in Section 6.3(a) or (b) would not be satisfied.

(d) Acknowledgment.  The parties acknowledge that (i) the agreements contained in this Section 7.2 are an integral part of the transactions contemplated in this Agreement, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 7.2(b) are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Parent for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, and (iii) without the agreements contained in this Section 7.2, the parties would not have entered into this Agreement.

Section 7.3  Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent and Merger Sub or the Company, except that (a) the provisions of Section 7.1, Section 7.2, this Section 7.3 and Article VIII shall survive such termination and (b) nothing herein shall relieve any party from liability for specific performance or damages for any material breach of this Agreement or for fraud in connection with this Agreement.

Section 7.4  Amendment.  This Agreement may be amended by the parties in writing at any time before or after the Company Required Vote has been obtained and prior to the filing of the Certificate of Merger with the Delaware Secretary; provided, however, that, after the Company Required Vote shall have been obtained, no such amendment, modification or supplement shall be made which by Law requires the further approval of the Company Common Stockholders without such further approval. This Agreement may not be amended, changed or supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

Section 7.5  Extension; Waiver.  At any time prior to the Effective Time, each of the Company, Parent and Merger Sub may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the provisions of Section 7.4, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1  Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties in this Agreement that by its terms contemplates performance after the Effective Time.

Section 8.2  Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing (and made orally if so required pursuant to any section of this Agreement) and shall be deemed given (and duly received) if delivered personally, sent by overnight courier (providing proof of delivery and confirmation of receipt by telephonic notice to the applicable contact person) to the parties or sent by fax (providing proof of transmission and confirmation of transmission by telephonic notice to the applicable contact person) at the following addresses or fax numbers (or at such other address or fax number for a party as shall be specified by like notice):

if to Parent, to

c/o Thoma Bravo, LLC
600 Montgomery Street, 32nd Floor
San Francisco, CA 94111
Attn: Orlando Bravo
      Seth Boro
Phone:  (415) 263-3660
Fax:     (415) 392-6480

with a copy to:

Kirkland & Ellis LLP
300 N. LaSalle Street
Chicago, Illinois 60654
Attn:     Gerald T. Nowak, P.C.
          Jared G. Jensen
Phone:  (312) 862-2000
Fax:     (312) 862-2200

if to the Company, to

AMICAS, Inc.
20 Guest Street, Suite 400
Boston, MA 02135
Facsimile No.: (617) 779-7879
Attn: President and Chief Executive Officer
      and Chief Financial Officer

with a copy to:

Mintz Levin Cohn Ferris Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
Telephone: (617) 542-6000
Facsimile: (617) 542-2241
Attention: John R. Pomerance, Esq.

Section 8.3  Interpretation.  When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents, headings and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereby” refer to this Agreement. The Company Disclosure Letter, as well as any schedules thereto and any exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. The phrases “made available to Parent” or “furnished to Parent” or similar phrases as used in this Agreement will mean that the subject documents were posted to the on-line data room at the Uniform Resource Locator (URL) set forth in Section 8.3 of the Company Disclosure Letter prior to the date of this Agreement, or were available as exhibits to any of the Company Reports filed after December 31, 2007.

Section 8.4  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.5  Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the documents and instruments referred to herein, including the Confidentiality Agreement) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement and (b) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, other than the Indemnified Persons intended to benefit from the provisions of Section 5.9, who shall have the right to enforce such provisions directly.

Section 8.6  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

Section 8.7  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties hereto; provided, however, that prior to the Closing, Parent and Merger Sub may assign this Agreement (in whole but not in part) to Parent or any of its Affiliates and/or to any parties providing the Financing pursuant to the terms thereof (including for purposes of creating a security interest herein or otherwise assign as collateral in respect of such Financing). No assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 8.8  Enforcement.  The parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with the terms hereof and that Company, Parent and Merger Sub shall be entitled to specific performance of the terms and provisions hereof (including the obligation to consummate the Merger, subject in each case to the terms and conditions of this Agreement), including an injunction or injunctions to prevent breaches of this Agreement by the Company, Parent or Merger Sub, in addition to any other remedy at law or equity. The Company, Parent and Merger Sub each hereby waive (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. If Company, Parent and/or Merger Sub brings any Action to enforce specifically the performance of the terms and provisions hereof by the other party(ies), the Outside Termination Date shall automatically be extended by (x) the amount of time during which such Action is pending, plus twenty (20) Business Days or (y) such other time period established by the court presiding over such Action.

Section 8.9  Severability.  Any term or provision of this Agreement that is invalid or unenforceable shall not affect the validity or enforceability of the remaining terms and provision hereof. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid, illegal or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid, illegal or unenforceable term or provision with a valid, legal and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable term.

Section 8.10  Consent to Jurisdiction; Venue.

(a) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any action arising out of or relating to this Agreement and the Confidentiality Agreement, and each of the parties hereto irrevocably agrees that all claims in respect to such action may be heard and determined exclusively in the Court of Chancery of the State of Delaware or any federal court sitting in the State of Delaware. Each of the parties hereto agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 8.9 shall affect the right of any party hereto to serve legal process in any other manner permitted by Law.

Section 8.11  Waiver of Trial by Jury.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO

THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11.

ARTICLE IX

CERTAIN DEFINITIONS

“Acceptable Confidentiality Agreement” shall mean an agreement that is either (i) in effect as of the execution and delivery of this Agreement or (ii) executed, delivered and effective after the execution, delivery and effectiveness of this Agreement, in either case containing provisions no less favorable to the Company than the terms of the Confidentiality Agreement; provided however that if the terms of such Acceptable Confidentiality Agreement are less favorable to the Company than the terms of the Confidentiality Agreement, then notwithstanding the foregoing, such agreement will be deemed an “Acceptable Confidentiality Agreement” if the Company offers to amend the Confidentiality Agreement so as to make the Confidentiality Agreement no more restrictive to the Parent than the confidentiality agreement signed by such counterparty(ies).

“Acquisition Agreement” shall mean any letter of intent, agreement in principle, merger agreement, stock purchase agreement, asset purchase agreement, acquisition agreement, option agreement or similar agreement relating to an Acquisition Proposal.

“Acquisition Proposal” shall mean any inquiry, proposal or offer relating to (i) the acquisition of twenty-five (25) percent or more of the Equity Interests in the Company (by vote or by value) by any Person, (ii) any merger, consolidation, business combination, reorganization, share exchange, sale of assets, recapitalization, equity investment, joint venture, liquidation, dissolution or other transaction which would result in any Person acquiring assets (including capital stock of or interest in any Subsidiary or Affiliate of the Company) representing, directly or indirectly, twenty-five (25) percent or more of the consolidated net revenues, consolidated net income or consolidated assets of the Company and its Subsidiaries, taken as a whole, (iii) the acquisition (whether by merger, consolidation, equity investment, share exchange, joint venture or otherwise) by any Person, directly or indirectly, of any Equity Interest in any entity that holds assets representing, directly or indirectly, twenty-five (25) percent or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (iv) any tender offer or exchange offer, as such terms are defined under the Exchange Act, that, if consummated, would result in any Person beneficially owning twenty-five (25) percent or more of the outstanding shares of Company Common Stock and any other voting securities of the Company, or (v) any combination of the foregoing. For the purposes of Section 7.2(b) of this Agreement, the number “51” shall be substituted for “25” in this definition.

“ADA” shall mean the Americans with Disabilities Act.

“ADEA” shall mean the Age Discrimination in Employment Act.

“Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Antitakeover Laws” shall mean any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of any state or other jurisdiction, including the provisions of any statute or regulation under the DGCL.

“Antitrust Laws” shall mean any other antitrust, unfair competition, merger or acquisition notification, or merger or acquisition control Laws under any applicable jurisdictions, whether federal, state or local.

“Associate” of any Person shall have the meaning assigned thereto by Rule 12b-2 under the Exchange Act.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in San Francisco, California are authorized or obligated by Law or executive order to be closed.

“Certificate” shall mean each certificate representing one or more shares of Company Common Stock or, in the case of uncertificated shares of Company Common Stock, each entry in the books of the Company representing uncertificated shares of Company Common Stock.

“Certificate of Merger” shall mean the Certificate of merger with respect to the Merger, containing the provisions required by, and executed in accordance with, the DGCL.

“Closing” shall mean the closing of the Merger, as contemplated by Section 1.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” shall mean each “employee benefit plan,” as defined in Section 3(3) of ERISA, and each other benefit or compensation plan, policy, program, arrangement or agreement sponsored, maintained or contributed or required to be contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any Liability.

“Company Bylaws” shall mean the Bylaws of the Company, as in effect as of the date hereof, including any amendments.

“Company Certificate of Incorporation” shall mean the Company’s Certificate of Incorporation as in effect as of the date hereof.

“Company Closing Cash” shall mean, as of the Closing Date, cash, cash equivalents and marketable securities of the Company and its Subsidiaries (as such amounts are calculated and reflected in the balance sheet line items “Cash and Cash Equivalents” and “Marketable Securities” presented in the Company’s consolidated audited financial statements included in the Company SEC Reports).

“Company Common Stock-Based Award” shall mean each right of any kind to receive shares of Company Common Stock or benefits measured by the value of a number of shares of Company Common Stock, and each award of any kind consisting of shares of Company Common Stock, granted under Company Common Stock Plans (including stock appreciation rights, restricted stock, restricted stock units, deferred stock units and dividend equivalents), other than Company Common Stock Options.

“Company Common Stock Option” shall mean each outstanding option to purchase shares of Company Common Stock under the Company Option Plans.

“Company Common Stock Plans” shall mean all employee and director stock plans of the Company and all individual consultant, employee, director or other Contracts that provide for any Company Common Stock-Based Award, in each case set forth on Section 3.3(b) of the Company Disclosure Letter.

“Company Common Stock Rights” shall mean any options, warrants, convertible securities, subscriptions, stock appreciation rights, voting interest, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) obligating the Company to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company or which would otherwise alter the capitalization of the Company.

“Company Disclosure Letter” shall mean the Company Disclosure Schedule dated the date hereof and delivered by the Company to Parent prior to the execution of this Agreement.

“Company Employees” shall mean employees of the Company who remain with the Surviving Corporation.

“Company Financial Advisor” shall mean Raymond James & Associates.

“Company Financial Statements” shall mean all of the financial statements of the Company and its Subsidiaries included in the Company Reports.

“Company Intellectual Property” shall mean Intellectual Property that is used in, or forms part of, the business of the Company or any of its Subsidiaries as currently conducted by the Company or any of its Subsidiaries in each case as to which the Company or any of its Subsidiaries claims rights by virtue of ownership of title to such Intellectual Property, provided that the confidential and proprietary information described in item (vi) in the definition of Intellectual Property shall only be considered Company Intellectual Property to the extent deemed material by the Company.

“Company Knowledge Person” shall mean the Persons set forth on Schedule 9.1 to the Company Disclosure Letter.

“Company Material Adverse Effect” shall mean, with respect to the Company, any effect, change, event, occurrence, circumstance or development that is or would reasonably be expected to become materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, or any effect, change, event, occurrence, circumstance or development to the extent any of the foregoing directly or indirectly results from, arises out of, is attributable to, or related to any of the following, be deemed to constitute, or be taken into account in determining or whether there has been or will be, a Company Material Adverse Effect: (1) changes in the Company’s stock price or trading volume, in and of itself; (2) any failure by the Company to meet published revenue or earnings projections, in and of itself (provided, however, that the exception in this clause and in clause (1) above shall not in any way prevent or otherwise affect a determination that any change, event, circumstance, development or effect underlying such changes has resulted in, or contributed to, a Material Adverse Effect); (3) changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally (to the extent such changes in each case do not disproportionately affect the Company relative to other companies in its industry); (4) changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (5) changes in conditions in the industries in which the Company and its Subsidiaries conduct business, including changes in conditions in the software industry generally or the information security industry generally (to the extent such changes in each case do not disproportionately affect the Company relative to other companies in its industry); (6) changes in political conditions in the United States or any other country or region in the world; (7) acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (8) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters or weather conditions in the United States or any other country or region in the world; (9) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby; (10) compliance with the terms of, or the taking of any action required or contemplated by, this Agreement, or the failure to take any action prohibited by this Agreement; (11) any actions taken, or failure to take action, in each case, to which Parent has in writing expressly approved, consented to or requested; (12) changes in law, regulation or other legal or regulatory conditions (or the interpretation thereof) (to the extent such changes do not disproportionately affect the Company relative to other companies in its industry); (13) changes in GAAP or other accounting standards (or the interpretation thereof); (14) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company arising out of the Merger or in connection with any other transactions contemplated by this Agreement; and (15) any matters expressly set forth in the Company Disclosure Letter; provided, however, that for purposes of this clause (15) the mere inclusion of a list of items such as contracts, option grants, customers, suppliers or intellectual property shall not be deemed to be disclosure of any issues under or liabilities with respect to the items on such list.

“Company Option Plans” shall mean the Company’s 1996 Stock Option Plan, 2000 Broad-Based Stock Plan, Length-of-Service Nonqualified Stock Option Plan, 2006 Stock Incentive Plan, and Amended and Restated Directors Stock Option Plan.

“Company Permits” shall mean all authorizations, licenses, permits, certificates, approvals and orders of all Governmental Entities necessary for the lawful conduct of the businesses of the Company and its Subsidiaries.

“Company Reports” shall mean all forms, reports, statements, information and other documents (as supplemented and amended since the time of filing) filed or required to be filed by the Company with the SEC since December 31, 2005.

“Company Required Vote” shall mean the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on the approval of this Agreement.

“Company Restricted Stock” shall mean shares of Company Common Stock issued pursuant to any Company Common Stock Plan that are subject to specified vesting criteria.

“Company Termination Fee” shall mean (i) an amount in cash equal to $4,300,000 if the Company Termination Fee becomes payable either in connection with an Acquisition Agreement entered into with a Person prior to the No-Shop Period Start Date (or deemed to have been entered into prior to the No-Shop Period Start Date pursuant to clause (C) of Section 5.6(e)) or in connection with a Company Adverse Recommendation Change occuring prior to the No-Shop Period Start Date (provided that the Company and the Company Board of Directors shall have complied with their respective obligations under Section 5.6 in all material respects) or (ii) an amount in cash equal to $8,600,000 in all other circumstances.

“Company 10-K” shall mean the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

“Confidentiality Agreement” shall mean the Confidentiality Agreement between Thoma Bravo, LLC, acting on behalf of itself and a private equity fund managed by it, and the Company, dated September 1, 2009.

“Delaware Secretary” shall mean the Secretary of State of the State of Delaware.

“Dissenter Shares” shall mean shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by Dissenting Stockholders.

“Dissenting Stockholder” means any holder of shares of Company Common Stock who has not voted such shares in favor of the Merger and who is entitled to assert and properly asserts appraisal rights with respect to such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL, and who has not effectively withdrawn or lost the right to assert appraisal rights under the provisions of Section 262 of the DGCL.

“Effective Time” shall mean the effective time of the Merger, which shall be the time the Certificate of Merger is duly filed with the Delaware Secretary, or at such later time as the parties hereto agree shall be specified in such Certificate of Merger.

“Employment Agreements” shall mean any contracts, termination or severance agreements, change of control agreements or any other agreements respecting the terms and conditions of employment of any officer, employee or former employee.

“Encumbrance” shall mean any lien, mortgage, pledge, deed of trust, security interest, charge, encumbrance or other adverse claim or interest.

“Environmental Claims” shall mean any and all Actions, Orders, demands, directives, Encumbrances, proceedings or notices of violation by any Governmental Entity or other Person alleging potential responsibility or liability arising out of, based on or related to (1) the presence, release or threatened release of, any Hazardous Materials or (2) circumstances forming the basis of any violation or alleged violation of any Environmental Law.

“Environmental Laws” shall mean all Laws relating to pollution or protection of the environment or human health.

“Environmental Permits” shall mean all Permits required to be obtained by the Company in connection with its business under applicable Environmental Laws.

“Equity Interest” shall mean any share, capital stock, partnership, member or similar interest in any entity and any option, warrant, right or security convertible, exchangeable or exercisable therefor or other instrument or right the value of which is based on any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“FLSA” shall mean the Fair Labor Standards Act.

“FMLA” shall mean the Family and Medical Leave Act.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean any United States federal, state or local government or any court of competent jurisdiction, administrative or regulatory agency or commission or other domestic governmental authority or agency.

“Hazardous Materials” shall mean all hazardous, toxic, explosive or radioactive substances, wastes or materials, including petroleum or petroleum distillates, asbestos, polychlorinated biphenyls and radon gas regulated pursuant to any Environmental Law.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as the same may be amended, modified or supplemented from time to time, any successor statute thereto, any and all rules or regulations promulgated from time to time thereunder, and any comparable state laws.

“HIPAA Compliant” means that to the extent applicable, the Company or any Subsidiary (A) is in material compliance with any and all of the applicable requirements of HIPAA and (B) is not subject to, and could not reasonably be expected to become subject to, any civil or criminal penalty or any investigation, claim or process that could reasonably be expected to cause a Material Adverse Effect in connection with any violation by the Company and its Subsidiaries of the then effective requirements of HIPAA.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indebtedness” means, with respect to any Person, (a) any Liability of that Person (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements and all other amounts payable in connection therewith): (i) for borrowed money, (ii) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets, including securities, (iii) for the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) under any lease or similar arrangement that would be required to be accounted for by the lessee as a capital lease in accordance with GAAP, (v) arising from cash/book overdrafts, (vi) under conditional sale or other title retention agreements, (vii) arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, (b) any guarantee by that Person of any indebtedness of others described in the preceding clause (a); (c) the maximum Liabilities of such person under any “Off Balance Sheet Arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act); and (d) all Liabilities to reimburse any bank or other Person for amounts paid under a letter of credit, surety bond, or bankers’ acceptance.

“Intellectual Property” shall mean all of the following in any jurisdiction throughout the world: (i) all trademarks, trademark registrations, trademark rights and renewals thereof, trade names, trade name rights, trade dress, corporate names, logos, slogans, all service marks, service mark registrations and renewals thereof, service mark rights, and all applications to register any of the foregoing, together with the goodwill associated with each of the foregoing; (ii) all issued patents, patent rights, and patent applications; (iii) all registered and unregistered copyrights, copyright registrations, renewals thereof, and applications to register the same; (iv) all Internet domain names; (vi) all confidential and proprietary information including Trade Secrets; and (vii) all other intellectual property recognized in the jurisdictions where the Company or any of its Subsidiaries do business.

“IRS” shall mean the Internal Revenue Service.

“Knowledge,” or any similar expression used with respect to the Company, shall mean the actual knowledge of any Company Knowledge Person.

“Labor Laws” shall mean ERISA, the Immigration Reform and Control Act of 1986, the National Labor Relations Act, the Civil Rights Acts of 1866 and 1964, the Equal Pay Act, ADEA, ADA, FMLA, WARN, the Occupational Safety and Health Act, the Davis-Bacon Act, the Walsh-Healy Act, the Service Contract Act, Executive Order 11246, FLSA and the Rehabilitation Act of 1973, and all regulations under such acts.

“Law” shall mean any federal, state or local statute, law, regulation, requirement, interpretation, rule, ordinance, code, policy or rule of common law of any Governmental Entity, including any judicial or administrative interpretation thereof.

“Leased Real Property Subleases” means all subleases, licenses or other agreements pursuant to which the Company or any of its Subsidiaries conveys or grants to any Person a subleasehold estate in, or the right to use or occupy, any Leased Property or portion thereof, including the right to all security deposits and other amounts and instruments deposited with or on behalf of the Company or any Subsidiary thereunder.

“Leasehold Improvements” means all buildings, structures, improvements and fixtures located on any Leased Real Property which are owned by Company or any of its Subsidiaries, regardless of whether title to such buildings, structures, improvements or fixtures are subject to reversion to the landlord or other third party upon the expiration or termination of the Lease for such Leased Real Property.

“Liabilities” shall mean any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, those arising under any contract, agreement, commitment, instrument, permit, license, franchise or undertaking and those arising as a result of any act or omission.

“Minimum Closing Cash” shall mean $42,000,000 minus all costs and expenses of every kind and nature incurred or arising in connection with this transaction, and without duplication of the foregoing, minus (A) (i) all fees and expenses paid or payable to Raymond James & Associates for its services rendered to the Company pursuant to the engagement letter between such parties, (ii) all fees and expenses paid or payable to the Company’s outside counsel, accountants and other third parties in connection with the transactions contemplated by this Agreement, (iii) all amounts paid or payable to Company employees in respect of stock options in connection with the transactions contemplated hereby, and all amounts paid or payable to Company employees in respect of any and all change in control bonus, severance or other similar obligations arising under Contracts between the Company and any such employees set forth in the Company Disclosure Letter, (iv) all amounts paid or payable by the Company in respect of any D&O Insurance that the Company is permitted to purchase pursuant to Section 5.9(c), (v) amounts payable to financial printers in connection with the preparation, printing and mailing of the Proxy Statement and holding the Company Stockholders Meeting, (vi) all fees and expenses paid or payable by the Company in respect of any and all regulatory filings and in connection with the release of any and all liens in connection with this Agreement and the consummation of the transactions contemplated hereby, (vii) all costs and expenses of seeking to obtain lien releases pursuant to Section 5.14, and (viii) termination and severance amounts paid to employees terminated in the discretion of the Chief Executive Officer as disclosed to Parent plus (B) (i) the net cash proceeds to the Company from the exercise of any Company Common Stock Option occurring between the date hereof and the Closing Date and (ii) the cash contributed by participants pursuant to the ESPP (net of any portion of such amounts refunded to such participants).

“Nasdaq” shall mean The Nasdaq Capital Market, f.k.a. the Nasdaq SmallCap Market.

“NLRB” shall mean the United States National Labor Relations Board.

“Open Source Software” shall mean any Software that is subject to any open source license including the GNU General Public License (GPL), the Lesser GNU Public License (LGPL), any “copyleft” license or any other license that requires as a condition of use, modification or distribution of such Software that such Software or other Software combined or distributed with it be (i) disclosed or distributed in source code form; (ii) licensed for the purpose of making derivative works; (iii) redistributable at no charge; or (iv) licensed subject to a patent non-assert or royalty-free patent license.

“Order” shall mean any writ, judgment, injunction, consent, order, decree, stipulation, award or executive order of or by any Governmental Entity.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, including, without limitation, all electrical, mechanical, plumbing and other building systems; fire protection, security and surveillance systems; telecommunications, computer, wiring and cable installations; utility installations; water distribution systems; and landscaping and all easements and other rights and interests appurtenant thereto, including, without limitation, air, oil, gas, mineral and water rights currently owned by the Company or any of its Subsidiaries, or owned by the Company or any of its Subsidiaries at any time in the previous 10 years.

“Parent Bylaws” shall mean Parent’s Bylaws as in effect as of the date hereof.

“Parent Group” shall mean, collectively, Parent, the Sponsors or any of their respective former, current or future directors, officers, employees, agents, general or limited partners, managers, members, stockholders, Affiliates or assignees or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing.

“Parent Material Adverse Effect” shall mean, with respect to Parent, any Effect that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, is or would be reasonably likely to prevent or materially delay the performance by Parent of any of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by the Transaction Documents.

“Paying Agent” shall mean shall mean the Company’s transfer agent or any other paying agent mutually acceptable to Parent and the Company.

“Permitted Encumbrances” shall mean, (i) any statutory liens for current Taxes not yet due and payable, being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (ii) with respect to any Real Property, such defects, imperfections or irregularities in title, claims, liens, charges, security interests, easements, covenants, restrictions and rights of way (unrecorded and of record) and other similar matters or record affecting title, if any, that do not and would not reasonably be expected to, individually or in the aggregate, materially impair the use or occupancy of such Real Property in the operation of the business as presently conducted or contemplated to be conducted thereon, (iii) liens imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations and building or other similar codes or restrictions which are imposed by a Governmental Authority having jurisdiction over such Real Property and are not violated by the current use or occupancy of such Real Property or the operation of the business conducted thereon and which do not adversely effect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its subsidiaries or otherwise materially impair the Company’s or any of its subsidiaries’ operation of their business, (iv) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (v) purchase money liens and statutory liens against the Company’s personal property securing rental payments under leases, subleases and licenses, (iv) mechanics’, carriers’, workmen’s, repairmen’s, warehouseman’s, materialmen’s and similar statutory Liens, incurred in the ordinary course of business for amounts which are not due and payable, and (v) other liens which are immaterial to the operation of the business and the value of the Company and its Subsidiaries.

“Person” shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government, or any political subdivision, agency or instrumentality thereof.

“Proxy Statement” shall mean a definitive proxy statement, including the related preliminary proxy statement and any amendment or supplement thereto, relating to the Merger and this Agreement to be mailed to the Company Common Stockholders in connection with the Company Common Stockholders Meeting.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

“Representatives” shall mean officers, directors, employees, auditors, attorneys and financial advisors (including the Company Financial Advisor).

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Software” shall mean: (A) any and all computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; and (B) any databases and compilations to the extent integrated into, or implemented with, such computer programs.

“Sponsors” means Thoma Bravo Fund IX, L.P., a Delaware limited partnership, HarbourVest 2007 Direct Associates L.P., a Delaware limited partnership, HarbourVest Partners VIII-Buyout Fund L.P., a Delaware limited partnership, Mesirow Financial Capital Partners IX, L.P., a Delaware limited partnership, and Mesirow Financial Capital Partners X, L.P., a Delaware limited partnership.

“Subsidiary” of any Person shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting stock or value of such corporation, partnership, limited liability company, joint venture or other legal entity.

“Subsidiary Stock Rights” shall mean any options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company or any Subsidiary of the Company relating to the issued or unissued capital stock of the Subsidiaries of the Company or obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, any Subsidiary of the Company.

“Superior Proposal” shall mean a written Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to 50%) and not solicited in material violation of Section 5.6 which the Company Board of Directors determines in good faith, after consultation with independent financial advisor and outside legal counsel, (a) is for a price per share higher than the Merger Consideration provided in this Agreement and (b) would result in a transaction more favorable to the stockholders of the Company after taking into account all relevant factors including the form of the consideration, capital commitments (if any), timing of the proposed transaction, and risks of non-consummation.

“Surviving Corporation” shall mean the corporation surviving the Merger.

“Tax” (and, with correlative meaning, “Taxes”) shall mean any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Entity.

“Tax Return” shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Third Party” shall mean any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than Company, Parent, Merger Sub or any Affiliates thereof.

“Trade Secret” shall mean information which gives the possessor of it a competitive advantage, which advantage derives from the fact that such information is kept confidential. through the use of reasonable security precautions.

“Transaction Documents” shall mean this Agreement, the Voting Agreements and all other agreements, instruments and documents to be executed by Parent, Merger Sub and the Company in connection with the transactions contemplated by such agreements.

“User Documentation” shall mean explanatory and informational materials concerning the Company products, in printed or electronic format, which the Company or any Subsidiary has released for distribution to end users with such Company products, which may include manuals, descriptions, user and/or installation instructions, diagrams, printouts, listings, flow-charts and training materials, contained on visual media such as paper or photographic film, or on other physical storage media in machine readable form.

“WARN” shall mean the United States Worker Adjustment and Retraining Notification Act.

Index of Terms Defined Elsewhere

Defined Term	Location

Action	Section 3.7 (a)
Agreement	Preamble
Alternative Financing Commitments	Section 4.5
Assessments	Section 3.6 (e)
Bankruptcy and Equity Exception	Section 3.2
Certificates	Section 2.2
Certifications	Section 3.8 (b)
Closing Date	Section 1.2
Company	Preamble
Company Adverse Recommendation Change	Section 5.6 (d)(i)
Company Board of Directors	Recitals
Company Common Stock	Recitals
Company Common Stockholders	Recitals
Company Material Contract	Section 3.15 (a)
Company Real Property	Section 3.11 (d)
Company Recommendation	Section 3.5 (a)
Company Stockholders Meeting	Section 5.5
Debt Financing	Section 4.5
Debt Financing Commitment	Section 4.5
DGCL	Recitals
Equity Financing	Section 4.5
Equity Financing Commitment	Section 4.5
ESPP	1.7 (d)
Exchange Fund	Section 2.1
Export Approvals	Section 3.6 (c)
FCPA	Section 3.6 (b)
FDA	Section 3.6 (c)
Final Offering Period	1.7 (d)

Defined Term	Location

Financing	Section 4.5
Indemnified Persons	Section 5.9
Information Systems	Section 3.16 (k)
Landlord Leases	Section 3.11 (e)
Leases	Section 3.11 (d)
Leased Property	Section 3.11 (d)
Guarantees	Section 4.6
Merger	Recitals
Merger Consideration	Section 1.4 (a)
Merger Sub	Preamble
No-Shop Period Start Date	Section 5.6 (a)
Notice Period	Section 5.6 (e)(iii)
Outside Termination Date	Section 7.1 (f)
Parent	Preamble
Parent Expenses	Section 7.2 (c)
Paying Agent	Section 2.1
Record Date	Section 5.5 (b)
Right	Recitals
Rights Plan	Recitals
SEC Clearance Date	Section 5.4 (b)
Voting Agreements	Recitals

*****

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

PROJECT ALTA HOLDING CORP.

By:	/s/ Orlando Bravo
Name:     Orlando Bravo

Title:	President

PROJECT ALTA MERGER CORP.

By:	/s/ Orlando Bravo
Name:     Orlando Bravo

Title:	President

AMICAS, INC.

By:	/s/ Craig Newfield
Name:     Craig Newfield

Title:	General Counsel

Signature Page to Agreement and Plan of Merger

Annex B

FINANCIAL ADVISOR OPINION

December 24, 2009

Board of Directors
AMICAS, Inc.
20 Guest Street, Suite 400
Boston, Massachussets 02135

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the “Shareholders” (as hereinafter defined) of the outstanding common stock, par value $0.001 per share (the “Common Stock”), of AMICAS, Inc. (“AMICAS” or the “Company”) of the consideration to be received by the Shareholders in connection with the proposed merger (the “Merger”) of the Company with Project Alta Merger Corp. (“Merger Sub”), a subsidiary of Project Alta Holdings Corp. (“Parent”), under the terms of an Agreement and Plan of Merger by and among Parent, Merger Sub, and the Company dated December 24, 2009 (the “Agreement”). For the purposes of this letter and our related analyses, the term Shareholders means all holders of the outstanding shares of Common Stock excluding Parent and its affiliates. Under and subject to the terms of the Agreement, the consideration to be received by the Shareholders in exchange for each outstanding share of Common Stock is $5.35 in cash.

In connection with our review of the proposed Merger and the preparation of our opinion, we have, among other things:

1. reviewed the financial terms and conditions as stated in the Agreement dated December 24, 2009;

2.	reviewed the Company’s annual report filed on Form 10-K for the fiscal year ended December 31, 2008;

3.	reviewed the Company’s quarterly reports filed on Form 10-Q for the quarters ended September 31, 2009, June 30, 2009, and March 31, 2009;

4. reviewed certain other publicly available information on the Company;

5. reviewed other Company financial and operating information provided by the Company;

6.	discussed the Company’s operations, historical financial results, future prospects and performance, and certain other information related to the aforementioned with the Company’s management team;

7.	reviewed the historical stock price and trading activity for the shares of the Company’s common stock;

8.	compared financial and stock market information for the Company with similar information for certain other companies with publicly-traded equity securities;

9.	reviewed the financial terms and conditions of certain recent business combinations involving companies in businesses, or with business segments, we deemed to be similar in certain respects to those of the Company;

10.	reviewed certain historical information related to premiums paid in acquisitions of publicly traded companies within a similar size range;

11.	performed a discounted cash flow analysis based on management projections for the five-year period ending December 31, 2014; and

Board of Directors
AMICAS, Inc.
December 24, 2009

12.	considered such other quantitative and qualitative factors that we deemed to be relevant to our evaluation.

With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by AMICAS, or any other party, and we have undertaken no duty or responsibility to verify independently any of such information. We have not made or obtained an independent appraisal for any of the assets or liabilities (contingent or otherwise) of the Company. With respect to projections and estimates provided to or otherwise reviewed by or discussed with us, including management guidance, we have assumed, with your consent, that such projections and estimates have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management. We express no view as to any such projections or estimates or the bases and assumptions on which they were prepared. We have relied upon each party to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We have not evaluated or received any evaluations of the solvency or fair value of the Company, Parent, or Merger Sub under any laws relating to bankruptcy, insolvency, or similar matters. We have assumed that the final form of the Agreement will be substantially similar to the draft we have reviewed, and that the Merger will be consummated in accordance with the terms of the Agreement without waiver of any conditions thereof.

In arriving at this opinion, we did not attribute any particular weight to any analysis or factor considered by us, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, we believe that our analyses must be considered as a whole and that selecting portions of such analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

We express no opinion as to the underlying business decision to effect the Merger, the structure or tax consequences of the Merger, or the availability or advisability of any alternatives to the Merger. Our opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the Shareholders. We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Merger. In formulating our opinion, we have considered only the cash consideration for AMICAS common stock as is described above. We have not considered, and this opinion does not address, any compensation or other such payments that may be made in connection with, or as a result of, the Merger to AMICAS directors, officers, employees, or others in connection with the Merger. The delivery of this opinion has been approved by our Fairness Opinion Committee.

Raymond James & Associates Inc. (“Raymond James”) is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations, and similar transactions. Raymond James will receive a customary fee from AMICAS upon the delivery of this opinion. Raymond James also has been engaged to render financial advisory services to AMICAS in connection with the proposed Merger and will receive a separate customary fee for such services; such fee is contingent upon consummation of the Merger and is larger than the fee for the delivery of this opinion. In addition, AMICAS has agreed to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business, we may trade in the securities of AMICAS for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Board of Directors
AMICAS, Inc.
December 24, 2009

Our opinion is based upon market, economic, financial, and other circumstances and conditions existing and disclosed to us as of December 24, 2009 and any material change in such circumstances and conditions would require a re-evaluation of this opinion, which we are under no obligation to undertake.

It is understood that this letter is for the information of the AMICAS Board of Directors in evaluating the proposed Merger and does not constitute a recommendation to the AMICAS Board of Directors, any holder of Common Stock, or any other person regarding how to vote on or otherwise act in connection with the proposed Merger. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. This opinion is not to be quoted or referred to, in whole or in part, without our prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of December 24, 2009, the consideration to be received by the Shareholders pursuant to the Agreement is fair, from a financial point of view, to such Shareholders.

Very truly yours,

/s/  RAYMOND JAMES & ASSOCIATES, INC.

RAYMOND JAMES & ASSOCIATES, INC.

Annex C

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders.

Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex D
AMICAS, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
SPECIAL MEETING OF STOCKHOLDERS ON FEBRUARY 19, 2010
The undersigned hereby appoints STEPHEN N. KAHANE, KEVIN C. BURNS and CRAIG NEWFIELD, and each of them, with full power of substitution and resubstitution, as proxy or proxies, for and in the name of the undersigned, to represent and vote all shares of common stock of AMICAS, Inc., which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders to be held on February 19, 2010 at 9:00 a.m. Eastern Standard Time, at the Company’s offices at 20 Guest Street, Suite 400, Boston, Massachusetts 02135, and at any adjournment or postponement thereof, upon matters described in the Notice of Special Meeting of Stockholders and Proxy Statement (receipt of which is hereby acknowledged) in the manner indicated on the reverse.
You are encouraged to specify your choices by marking the appropriate boxes. PLEASE COMPLETE YOUR VOTING SELECTION, DATE, SIGN AND MAIL YOUR PROXY CARD IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE AS SOON AS POSSIBLE.
(Continued and to be signed below.)
The board of directors recommends a vote FOR Proposals 1 and 2.
Please mark the appropriate boxes.

1.	Proposal to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of December 24, 2009, by and among Project Alta Holdings Corp., Project Alta Merger Corp. and the Company, as it may be amended from time to time.	☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	Proposal to consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve proposal number 1.	☐ FOR	☐ AGAINST	☐ ABSTAIN
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S) OR, IF NO DIRECTION IS MADE, FOR PROPOSALS 1 AND 2 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING.
THE PERSON(S) SIGNING THIS PROXY HEREBY REVOKES ANY PROXY PREVIOUSLY GIVEN.

Date:

Signature

Signature (if held jointly)
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

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You may vote by Internet 24 hours a day, 7 days a week. Internet voting is available through 11:59 p.m., prevailing time, on February 18, 2010.
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